Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT
by and between
ALNYLAM PHARMACEUTICALS, INC.
on the one hand
and
F. Hoffmann-La Roche Ltd.
and
Genentech, Inc.
on the other hand.

EFFECTIVE DATE: July 21, 2023

Schedules and Exhibits

Schedule 1.72	Co-Commercialization Costs Cap
Schedule 1.114	Development Costs Cap
Schedule 1.134	Exclusivity Period
Schedule 1.175	KARDIA-6 Preliminary Key Elements and Considerations
Schedule 1.190	KARDIA-3 Study Design Overview
Schedule 1.254	Primary Indication Target Product Profile
Schedule 1.351	Zilebesiran
Schedule 3.7(b)	Development Data
Schedule 4.2(c)(i)	Major Regulatory Communications
Schedule 6.2	Technology Transfer Documentation
Schedule 6.3(b)	Preliminary Manufacturing Budget
Schedule 6.13	Approved Roche CMOs
Schedule 8.2(a)	Financial Appendix

Exhibit A	Initial Development Plan
Exhibit B	Co-Promotion Term Sheet
Exhibit C	[Intentionally deleted]
Exhibit D	Commercial Supply Term Sheet

Exhibit E	Alnylam Patents
Exhibit F	Press Release

v

COLLABORATION AND LICENSE AGREEMENT
This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of July 21, 2023 (the “Effective Date”) by and between ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 675 West Kendall Street, Cambridge, Massachusetts 02142 USA (“Alnylam”), on the one hand, and F. HOFFMANN-LA ROCHE LTD., having an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”) and GENENTECH, INC., with an office and place of business at 1 DNA Way, South San Francisco, California 94080, (“Genentech”; each of Roche Basel and Genentech individually and collectively, “Roche”), on the other hand. Alnylam and Roche are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Roche is a fully integrated pharmaceutical company with expertise in the development, manufacture and commercialization of human therapeutic products;
WHEREAS, Alnylam is a biotechnology company with expertise and experience in the development of product candidates for multiple indications, including cardiovascular indications;
WHEREAS, Alnylam is developing Zilebesiran (as defined below), an investigational, subcutaneously administered siRNA therapeutic targeting liver-expressed angiotensinogen (“AGT”), which is in Phase 2 Clinical Trials for the treatment of hypertension; and
WHEREAS, Roche and Alnylam desire to establish a broad, worldwide, strategic collaboration for the joint continued development and, if successful, regulatory approval for, and commercialization of, Zilebesiran in hypertension and additional indications.
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
1.1General. Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings ascribed to such terms in this Agreement, including as specified in this Article 1.
1.2“Accounting Standards” has the meaning set forth in the Financial Appendix.
1.3“Account Management Activities” has the meaning set forth in Section 5.10.
1.4“Acquired Party” has the meaning set forth in Section 7.8(a)(i).

1.5“Acquiring Party” has the meaning set forth in Section 7.8(a)(ii).
1.6“Acquiror” has the meaning set forth in Section 7.8(a)(i).
1.7“Additional Indication” has the meaning set forth in Section 3.5(b)(i).
1.8“Additional Program Plan” has the meaning set forth in Section 3.5(b)(i).
1.9“Additional Study” has the meaning set forth in Section 3.5(b)(i).
1.10“Administration Device” has the meaning set forth in Section 3.5(c)(i).
1.11“Affiliate” means, with respect to a particular Person, another Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the possession, either directly or indirectly through one or more intermediaries, of (a) power to control or cause the control of the management or policies of such entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least fifty percent (50%) of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity. Notwithstanding the foregoing, neither the following entities nor their respective subsidiaries shall be Affiliates of Roche hereunder, unless and until Roche provides written notice to Alnylam stating that one or more of such entities or their respective subsidiaries are Affiliates of Roche hereunder: (i) Chugai, or its subsidiaries, [****] the “Roche Excluded Affiliates”).
1.12“Affiliate Sublicense Agreement” has the meaning set forth in Section 7.3(c)(i).
1.13“Agreement” has the meaning set forth in the preamble.
1.14“AGT” has the meaning set forth in the Recitals.
1.15“AGT EMO” means [****].
1.16“AGT EMO Acquisition” has the meaning set forth in Section 7.8(a)(ii).
1.17“AGT EMO Program” has the meaning set forth in Section 7.8(a)(i).
1.18“Alliance Manager” has the meaning set forth in Section 2.6.
1.19“Allowable Commercialization Expenses” has the meaning set forth in the Financial Appendix.
1.20“Alnylam” has the meaning set forth in the preamble.

1.21“Alnylam Background Know-How” means any and all Know-How to the extent Controlled by Alnylam or any of its Affiliates as of the Effective Date or during the Term, which Know-How has been used prior to the Effective Date in, or is otherwise necessary or reasonably useful for, the Development, Manufacture or Commercialization of any Products for use in the Field in the Territory in accordance with the terms of this Agreement, other than Alnylam Collaboration Know-How and Alnylam’s interest in Joint Know-How. For clarity, “Alnylam Background Know-How” (a) includes Alnylam Core Know-How and Alnylam Product-Specific Know-How and (b) excludes any and all Patent Rights and Alnylam Excluded IP.
1.22“Alnylam Background Patents” means any and all Patents Rights to the extent Controlled by Alnylam or any of its Affiliates as of the Effective Date or during the Term that Cover Alnylam Background Know-How. For clarity, the “Alnylam Background Patents” (a) includes Alnylam Core Patents and Alnylam Product-Specific Patents and (b) excludes Alnylam Excluded IP.
1.23“Alnylam Collaboration Know-How” means any and all Know-How to the extent Controlled by Alnylam or any of its Affiliates after the Effective Date and during the Term that (a) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Products for use in the Field in the Territory in accordance with the terms of this Agreement and (b) is conceived or reduced to practice (in whole or in part) or otherwise identified, developed, made, or discovered solely by or on behalf of (including by subcontractors) Alnylam or any of its Related Parties in its conduct of the Collaboration activities under this Agreement. For clarity, “Alnylam Collaboration Know-How” (i) may include Alnylam Core Know-How and Alnylam Product-Specific Know-How and (ii) excludes any and all Patent Rights and Alnylam Excluded IP.
1.24“Alnylam Collaboration Patents” means any and all Patents Rights to the extent Controlled by Alnylam or any of its Affiliates during the Term that Cover any Alnylam Collaboration Know-How. For clarity, “Alnylam Collaboration Patents” (a) excludes Alnylam’s interest in Joint Patents and Alnylam Excluded IP and (b) may include Alnylam Core Patents and Alnylam Product-Specific Patents.
1.25“Alnylam Core Improvements” has the meaning set forth in Section 1.182.
1.26“Alnylam Core Know-How” means any and all Alnylam Know-How other than (a) Alnylam Product-Specific Know-How, (b) Alnylam’s interest in Joint Know-How and (c) Alnylam Excluded IP.
1.27“Alnylam Core Patents” means any and all Alnylam Patents other than Alnylam Product-Specific Patents, excluding any (a) Alnylam Excluded IP and (b) Alnylam’s interest in Joint Patents.
1.28“Alnylam Excluded IP” means any and all [****] and (c) Know-How and Patent Rights specifically related to any active pharmaceutical ingredient, but not Zilebesiran or REVERSIR.

1.29“Alnylam Indemnitee” has the meaning set forth in Section 11.2.
1.30“Alnylam Know-How” means any and all Alnylam Background Know-How, Alnylam Collaboration Know-How and Alnylam’s interest in Joint Know-How.
1.31“Alnylam Lead Study” has the meaning set forth in Section 3.6(a).
1.32“Alnylam Licensed IP” means the Alnylam Know-How and Alnylam Patents, in each case, excluding any Alnylam Excluded IP.
1.33“Alnylam Manufacturing Change” has the meaning set forth in Section 6.10(c)(i).
1.34“Alnylam-Originated Transfer Activities” has the meaning set forth in Section 13.8(e)(iii).
1.35“Alnylam Patents” means any and all Alnylam Background Patents, Alnylam Collaboration Patents and Alnylam’s interest in Joint Patents. For clarity, Alnylam Patents include the Patent Rights disclosed in Exhibit E.
1.36“Alnylam Product-Specific Know-How” means, on a Product-by-Product basis, [****].
1.37“Alnylam Product-Specific Patents” means any and all Patent Rights to the extent Controlled by Alnylam or any of its Affiliates as of the Effective Date or during the Term that Cover Alnylam Product-Specific Know-How.
1.38“Anti-Corruption Laws” means any and all anti-bribery and anti-corruption Applicable Laws, including the U.S. Foreign Corruption Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, and Applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
1.39“APAC” means, collectively, [****].
1.40“API” means active pharmaceutical ingredient.
1.41“Applicable Data Protection Laws” has the meaning set forth in Section 15.16.
1.42“Applicable Laws” means, individually and collectively, all laws, statutes, ordinances, codes, regulations, rules, orders, writs, judgments, injunctions, decrees, stipulations or rulings of any kind of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.
1.43[****].
1.44“Assigning Party” has the meaning set forth in Section 9.2(d).

1.45“Auditor” has the meaning set forth in Section 8.12(a).
1.46“Bankruptcy Code” has the meaning set forth in Section 13.12.
1.47[****].
1.48[****].
1.49[****].
1.50“Breaching Party” has the meaning set forth in Section 13.5(a).
1.51“Bridging Study” means any Non-Clinical Study or human clinical trial conducted in the Roche Territory for the purpose of providing country or region-specific Development Data on safety, efficacy, dosage, or dosing regimen to permit the extrapolation of other Development Data to a population in the Roche Territory or in relation to Regulatory Approvals of a Product in such country, or any other Non-Clinical Study or Clinical Trial designed to demonstrate equivalency by extrapolating results from a different study.
1.52“Business Day” means a day other than a Saturday, Sunday, or a bank or other public or federal holiday in Boston, Massachusetts; San Francisco, California; or Basel, Switzerland.
1.53“Calculated Amounts” has the meaning given such term in Section 8.12(a).
1.54“Calendar Quarter” means for each Calendar Year, each of the three (3)-month periods ending March 31, June 30, September 30 and December 31; provided that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for a Product in a country shall begin on the First Commercial Sale of such Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter.
1.55“Calendar Quarter Report” has the meaning set forth in Section 8.7(d).
1.56“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term, and (b) the first Calendar Year of a Royalty Term for a Product in a country shall begin on the First Commercial Sale of such Product in such country and end on the first December 31 thereafter.
1.57“Certification Notice” has the meaning set forth in Section 9.8.
1.58“Certification Notice Party” has the meaning set forth in Section 9.8.

1.59“Change of Control” means, with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity or the parent of the surviving entity immediately after such transaction, or (b) a transaction or series of related transactions in which a Third Party or group, together with their respective Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person or its Affiliates has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or its ultimate parent), or (c) the sale or other transfer to a Third Party or group, whether directly or indirectly by a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) business to which the subject matter of this Agreement relates.
1.60“Chugai” means Chugai Pharmaceutical Co. Ltd., a Japanese corporation having an address at 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku Tokyo, 103-8324, Japan.
1.61[****].
1.62“Chugai Sublicense Agreement” has the meaning set forth in Section 7.3(b)(ii).
1.63“Clinical Supply Agreement” has the meaning set forth in Section 6.7(b).
1.64“Clinical Supply Costs” has the meaning set forth in the Financial Appendix.
1.65“Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Bridging Study that is not a Non-Clinical Study, or Phase 4 Clinical Trial.
1.66“CMC” means chemistry, manufacturing, and controls.
1.67“CMC Manufacturing Development” means the activities to enable development of the design of the Manufacturing process for the supply of clinical and commercial quantities of a pharmaceutical product or device, which includes, as applicable, Manufacturing process development and Manufacturing process scale-up (but excluding manufacturing facilities scale-up), test method development and stability testing, bulk production and fill/finish work associated with the supply of such pharmaceutical product (including for Non-Clinical Studies, Clinical Trials and commercial sale) and related quality assurance technical support activities as well as validation and qualification of commercial Manufacturing processes.
1.68“CMO” means a Third Party contract manufacturing organization contracted by a Party or any of its Affiliates to Manufacture Product to fulfill certain of such Party’s Manufacturing obligations under this Agreement.

1.69[****].
1.70“Co-Commercialization Budget” has the meaning set forth in Section 5.4.
1.71“Co-Commercialization Costs” has the meaning set forth in the Financial Appendix.
1.72[****].
1.73[****].
1.74“Co-Commercialization Opt-Out Notice” has the meaning set forth in Section 13.9(a).
1.75“Co-Commercialization Plan” has the meaning set forth in Section 5.3.
1.76“Co-Commercialization Term” means, with respect to the Co-Commercialization Territory, the period commencing on the start of the Launch Preparation Period and continuing until a Co-Commercialization Termination Date determined in accordance with Section 13.9.
1.77“Co-Commercialization Termination Date” has the meaning set forth in Section 13.9(a).
1.78“Co-Commercialization Territory” means the U.S.
1.79“Co-Promotion” or “Co-Promote” means, on a Product-by-Product basis, the detailing, marketing and promotional activities (including performing sales calls) for such Product for use in the Field performed by personnel of one or both Parties in the Co-Commercialization Territory in accordance with the Co-Promotion Agreement, Co-Promotion Plan and Co-Commercialization Plan.
1.80“Co-Promotion Agreement” has the meaning set forth in Section 5.10.
1.81“Co-Promotion Plan” has the meaning set forth in Section 5.10.
1.82“Co-Promotion Term Sheet” has the meaning set forth in Section 5.10.
1.83“Code” means the U.S. Internal Revenue Code of 1986.
1.84“Collaboration” means the Development, Manufacturing, and Commercialization activities undertaken by the Parties under this Agreement.
1.85“Combination Product” means a product that includes Zilebesiran or REVERSIR (for clarity, or both) as an active pharmaceutical ingredient combined with or comprised of (whether co-formulated, co-packaged or packaged separately but sold together for a single price) one (1) or more other active pharmaceutical ingredient(s) or pharmaceutical product(s).

1.86“Commercial Medical Affairs Activities” means Medical Affairs Activities for the Commercialization of a Product in the Field, including the coordination of medical information requests and field-based medical science liaisons, and activities of medical science liaisons, (a) with respect to the Co-Commercialization Territory, following the start of the Launch Preparation Period, and (b) with respect to the Roche Territory, following the First Commercial Sale of such Product in the Roche Territory.
1.87“Commercial Supply Agreement” has the meaning set forth in Section 6.9(b).
1.88“Commercial Supply Costs” has the meaning set forth in the Financial Appendix.
1.89“Commercial Supply Term Sheet” has the meaning set forth in Section 6.9(b)
1.90“Commercialization” means, with respect to a pharmaceutical product, the conduct of all activities relating to the promotion, sales, marketing and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering products to customers) of such product, including sales force efforts, detailing, advertising, marketing, sales force training, market research and market access (including price setting and reimbursement activities); provided that, with respect to a Product, Commercialization shall refer to such activities (x) with respect to the Co-Commercialization Territory, following the start of the Launch Preparation Period for such Product and (y) with respect to the Roche Territory, following the First Commercial Sale of such Product for use in the Field in the Roche Territory, including Commercial Medical Affairs Activities. “Commercialize” has a correlative meaning.
1.91“Commercialization Records” has the meaning set forth in Section 5.15.
1.92“Commercialization Report” has the meaning set forth in Section 5.15.
1.93“Commercially Reasonable Efforts” means with respect to the obligations of a Party under this Agreement that relate to the Development, Manufacture or Commercialization of a Product, the carrying out of such obligations [****] products of similar market potential at a similar stage in development or product life, taking into account, to the extent reasonable and relevant and measured by the facts and circumstances at the time such efforts are due, all relevant factors, including issues of safety and efficacy, product labeling or anticipated labeling, competitiveness of the applicable Product and other competitive products in the marketplace or under development, the patent or other proprietary position of the applicable Product, the regulatory structure involved and the potential profitability of the applicable Product marketed or to be marketed, [****].
1.94“Committee” means the Joint Steering Committee, any Operating Committee, or the JPT, as applicable.
1.95“Compulsory Sublicense” has the meaning set forth in Section 1.96.

1.96“Compulsory Sublicense Compensation” means for a given country or region in the Territory, [****] through the order, decree or grant of a Governmental Authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in the Field in such country or region.
1.97“Compulsory Sublicensee” has the meaning set forth in Section 1.96.
1.98“Confidential Information” has the meaning set forth in Section 12.1.
1.99“Confirmatory Clinical Trial” means a clinical trial, irrespective of phase, of a drug product in human subjects required to be conducted as part of a contingent Regulatory Approval of such drug product.
1.100“Continuation Election Notice” has the meaning set forth in Section 13.8(c).
1.101“Continuing Party” has the meaning set forth in Section 13.9(a).
1.102“Control” means, with respect to any intellectual property right that a Party, directly or through an Affiliate, (a) owns such intellectual property right, or (b) has a license or right to use such intellectual property right (but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement), in each case with the ability to grant to the other Party access, a right to use, a license, or a sublicense (as applicable) to such intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party or any Applicable Laws.
1.103“Core Disease Awareness Materials” has the meaning set forth in Section 5.11(a)(i).
1.104“Core Promotional Materials” means core visual aids for healthcare providers, patient brochures, value proposition for payors, and direct-to-consumer healthcare provider and patient campaigns for Non-Personal Digital Promotions, in each case, with respect to Products.
1.105“Cover” means (a) as to any product and Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the Development, Manufacture, Commercialization or other exploitation of such pharmaceutical product would infringe a Valid Claim of such Patent Right (or, in the case of any pending claim included in such Patent Right, would infringe such Patent Right if such pending claim were to issue in an issued patent without modification), (b) as to Know-How and a Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the use or practice of such Know-How would infringe a Valid Claim of such Patent Right (or, in the case of any pending claim included in such Patent Right, would infringe such Patent Right if such pending claim were to issue in an issued patent without modification), and (c) as to a pharmaceutical product or technology and Know-How, that the exploitation of such pharmaceutical product or technology incorporates, uses, employs, embodies, or practices such Know-How. The determination of whether any of the foregoing, as applicable, are Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.106“Covered Indications” means all Indications, provided that [****]. For clarity, the Hypertension Indication and subsets of the Hypertension Indication (e.g., primary hypertension or secondary hypertension) shall remain Covered Indications at all times during the Term.
1.107“Damages” has the meaning set forth in Section 11.1.
1.108“Data Subjects” has the meaning set forth in Section 15.16.
1.109“Derivative Disease Awareness Materials” has the meaning set forth in Section 5.11(a)(i).
1.110“Derivative Promotional Materials” has the meaning set forth in Section 5.11(a)(i).
1.111“Development” means, with respect to a pharmaceutical product or device, as applicable, all activities related to the discovery, research, preclinical development, clinical development, and Regulatory Activities with respect to such product or device, toxicology, design, compatibility testing, animal efficacy studies, formulation, quality assurance/quality control development and support activities, statistical analysis and report writing, Clinical Trials, and Development Medical Affairs Activities, preparing and submitting Regulatory Materials (including applications for Regulatory Approval), together with Regulatory Activities with respect thereto, whether before or after Regulatory Approval for such product has been obtained; provided that “Development” shall exclude Commercialization (including, for the avoidance of doubt, the conduct of Post-Approval Studies) and Manufacture (including, for the avoidance of doubt, the conduct of CMC Manufacturing Development). “Develop” has a correlative meaning.
1.112“Development Budget” has the meaning set forth in Section 3.3.
1.113“Development Costs” has the meaning set forth in the Financial Appendix.
1.114[****].
1.115[****].
1.116“Development Data” means any and all scientific, technical, test, or other data related to any Product that is generated by or on behalf of either Party or any of its Related Parties (or subcontractors acting on their behalf), under the Development Plan, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), preclinical data, clinical data, clinical study reports, and all data used in connection with submissions and approvals of an IND or NDA in the Territory.
1.117“Development Lead Option” has the meaning set forth in Section 3.6(b)(ii).

1.118“Development Medical Affairs Activities” means Medical Affairs Activities for a Product conducted to support the Development of such Product in the Field in the Territory (for clarity, excluding Commercialization and Manufacturing activities for such Product), (a) with respect to the Co-Commercialization Territory prior to the start of the Launch Preparation Period, and (b) with respect to the Roche Territory prior to the First Commercial Sale of such Product in the Roche Territory.
1.119“Development Milestone” has the meaning set forth in Section 8.5(a).
1.120“Development Milestone Payment” has the meaning set forth in Section 8.5(a).
1.121“Development Plan” has the meaning set forth in Section 3.1.
1.122“Development Records” has the meaning set forth in Section 3.9.
1.123“Development Report” has the meaning set forth in Section 3.9.
1.124“Device Program Plan” has the meaning set forth in Section 3.5(c)(i).
1.125“Direct Costs” has the meaning set forth in the Financial Appendix.
1.126“Directed to” means, with respect to siRNA and a target, that such siRNA binds to and interferes with the function of any messenger RNA encoded by such target. For clarity, in the event a siRNA has been engineered to bind to and interfere with the function of any messenger RNA encoded by a particular target other than AGT (and has not be engineered to bind to and interfere with the function of any messenger RNA encoded by AGT) but such siRNA additionally binds to or interferes with the function of the messenger RNA encoded by AGT, either directly or indirectly, then such product will not be deemed to be Directed to AGT.
1.127“Discloser” has the meaning set forth in Section 12.1.
1.128“Disease Awareness Materials” means any and all disease awareness and disease education materials to be used by a Party, its Related Parties or its subcontractors acting on their behalf in connection with Commercial Medical Affairs Activities for Products for use in the Field.
1.129“Disputed Matter” has the meaning set forth in Section 14.1.
1.130“Divestment Period” has the meaning set forth in Section 7.8(c)(i).
1.131“e-Signature” has the meaning set forth in Section 15.17.
1.132“Effective Date” has the meaning set forth in the preamble.
1.133“Europe” means, collectively, [****].
1.134“Exclusivity Period” has the meaning set forth in [****].

1.135“Executive Officer” means (a) in the case of Roche, the Chief Executive Officer of the Roche Pharmaceuticals Division for Development, Manufacturing, Regulatory and Commercialization related issues, and for all other issues the Head of Pharma Partnering for the Roche Pharmaceuticals Division, or, in each case his or her designee; and (b) in the case of Alnylam, its Chief Executive Officer or his or her designee.
1.136“Existing Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, by and between Roche Ltd. and Alnylam, dated as of [****], as amended by that certain Amendment No. 1 to Mutual Confidential Disclosure Agreement, dated as of Effective Date.
1.137“Existing Process Technology Transfer” has the meaning set forth in Section 6.8(a).
1.138“Existing Process Technology Transfer Plan” has the meaning set forth in Section 6.8(a).
1.139“Expanded Access Program” means the use of investigational new drug products outside of Clinical Trials to treat patients with serious or immediately life-threatening disease or conditions when there are no comparable or satisfactory alternative treatment options, as described in 21 CFR Section 312.305 or comparable Applicable Laws in jurisdictions outside the U.S. “Expanded Access Program” includes so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales.”
1.140“Expiration Condition” has the meaning set forth in Section 13.9(a).
1.141[****].
1.142“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act.
1.143“FDA” means the U.S. Food and Drug Administration or its successor.
1.144“Field” means all uses; provided that “Field” shall exclude [****].
1.145“Financial Appendix” has the meaning set forth in Section 8.2(a).
1.146“First Commercial Sale” means, on a country-by-country basis, the first commercial sale of a Product in a country by or on behalf of Roche or any of its Related Parties (or subcontractors acting on their behalf) to a Third Party (other than a Related Party of Roche) or Governmental Authority following Regulatory Approval of such Product in such country. If no such Regulatory Approval or similar marketing approval is required in a country for marketing and sale of a Product, First Commercial Sale means the date upon which such Product is first commercially sold in such country to end users. Sales or transfers of reasonable quantities of a Product for research or Development, including proof of concept studies or other Clinical Trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale; provided that [****].

1.147“First Patient In” or “FPI” means, with respect to a Clinical Trial of Product, the date that the first subject is dosed in such Clinical Trial.
1.148“Flash Sales Report” has the meaning set forth in Section 8.7(d)(i).
1.149“force majeure” has the meaning set forth in Section 15.2.
1.150“GCPs” means the then-current standards, practices and procedures promulgated or endorsed by FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials as set forth in the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” (which also titled by FDA as “E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1)”), including related regulatory requirements imposed by FDA, including 21 CFR Parts 50, 54, and 56, as well as comparable Applicable Laws in jurisdictions outside the U.S. that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.
1.151“Genentech” has the meaning set forth in the preamble.
1.152“Generic Product” means, with respect to a particular Product, any pharmaceutical product that (a) contains (i) if such Product is a Therapeutic Product, Zilebesiran, or (ii) if such Product is a REVERSIR Product, REVERSIR, in each case as an active pharmaceutical ingredient, (b) is not distributed or sold by, with respect to the Co-Commercialization Territory, either Party or any of its Related Parties (or subcontractors acting on their behalf), or with respect to the Roche Territory, Roche or any of its Related Parties (or subcontractors acting on their behalf) and (c) is distributed or sold under a separate Regulatory Approval application approved by a Regulatory Authority in reliance, in whole or in part, on a Party’s or any of its Related Party’s (or a subcontractor’s acting on their behalf) Regulatory Approval application for the applicable Product in such country (or on safety or efficacy data submitted by any such Person in support of the Regulatory Approval application for the applicable Product in such country), including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. § 355(b)(2) and 21 U.S.C. § 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC (including an application under Article 6.1 of Parliament and Council Regulation (EC) No. 726/2004 that relies for its content on any such provision) or (iii) in any other country or jurisdiction pursuant to comparable Applicable Laws or if no such comparable Applicable Laws exist in such country or jurisdiction, is approved by an expedited process that relies in whole or in part on safety and efficacy data generated for the first Regulatory Approval of the Product.
1.153“Generic Product Entry” means, in a given country in the Territory, if one or more Generic Products with respect to a given Product is sold in any Calendar Quarter.
1.154“Global Brand Strategy” has the meaning set forth in Section 5.2.
1.155“GLPs” means the then-current good laboratory practice standards promulgated or endorsed by FDA as defined in 21 C.F.R. Part 58, and comparable Applicable Laws in jurisdictions outside the U.S.

1.156“GMPs” means the then-current good manufacturing practices required by FDA under section 501(a) of the FD&C Act or other applicable statutes, including 21 C.F.R. Parts 210 and 211 and other Applicable Laws promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable Applicable Laws applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S. For clarity, GMPs shall include applicable quality guidelines promulgated under the International Conference on Harmonization.
1.157“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.158“H-W Suit Notice” has the meaning set forth in Section 9.8.
1.159[****].
1.160[****].
1.161“Hypertension Indication” means any of the following Indications: (a) the Primary Indication or (b) treatment of essential (primary) or secondary hypertension to lower blood pressure [****].
1.162“ICC” has the meaning set forth in Section 14.2(a).
1.163“ICC Court” has the meaning set forth in Section 14.2(c).
1.164“ICD-11” means the Eleventh Revision of the International Statistical Classifications of Diseases and Related Health Problems, as may be revised or amended from time to time, or a successor classification.
1.165“Idle Capacity” has the meaning set forth in the Financial Appendix.
1.166“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by FDA, or (b) any comparable submission to the applicable Regulatory Authority in any other regulatory jurisdiction that is required to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction (including any Clinical Trial Authorizations (“CTA”) submitted to the EMA).
1.167“Indemnification Claim Notice” has the meaning set forth in Section 11.3(a).
1.168“Indemnifying Party” has the meaning set forth in Section 11.3(a).
1.169“Indemnitee” has the meaning set forth in Section 11.3(a).

1.170“Indication” means any distinct indication or patient population in the Field, determined as follows: (a) to distinguish one indication from another indication, the two indications have to be either (i) listed in two different blocks of the ICD-11 (as a way of example, any essential hypertension under BA00 is in a different block from any hypertensive disease under block BA01, whereas BA00.0 and BA00.1 belong to the same block) or (ii) Developed by the Parties (as applicable) under separate Clinical Trials, and (b) to distinguish one patient population from another patient population, the two patient populations must be investigated in separate Phase 2 Clinical Trials or Phase 3 Clinical Trials (e.g., recently diagnosed treatment naive hypertension would be distinct from high-risk patients with uncontrolled hypertension); provided that, with respect to the foregoing (i) and (ii), if a Phase 2 Clinical Trial or Phase 3 Clinical Trial is conducted with patients with two (2) or more indications or patients consisting of two (2) or more patient populations (e.g., such Clinical Trial includes both recently diagnosed treatment naïve hypertension patients with high cardiovascular risk and recently diagnosed treatment naïve hypertension patients without cardiovascular risk) and a Phase 2 Clinical Trial or Phase 3 Clinical Trial is separately conducted with only one of those indications or patient populations (e.g., treatment naïve hypertension patients with high cardiovascular risk), then such indication or patient population for which the second Phase 2 Clinical Trial or Phase 3 Clinical Trial (i.e., recently diagnosed treatment naïve hypertension patients without cardiovascular risk) shall be deemed to be a distinct indication or patient population from the first Phase 2 Clinical Trial or Phase 3 Clinical Trial for purposes of this definition. By way of example and without limiting the foregoing, each of the following shall be deemed [****].
1.171“Indirect Costs” has the meaning set forth in the Financial Appendix.
1.172“Indirect Taxes” has the meaning set forth in Section 8.8(d).
1.173“Information Security Incident” means, with respect to Confidential Information, any unauthorized use, unauthorized disclosure, corruption (including ransomware attack) or similar loss of such Confidential Information.
1.174“Initial Co-Commercialization Plan” has the meaning set forth in Section 5.5.
1.175“Initial CVOT Study” means any cardiovascular outcomes Phase 3 Clinical Trial of the Therapeutic Product as an add-on to standard of care in patients with uncontrolled hypertension and who are at high risk of cardiovascular events[****].
1.176“Initial Development Plan” has the meaning set forth in Section 3.4.
1.177“Initial Manufacturing Plan” has the meaning set forth in Section 6.4.
1.178[****].
1.179[****].
1.180“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.4(a).

1.181“Joint Development Committee” or “JDC” has the meaning set forth in Section 2.2(a).
1.182“Joint Know-How” means any and all Know-How first conceived, reduced to practice or otherwise identified, developed made or discovered, jointly by or on behalf of (including by subcontractors) Roche or any of its Related Parties, on the one hand, and (including by subcontractors) Alnylam or any of its Related Parties, on the other hand, in the course of conducting the Collaboration; provided, however, that notwithstanding the foregoing, any invention or discovery first conceived or reduced to practice or, with respect to any invention or discovery other than patentable inventions, otherwise identified, developed, made or discovered, jointly by or on behalf of employees or consultants of Roche or any of its Related Parties, on the one hand, and Alnylam or any of its Related Parties, on the other hand in the course of conducting the Collaboration that (a) is an improvement to, or modification of, Alnylam Core Know-How, including any Patent Rights that Cover such inventions or discoveries (the “Alnylam Core Improvements”), shall be Alnylam Collaboration Know-How or Alnylam Collaboration Patents, as applicable, and owned by Alnylam pursuant to Section 9.2(a); or (b) is an improvement to, or modification of, Roche Core Know-How, including any Patent Rights that Cover such inventions or discoveries (the “Roche Core Improvements”), shall be Roche Collaboration Know-How or Roche Collaboration Patents, as applicable, and owned by Roche pursuant to Section 9.2(b).
1.183“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 2.3(a).
1.184“Joint MLRB” has the meaning set forth in Section 5.11(a)(ii).
1.185“Joint Patents” means any and all Patents Rights Covering Joint Know-How to the extent Controlled by the Parties. For clarity, “Joint Patents” does not include: (a) Alnylam Background Patents, (b) Alnylam Collaboration Patents, (c) Roche Background Patents or (d) Roche Collaboration Patents.
1.186“Joint Program Team” or “JPT” means the cross-functional joint program team described in Section 2.9.
1.187“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1(a).
1.188“KARDIA-1” means the Phase 2 Clinical Trial entitled “A Study to Evaluate Efficacy and Safety of ALN-AGT01 in Patients with Mild To-Moderate Hypertension” (NCT04936035). For clarity, KARDIA-1 is an Alnylam Lead Study and is set forth in the Initial Development Plan.
1.189“KARDIA-2” means the Phase 2 Clinical Trial entitled “Zilebesiran as an Add-on Therapy in Patients With Hypertension Not Adequately Controlled by a Standard of Care Antihypertensive Medication” (NCT05103332). For clarity, KARDIA-2 is an Alnylam Lead Study and is set forth in the Initial Development Plan.

1.190“KARDIA-3” means the Phase 2 Clinical Trial of Therapeutic Product in patients with uncontrolled hypertension and at high cardiovascular risk. For clarity, KARDIA-3 is an Alnylam Lead Study and is set forth in the Initial Development Plan, and [****].
1.191“Know-How” means all technical, scientific, regulatory, business and other information, results, knowledge, techniques and data, in whatever form and whether or not patented or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, drawings, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), manufacturing documentation (including manufacturing batch records and documentation supporting cGMP), formulae, formulations, compositions, specifications, marketing, pricing, distribution, costs, sales and manufacturing data or descriptions, cells, cell lines, assays, chemical structures, chemical sequences and other physical, biological, and chemical materials, expertise, and technology that are confidential and necessary or useful in the discovery, manufacture, research, development and/or commercialization of Products, and all derivatives, modifications, and improvements of the foregoing. For clarity, “Know-How” does not include Patent Rights Covering any of the foregoing.
1.192“Launch Preparation Period” has the meaning set forth in the Financial Appendix.
1.193“Lead Development Party” has the meaning set forth in Section 3.6.
1.194“Lead Regulatory Party” has the meaning set forth in Section 4.2.
1.195“Long Term Development Budget” has the meaning set forth in Section 3.3.
1.196“Long Term Development Plan” has the meaning set forth in Section 3.2(d).
1.197“Major Markets” means [****].
1.198[****].
1.199“Major Regulatory Communication” has the meaning set forth in Section 4.2(c)(i).
1.200“Manufacture” and “Manufacturing” means all activities related to the production, manufacturing, processing, filling, finishing, packaging, labeling, assembling, shipping, and holding of any product, or any intermediate or component thereof, and any placebo, as the case may be (including any devices or other delivery technologies that are packaged or distributed with such product), including process development, process qualification and validation, scale-up (including manufacturing facility scale-up), preclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control, and management of any Third Parties conducting such activities.

1.201“Manufacturing Budget” has the meaning set forth in Section 6.3(a).
1.202“Manufacturing Changes” has the meaning set forth in Section 6.10.
1.203“Manufacturing Plan” has the meaning set forth in Section 6.2.
1.204“Manufacturing Records” has the meaning set forth in Section 6.12.
1.205“Manufacturing Reports” has the meaning set forth in Section 6.12.
1.206“Medical Affairs Activities” means with respect to the Product in the Field in the Territory activities of medical science liaisons, activities involving key opinion leaders and professional societies, the provision of medical information services, evidence and real world evidence generation strategy, coordination and development of content to address medical information requests, health economics and outcomes research, publication and congress planning and continuing medical education.
1.207“MicroRNA” or “miRNA” means a structurally defined functional RNA molecule usually between nineteen (19) and twenty-five (25) nucleotides in length, which is derived from an endogenous, genetically encoded RNA which is predicted to fold into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease drosha and subsequently is predicted to serve as a substrate for the enzyme dicer, a member of the ribonuclease III enzyme family.
1.208“MicroRNA Mimic” means a single-stranded or double-stranded oligonucleotide with the same base composition and sequence (including chemically modified bases) [****] as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, MicroRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as a siRNA.
1.209[****].
1.210“NDA” means (a) a New Drug Application or supplemental New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by FDA, or (b) any comparable submission to the applicable Regulatory Authority in any other regulatory jurisdiction that is required to sell a pharmaceutical product in such jurisdiction. including any Marketing Authorization Application (“MAA”) in any jurisdiction.
1.211“NDC” means the FDA National Drug Code.
1.212“Net Profits and Net Losses” has the meaning set forth in the Financial Appendix.
1.213“Net Sales” means [****].
1.214“Net Sales Deduction” has the meaning set forth in Section 1.213.

1.215“New Manufacturing Process” has the meaning set forth in Section 6.8(b).
1.216“New Manufacturing Process Technology Transfer” has the meaning set forth in Section 6.8(b).
1.217“New Manufacturing Process Technology Transfer Plan” has the meaning set forth in Section 6.8(b).
1.218“New York Court” has the meaning set forth in Section 14.2(g).
1.219“Non-Acquiring Party” has the meaning set forth in Section 7.8(a).
1.220“Non-breaching Party” has the meaning set forth in Section 13.5(a).
1.221“Non-Clinical Studies” means all non-human studies of pharmaceutical products.
1.222“Non-Personal Digital Promotions” means any non-personal promotional materials using digital channels to promote Products including search engines, social media, email, websites, digital advertisements, and television and radio advertisements.
1.223[****].
1.224“Notice Date” has the meaning set forth in Section 13.2.
1.225“Notice Period” has the meaning set forth in Section 13.2.
1.226“Operating Committee” means the Joint Development Committee, the Joint Manufacturing Committee, the Joint Commercialization Committee, or any other subcommittee of the JSC, or any of the foregoing committees, which may be established by the JSC from time to time in accordance with the terms hereof; provided that neither the JPT nor any working group formed hereunder are “Operating Committees.”
1.227“Opt-Out Party” has the meaning set forth in Section 13.9(a).
1.228“Other Manufacturing Costs” has the meaning set forth in the Financial Appendix.
1.229“Other Outcomes Trial” means, other than the Initial CVOT Study, any Phase 3 Clinical Trial that is a cardiovascular or renal outcomes trial of a Therapeutic Product.
1.230“Party” has the meaning set forth in the preamble.
1.231“Patent Challenge” has the meaning set forth in Section 13.3.
1.232“Patent Costs” has the meaning set forth in Section 9.5.
1.233“Patent Dispute” has the meaning set forth in Section 14.1.

1.234“Patent Rights” means (a) all national, regional and international patents, priority patent filings, and patent applications, including provisional patent applications and rights to claim priority from any of these patents or applications, (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents and patent applications, and any and all patents issuing thereon, (c) any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing and (d) any foreign equivalents of each of the foregoing (a) through (c).
1.235“PCD Strategy” has the meaning set forth in Section 5.9.
1.236“Person” means an individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.
1.237“Personal Data” has the meaning set forth in Section 15.16.
1.238“Pharmacovigilance Agreement” has the meaning set forth in Section 4.5.
1.239“Phase 1 Clinical Trial” means a clinical trial of a drug product in human subjects that is designed to satisfy the requirements for a Phase 1 study as described in 21 C.F.R. § 312.21(a), regardless of where such clinical trial is conducted.
1.240“Phase 2 Clinical Trial” means a clinical trial of a drug product in human subjects that is designed to satisfy the requirements for a Phase 2 study as described in 21 C.F.R. § 312.21(b), regardless of where such clinical trial is conducted. [****].
1.241“Phase 3 Clinical Trial” means a clinical trial of a drug product in human subjects designed to satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c), regardless of where such clinical trial is conducted [****].
1.242“Phase 4 Clinical Trial” means a clinical trial of a drug product in human subjects conducted after Regulatory Approval of such drug product has been obtained from an appropriate Regulatory Authority, including a Confirmatory Clinical Trial.
1.243“PhRMA Code” means the Pharmaceutical Research and Manufacturers of America Code on Interactions with Health Care Professionals.
1.244“PII/Samples” has the meaning set forth in Section 13.8(e)(ii).
1.245“PIP Trial” means any Clinical Trial of Product in pediatric patients, including any such Clinical Trial that is part of a pediatric investigation plan or pediatric study plan required by a Regulatory Authority.
1.246“Post-Approval Study” means any Phase 4 Clinical Trial, real-world evidence study, non-interventional study, investigator-initiated study, or disease registry conducted following Regulatory Approval for the applicable Product for use in the Field in the applicable country or jurisdiction.
1.247“Pre-Approval Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial.
1.248“Pre-Existing Affiliates” means (a) with respect to an Acquired Party, the Affiliates of such Acquired Party that exist immediately prior to the effective date of the applicable Change of Control (not including, for clarity, the Acquiror or any of its Affiliates that exist immediately prior to the effective date of the applicable Change of Control) and any successors thereto and (b) with respect an Acquiror Party, the Affiliates of such Acquiror Party that exist immediately prior to the effective date of the applicable Change of Control (not including, for clarity, the Acquired Party or any of its Affiliates that exist immediately prior to the applicable Change of Control) and any successors thereto.
1.249“Preliminary Manufacturing Budget” has the meaning set forth in Section 6.3(b).
1.250“Presiding Arbitrator” has the meaning set forth in Section 14.2(c).
1.251“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.252“Primary Indication” means the reduction of one or more major adverse cardiovascular events in high-risk patients with hypertension [****].
1.253“Primary Indication Program” means any and all Development activities directed to obtaining Regulatory Approval of the Therapeutic Product for the Primary Indication as contemplated in, or in furtherance of, the Primary Indication TPP and the Development Plan (including the initiation and conduct of KARDIA-3, the Initial CVOT Study and any PIP Trial).
1.254“Primary Indication Target Product Profile” or “Primary Indication TPP” has the meaning set forth in Schedule 1.254.
1.255“Primary Indication TPP Failure” means that the criteria set forth in both of the following clauses (a) and (b) are satisfied for the Therapeutic Product in [****].
1.256“Product” means any pharmaceutical product (including any Combination Product) that is comprised of or contains (a) Zilebesiran as an active pharmaceutical ingredient (the “Therapeutic Product”) or (b) a REVERSIR (a “REVERSIR Product”), in each case ((a) and (b)), in any form, presentation, dosage and formulation; provided that any such form, presentation, dosage or formulation comprises or contains either Zilebesiran or REVERSIR as an active pharmaceutical ingredient. For clarity, the Development,

Manufacture and/or Commercialization of any Combination Product under this Agreement will be subject, as applicable, to Section 3.5 and [****].
1.257“Product Action Concern” has the meaning set forth in Section 4.4(a).
1.258“Product Trademarks” means any trademarks, service marks, trade names and related trade dress, designs, logos, domain names or symbols used in connection with the Commercialization of Products (a) by Roche in the Roche Territory or (b) by the Parties in the Co-Commercialization Territory, in each case (the foregoing (a) and (b)), that is not a corporate name or logo of either Party or any of its Related Parties.
1.259“Promotional Materials” means any and all promotional materials to be used in promoting the Products for use in the Field, including all forms of Non-Personal Digital Promotions, non-personal print promotions, print promotions, and any materials presented to congresses in the U.S. or any other congresses in the Territory with global reach.
1.260“Quality Agreement” has the meaning set forth in Section 6.10.
1.261“Recipient” has the meaning set forth in Section 12.1.
1.262“Redacted Agreement” has the meaning set forth in Section 12.4(c).
1.263[****].
1.264[****].
1.265[****].
1.266[****].
1.267“Region” means one or more of the following: [****].
1.268“Register” has the meaning set forth in Section 9.6.
1.269“Regulatory Activities” means preparing, obtaining, or maintaining Regulatory Materials and Regulatory Approvals for the Product or activities otherwise relating to Pre-Approval Trials or Post-Approval Studies for the Product for use in the Field in the Territory, in each case to the extent consistent with the Development Plan or Co-Commercialization Plan, as applicable.
1.270“Regulatory Approval” means all approvals (other than Price Approval) necessary for the Manufacture, Commercialization or other exploitation of a pharmaceutical product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. For avoidance of doubt, “Regulatory Approval” shall include (a) accelerated approval as such term is described in 21 C.F.R. Part 314 Subpart H or an equivalent conditional approval of a Regulatory Authority outside the United States and (b) any label expansion or an approval by the applicable

Regulatory Authority to include Development Data pertaining to such Indication in the label of such pharmaceutical product.
1.271“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Price Approval of a pharmaceutical product in such country or regulatory jurisdiction and any successor thereto.
1.272“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority under Applicable Laws with respect to a Product in a country or jurisdiction in the Territory that generally have the effect of preventing or delaying all or some Third Parties from selling such Product in such country or jurisdiction during such period of exclusivity, other than Patent Rights, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S.
1.273“Regulatory Materials” means regulatory applications, submissions, notifications, correspondences, registrations, Regulatory Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, Commercialize or otherwise exploit a Product in a particular country or regulatory jurisdiction. “Regulatory Materials” include INDs and NDAs.
1.274“Related Party” means, with respect to a Party, such Party’s Affiliates and Sublicensees.
1.275“Representatives” has the meaning set forth in Section 12.3(f).
1.276“Required Manufacturing Change” has the meaning set forth in Section 6.10(a).
1.277“Reversion Product” has the meaning set forth in Section 13.8(c).
1.278“REVERSIR” means ATG01-RVR or any other siRNA designed to reverse Zilebesiran-mediated AGT knockdown that is developed in accordance with and subject to the terms of this Agreement.
1.279“REVERSIR Product” has the meaning set forth in Section 1.256.
1.280“Reviewing Party” has the meaning set forth in Section 12.5.
1.281“RNA” means ribonucleic acid.
1.282“Roche” has the meaning set forth in the preamble.
1.283“Roche Background Know-How” means any and all Know-How to the extent Controlled by Roche or any of its Affiliates as of the Effective Date or during the Term, which Know-How is necessary or reasonably useful for the Development, Manufacture or Commercialization of any Products for use in the Field in the Territory in accordance with the terms of this Agreement, other than Roche Collaboration Know-How and Roche’s interest in Joint Know-How. For clarity, “Roche Background Know-How” (a) includes Roche Core Know-How and (b) excludes any and all Patent Rights and Roche Excluded IP. For purposes of this definition only, “Controlled” means Know-How to the extent actually used by Roche or any of its Affiliates as part of the Collaboration activities hereunder.
1.284“Roche Background Patents” means any and all Patents Rights to the extent Controlled by Roche or any of its Affiliates as of the Effective Date or during the Term that Cover Roche Background Know-How, other than Roche Excluded IP.
1.285“Roche Basel” has the meaning set forth in the preamble.
1.286“Roche Collaboration Know-How” means any and all Know-How to the extent Controlled by Roche or any of its Affiliates after the Effective Date and during the Term that (a) is necessary or reasonably useful for the Development, Manufacture or Commercialization of Products for use in the Field in the Territory in accordance with the terms of this Agreement and (b) is conceived or reduced to practice (in whole or in part) or otherwise identified, developed, made, or discovered solely by or on behalf of (including by subcontractors) Roche or any of its Related Parties in its conduct of Collaboration activities under this Agreement. For clarity, “Roche Collaboration Know-How” (a) includes Roche Core Know-How and Roche Product-Specific Know-How, and (b) excludes any and all Patent Rights and Roche Excluded IP.
1.287“Roche Collaboration Patents” means any and all Patents Rights to the extent Controlled by Roche or any of its Affiliates during the Term that Cover any Roche Collaboration Know-How. For clarity, “Roche Collaboration Patents” excludes Roche’s interest in Joint Patents and Roche Excluded IP.
1.288“Roche Commercialization Costs” has the meaning set forth in the Financial Appendix.
1.289“Roche Core Improvements” has the meaning set forth in Section 1.182.
1.290“Roche Core Know-How” means any and all Roche Know-How other than (a) Roche Product-Specific Know-How, (b) Roche’s interest in Joint Know-How and (c) Roche Excluded IP.
1.291“Roche Core Patents” means any and all Roche Patents other than Roche Product-Specific Patents, excluding Roche’s interest in Joint Patents and Roche Excluded IP.
1.292[****].
1.293“Roche Excluded IP” means any and all [****]; (b) Know-How and Patent Rights specifically related to any active pharmaceutical ingredient, but not Zilebesiran or REVERSIR; [****].
1.294“Roche Indemnitee” has the meaning set forth in Section 11.1.

1.295“Roche Know-How” means any and all Roche Background Know-How, Roche Collaboration Know-How and Roche’s interest in Joint Know-How.
1.296“Roche Lead Study” has the meaning set forth in Section 3.6(b)(i).
1.297“Roche Licensed IP” means the Roche Know-How and Roche Patents.
1.298“Roche Manufacturing Change” has the meaning set forth in Section 6.10(c)(ii).
1.299[****].
1.300“Roche Patents” means any and all Roche Background Patents, Roche Collaboration Patents and Roche’s interest in Joint Patents.
1.301“Roche Product-Specific Know-How” means, on a Product-by-Product basis, [****].
1.302“Roche Product-Specific Patents” means any and all Patent Rights to the extent Controlled by Roche or any of its Affiliates during the Term that Cover Roche Product-Specific Know-How.
1.303“Roche-Requested Manufacturing Change” has the meaning set forth in Section 6.10(b).
1.304“Roche Territory” means, subject to Section 7.3(b) and Section 13.10 with respect to Japan, all countries and regulatory jurisdictions throughout the world other than the Co-Commercialization Territory.
1.305“Roche Territory Compulsory Sublicense Compensation” means Compulsory Sublicense Compensation paid to Roche for the Roche Territory.
1.306“Roche Transfer Activities” has the meaning set forth in Section 13.8(c)(xii).
1.307“Royalty Payment” has the meaning set forth in Section 8.7(a).
1.308“Royalty Rate” has the meaning set forth in Section 8.7(a).
1.309“Royalty Term” has the meaning set forth in Section 8.7(b).
1.310“Rules” has the meaning set forth in Section 14.2(a).
1.311“Sales” means [****].
1.312“Sales Milestone” has the meaning set forth in Section 8.6(a).
1.313“Sales Milestone Payments” has the meaning set forth in Section 8.6(a).

1.314“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any Sanctions and Export Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).
1.315“Sanctioned Person” means any Person targeted by Sanctions and Export Control Laws, including as a result of being (a) listed in any list of sanctioned Persons, including those maintained by the U.S. (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), the United Kingdom, or the European Union; (b) located, organized, or resident in a Sanctioned Jurisdiction; (c) directly or indirectly owned fifty percent (50%) or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) and/or (b); or identified on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List, or the U.S. Department of State’s Debarred List.
1.316“Sanctions and Export Control Laws” means any and all Applicable Laws related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic or financial sanctions and trade embargoes, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, and the United Kingdom or (c) anti-boycott measures.
1.317“SEC” means the U.S. Securities and Exchange Commission or any successor thereof.
1.318“Shared Development Costs” has the meaning set forth in the Financial Appendix.
1.319“Short Term Development Budget” has the meaning set forth in Section 3.3.
1.320“Short Term Development Plan” has the meaning set forth in Section 3.2.
1.321“siRNA” means an oligonucleotide composition of native or chemically modified RNA that targets a gene through activation of the RNA interference pathway, and that is not a MicroRNA, MicroRNA antagonist or MicroRNA Mimic.
1.322“Sublicense Agreement” has the meaning set forth in Section 7.3(c)(ii).
1.323“Sublicensee” means a Third Party that is granted a sublicense (through one or multiple tiers) by either Party under the licenses granted in Section 7.1, with respect to Roche, or Section 7.2, with respect to Alnylam, in each case other than through a Compulsory Sublicense.
1.324“Supply Agreements” has the meaning set forth in Section 6.9(b).

1.325“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, VAT, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty) and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by any Governmental Authority.
1.326“Tax Representative” means the “partnership representative” as such term is defined in Section 6223 of the Code.
1.327“Technology Transfer” means the Existing Process Technology Transfer and the New Manufacturing Process Technology Transfer.
1.328“Technology Transfer Completion Date” has the meaning set forth in Section 6.2.
1.329“Technology Transfer Costs” means all Direct Costs and Indirect Costs incurred by or on behalf of a Party or any of its Affiliates in conducting any (a) Technology Transfer pursuant to Section 6.8 or (b) activities to enable Roche, its Affiliates or [****] to obtain the authorization or ability to Manufacture Products.
1.330“Technology Transfer Plans” means the Existing Process Technology Transfer Plan and the New Manufacturing Process Technology Transfer Plan.
1.331“Term” has the meaning set forth in Section 13.1.
1.332“Terminated Territory” has the meaning set forth in Section 13.8(c).
1.333“Termination Effective Date” has the meaning set forth in Section 13.8(c).
1.334“Termination Notice Period” has the meaning set forth in Section 13.8(a).
1.335“Territory” means, collectively, the Co-Commercialization Territory and the Roche Territory.
1.336“Therapeutic Product” has the meaning set forth in Section 1.256.
1.337“Third Party” means any entity other than Alnylam or Roche or any of their respective Affiliates.
1.338“Third Party Claim” has the meaning set forth in Section 11.1.
1.339“Third Party Infringement” has the meaning set forth in Section 9.10(a).
1.340“Third Party License” means any agreement entered into after the Effective Date in accordance with Section 7.6 by and between a Party or its Affiliate, on the one hand, and a Third Party on the other hand, pursuant to which such Party or its Affiliates are granted a license to intellectual property rights of such Third Party or its Affiliates (excluding any such agreement which relates solely to an active pharmaceutical ingredient of a Combination Product that is not Zilebesiran or a REVERSIR).
1.341“Third Party Payment” has the meaning set forth in Section 7.6(b).
1.342“Third Party Sublicense Agreement” has the meaning set forth in Section 7.3(c)(ii).
1.343“Trademark Costs” mean those out-of-pocket costs and expenses incurred by or on behalf of a Party or any of its Affiliates for outside counsel and other Third Parties, and filing and maintenance, in each case incurred in connection with the establishment and maintenance of rights under Product Trademarks, including costs of trademark filings and registration fees, and actions to enforce or maintain the applicable trademarks.
1.344“Transition Agreement” has the meaning set forth in Section 13.8(c)(ii).
1.345“U.S.” or “United States” means the United States of America (including all possessions and territories thereof).
1.346“U.S. Territory Partnership” has the meaning set forth in Section 8.8(e).
1.347“Valid Claim” means (a) a claim (including a process, use, or composition of matter claim) of an issued and unexpired Patent Right, which has not been held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction, which holding is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by the owner through reissue, disclaimer or otherwise, or (b) a claim (including a process, use, or composition of matter claim) within a patent application that is pending for no more [****] years and that has not been revoked, cancelled, withdrawn, or affirmatively abandoned, or held invalid, unenforceable, unpatentable, or abandoned by a patent office, court or other Governmental Authority of competent jurisdiction, which holding is unappealable or unappealed within the time allowed for appeal.
1.348“VAT” has the meaning set forth in Section 8.8(b).
1.349“Withholding” has the meaning set forth in Section 8.8(c).
1.350“Withholding Action” has the meaning set forth in Section 8.8(c).
1.351“Zilebesiran” means the molecule designated by Alnylam as AD-85481 [****], and any modification thereto developed in accordance with and subject to the terms of this Agreement.
ARTICLE 2

GOVERNANCE
2.1Joint Steering Committee.

(a)Purpose; Formation. Within [****] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to monitor and oversee the activities under this Agreement and facilitate communication between the Parties with respect to the Development, Manufacture and Commercialization of Products for use in the Field in the Territory under this Agreement.
(b)Composition. Each Party shall initially appoint [****] representatives to serve as JSC members. Each JSC member shall have appropriate seniority and functional expertise to make decisions arising within the JSC’s responsibilities. The JSC may change its size from time to time by mutual written agreement of its members; provided that the JSC shall consist at all times of an equal number of members of each of Alnylam and Roche. Each Party may replace its JSC members at any time upon written notice to the other Party; provided that the applicable replacement has the requisite expertise and seniority for JSC members hereunder. The JSC may invite non-members to participate in the discussions and meetings of the JSC; provided that such participants (i) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement, (ii) are participating in or supporting activities conducted under this Agreement and (iii) for clarity, have no voting rights at the JSC. Each Party shall appoint one of its JSC members as its chairperson, and the JSC shall be co-chaired by such chairpersons. Each Party may replace its chairperson at any time upon written notice to the other Party. The role of each chairperson shall be to convene and preside at meetings of the JSC, but neither chairperson shall have any additional powers or rights beyond those held by the other JSC members.
(c)Specific Responsibilities of the JSC. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC shall in particular:
(i)oversee the collaborative activities of the Parties under this Agreement;
(ii)review and approve any amendments, changes or other updates to the Development Plan, Manufacturing Plan, Co-Commercialization Plan, PCD Strategy and each Global Brand Strategy, including all budget recommendations from any Operating Committee and the adoption of, or any amendments, changes or other updates to, any Additional Program Plans or Device Program Plans proposed by a Party to be included in the Development Plan;
(iii)review and discuss the Parties’ activities under the Development Plan, the Manufacturing Plan and the Co-Commercialization Plan and set the overall strategy for coordination of activities among the Parties relating to Products for use in the Field within the Territory;
(iv)oversee the establishment, termination and activities of additional subcommittees as it deems necessary to achieve the objectives and intent of this Agreement;

(v)delegate duties to Operating Committees, direct particular projects or activities at an appropriate time and agree on operating procedures of such Operating Committees;
(vi)approve plans brought forth by the Operating Committees to the JSC;
(vii)approve termination of the JPT if so proposed by the Operating Committees;
(viii)attempt to resolve issues presented to it by, and disputes within, any Operating Committee; and
(ix)perform such other functions as may be appropriate to further the purposes of this Agreement, as mutually agreed upon and directed by the Parties in writing or as expressly specified in this Agreement.
For clarity, the JSC shall have no responsibility or authority other than that expressly set forth in this Agreement.
(d)Meetings. The Parties shall endeavor to have their first meeting of the JSC within [****] days after the establishment of the JSC; provided that such meeting shall be no later than [****] days after the Effective Date. The JSC shall meet at least [****] per Calendar Quarter during the Term (spaced at regular intervals) unless the JSC mutually agrees in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by providing at least [****] Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting of the JSC, and such Party shall provide the JSC no later than [****] Business Days prior to the special meeting with materials that such Party reasonably believes in good faith are sufficient to enable the JSC members to make an informed decision; provided that for time sensitive matters, a Party may call a special meeting of the JSC on less than [****] Business Days’ prior written notice if the Parties, as confirmed in writing by the Alliance Managers, agree that an issue warrants an expedited meeting. No later than [****] Business Days prior to any meeting of the JSC, the Alliance Managers (or their respective designees) shall prepare and circulate an agenda for such meeting and each Party shall be permitted to propose additional topics to be included on such agenda. The JSC may meet in person, by videoconference or by teleconference. In-person JSC meetings will be held at locations alternately selected by Alnylam and by Roche. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) member of each Party is present or participating in such meeting. The Alliance Managers (or their respective designees) will be responsible for the preparation of written minutes of all JSC meetings that reflect material decisions and actions made at such meetings. The Alliance Managers (or their respective designees) shall deliver draft meeting minutes to each member of the JSC for their review within [****] Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects in writing to the accuracy of such minutes within [****] Business Days after receipt thereof.

(e)Decision-Making. In addition to resolving issues within the scope of the JSC’s express responsibilities hereunder, the JSC shall have the authority in accordance with Section 2.5(b) to resolve any disputes not resolved by any Operating Committee in accordance with Section 2.5. Subject to the remainder of this Section 2.1(e) and Section 2.7, the JSC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus on an issue that comes before the JSC and over which the JSC has responsibility, then such matter shall be resolved in accordance with Section 2.5(c) or Section 2.5(d), as applicable.
2.2Joint Development Committee.
(a)Purpose; Formation. Within [****] days after the Effective Date, the Parties shall establish a joint development committee to oversee and coordinate, and facilitate communication regarding, Development of Products for use in the Field in the Territory under this Agreement (the “Joint Development Committee” or “JDC”).
(b)Composition. Each Party shall initially appoint [****] representatives to serve as JDC members. Each JDC member shall have appropriate seniority and sufficient expertise in the Development of pharmaceutical products similar to the Products to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time by mutual written agreement of its members; provided that the JDC shall consist at all times of an equal number of members of each of Alnylam and Roche and in no event shall the JDC consist of less than [****] members of each Party. Each Party may replace its JDC members at any time upon written notice to the other Party; provided that the applicable replacement has the requisite expertise and seniority for JDC members hereunder. The JDC may invite non-members to participate in the discussions and meetings of the JDC; provided that such participants (i) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement, (ii) are participating in or supporting Development activities conducted with respect to the Products under this Agreement and (iii) for clarity, have no voting rights at the JDC. Each Party shall appoint one of its JDC members as its chairperson, and the JDC shall be co-chaired by such chairpersons. Each Party may replace its chairperson at any time upon written notice to the other Party. The role of each chairperson shall be to convene and preside at meetings of the JDC, but neither chairperson shall have any additional powers or rights beyond those held by the other JDC members.
(c)Specific Responsibilities of the JDC. In addition to its general responsibilities, the JDC shall in particular:
(i)monitor, implement, and oversee the Development of the Products through Regulatory Approval in accordance with, and compare Development progress against, the Development Plan;
(ii)discuss and approve, for submission to the JSC, any proposed changes, amendments, or other updates to the Development Plan (including the Development Budget) no less than [****], including amendments regarding whether to: conduct additional Pre-Approval Trials of Products for use in the Field in the Territory; develop Products for use in the Field in combination (whether co-administered or co-formulated) with any other active pharmaceutical ingredient or other pharmaceutical product; or discuss and amend the Development Plan (including the Development Budget) to include any Additional Program Plan or Device Program Plan;
(iii)discuss and approve a template clinical trial agreement for use in connection with Clinical Trials conducted in accordance with the Development Plan or Co-Commercialization Plan;
(iv)review and discuss the Development Reports submitted by each Party;
(v)discuss and approve a regulatory strategy to meet the objectives of the target product profile for Products in the Field in the Territory;
(vi)approve the Indication, overall study design and dosing, as applicable, for any Post-Approval Study for any Product in the Territory;
(vii)prior to initiation of any Phase 3 Clinical Trial for a Product for use in the Field, [****];
(viii)approve (subject to the timing requirement set forth in the last sentence of Section 3.7(b)) the initiation of [****];
(ix)following completion of the Phase 3 Clinical Trial for a Product or Indication in the Field, review and approve the Regulatory Approval strategy (including label strategy, label negotiation strategy and any proposed changes thereto, for use in the Co-Commercialization Territory) therefor;
(x)approve the initial submission of an NDA and major labeling updates for a Product for use in the Field to the FDA;
(xi)if applicable, develop a plan for an Expanded Access Program with respect to Products for use in the Field in the Territory;
(xii)[****]; and
(xiii)perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC or as expressly specified in this Agreement.
For clarity, the JDC shall have no responsibility or authority other than that expressly set forth in this Agreement.
(d)Meetings. The JDC shall meet at least [****] per Calendar Quarter during the Term (spaced at regular intervals) unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JDC (by videoconference or teleconference) by providing at least [****] Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting of the JDC, and such Party shall provide the JDC no later than [****] Business Days prior to the special meeting with materials that such Party reasonably believes in good faith are sufficient to enable the JDC members to make an informed decision; provided that for time sensitive matters, a Party may call a special meeting of the JDC on less than [****] Business Days’ prior written notice if the Parties, as confirmed in writing by the Alliance Managers, agree that an issue warrants an expedited meeting. No later than [****] Business Days prior to any meeting of the JDC, the Alliance Managers (or their respective designees) shall prepare and circulate an agenda for such meeting and each Party shall be permitted to propose additional topics to be included on such agenda. The JDC may meet in person, by videoconference or by teleconference. In-person JDC meetings will be held at locations alternately selected by Alnylam and by Roche. Each Party will bear the expense of its respective JDC members’ participation in JDC meetings. Meetings of the JDC shall be effective only if at least one (1) member of each Party is present or participating in such meeting. The Alliance Managers (or their respective designees) will be responsible for the preparation of written minutes of all JDC meetings that reflect material decisions and actions made at such meetings. The Alliance Managers (or their respective designees) will deliver draft meeting minutes to each member of the JDC for their review within [****] Business Days after each JDC meeting. Such minutes will be deemed approved unless one or more members of the JDC objects in writing to the accuracy of such minutes within [****] Business Days after receipt thereof.
(e)Decision-Making. Subject to the remainder of this Section 2.2(e) and Section 2.7, the JDC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of that Party. If the JDC cannot reach consensus on an issue that comes before the JDC and over which the JDC has oversight within [****] days after such issue having come before the JDC, then such matter shall be resolved in accordance with Section 2.5.
2.3Joint Manufacturing Committee.
(a)Purpose; Formation. Within [****] days after the Effective Date, the Parties shall establish a joint manufacturing committee to oversee, and facilitate communication regarding, Manufacturing of clinical and commercial supplies of Products (the “Joint Manufacturing Committee” or “JMC”).
(b)Composition. Each Party shall initially appoint [****] representatives to serve as members of the JMC. Each JMC member shall have appropriate seniority and sufficient expertise in the Manufacturing of pharmaceutical products similar to the Products to make decisions within the scope of the JMC’s responsibility. The JMC may change its size from time to time by mutual written agreement of its members; provided that the JMC shall consist at all times of an equal number of members of each of Alnylam and Roche. Each Party may replace its JMC members at any time upon written notice to the other Party; provided that the applicable replacement has the requisite expertise and seniority for JMC members hereunder. The JMC may invite non-members to participate in the discussions and meetings of the JMC; provided that such participants (i) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement, (ii) are involved in or supporting Manufacturing activities related to Products under this Agreement and (iii) for clarity, have no voting rights at the JMC. Each Party shall appoint one of its JMC members as its chairperson, and the JMC shall be co-chaired by such chairpersons. Each Party may replace its chairperson at any time upon written notice to the other Party. The role of each chairperson shall be to convene and preside at meetings of the JMC, but neither chairperson shall have any additional powers or rights beyond those held by the other JMC members.
(c)Specific Responsibilities of the JMC. In addition to its general responsibilities, the Joint Manufacturing Committee shall in particular:
(i)discuss and approve, for submission to the JSC, the Manufacturing Plan (including the Manufacturing Budget) for each Product, including any amendments thereto;
(ii)oversee and coordinate implementation of the Manufacturing Plan and Supply Agreements, including [****] as further described in the Commercial Supply Term Sheet;
(iii)oversee Technology Transfers to Roche with respect to the Manufacture of Products in the Roche Territory in accordance with and subject to the terms hereof and the applicable Technology Transfer Plan;
(iv)oversee the exchange of information between the Parties relating to Manufacturing Changes or other Manufacturing improvements;
(v)[****];
(vi)discuss and approve, for submission to the JSC, amendments to the Manufacturing Plan (including the Manufacturing Budget) with respect to [****];
(vii)review and discuss Manufacturing Reports submitted by each Party;
(viii)discuss and approve, for submission to the JSC, amendments to the Development Plan (including the Development Budget) solely for any CMC Manufacturing Development activities;
(ix)discuss CMOs to be used to Manufacture Product in the Field for the Territory (including applicable contractual terms), [****];
(x)perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC or as expressly specified in this Agreement.
For clarity, the JMC shall have no responsibility or authority other than that expressly set forth in this Agreement.
(d)Meetings. The JMC shall meet at least [****] time per Calendar Quarter during the Term (spaced at regular intervals) unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JMC (by videoconference or teleconference) by providing at least [****] Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting of the JMC, and such Party shall provide the JMC no later than [****] Business Days prior to the special meeting with materials that such Party reasonably believes in good faith are sufficient to enable the JMC members to make an informed decision; provided that for time sensitive matters, a Party may call a special meeting of the JMC on less than [****] Business Days’ prior written notice if the Parties, as confirmed in writing by the Alliance Managers, agree that an issue warrants an expedited meeting. No later than [****] Business Days prior to any meeting of the JMC, the Alliance Managers (or their respective designees) shall prepare and circulate an agenda for such meeting and each Party shall be permitted to propose additional topics to be included on such agenda. The JMC may meet in person, by videoconference or by teleconference. In-person JMC meetings will be held at locations alternately selected by Alnylam and by Roche. Each Party will bear the expense of its respective JMC members’ participation in JMC meetings. Meetings of the JMC shall be effective only if at least one (1) member of each Party is present or participating in such meeting. The Alliance Managers (or their respective designees) will be responsible for the preparation of minutes of all JMC meetings that reflect material decisions made and actions at such meetings. The Alliance Managers (or their respective designees) will deliver draft meeting minutes to each member of the JMC for their review within [****] Business Days after each JMC meeting. Such minutes will be deemed approved unless one or more members of the JMC objects in writing to the accuracy of such minutes within [****] Business Days after receipt thereof.
(e)Decision-Making. Subject to the remainder of this Section 2.3(e) and Section 2.7, the JMC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of that Party. If the JMC cannot reach consensus on an issue that comes before the JMC and over which the JMC has oversight within [****] days after such issue having come before the JMC, then such matter shall be resolved in accordance with Section 2.5.
2.4Joint Commercialization Committee.
(a)Purpose; Formation. By no later than [****] years prior to the anticipated launch of the first Product under this Agreement, the Parties shall establish a joint commercialization committee to oversee and coordinate, and facilitate communication regarding, Commercialization of Products (other than commercial Manufacture of Products, which shall be overseen by the JMC) (the “Joint Commercialization Committee” or “JCC”).
(b)Composition. Each Party shall initially appoint [****] representatives to serve as members of the JCC. Each JCC member shall have appropriate seniority and sufficient expertise in the Commercialization of pharmaceutical products similar to the Products to make decisions within the scope of the JCC’s responsibilities. The JCC may change its size from time to time by mutual written agreement of its members; provided that the JCC shall consist at all times of an equal number of members of each of Alnylam and Roche. Each Party may replace its JCC members at any time upon written notice to the other Party; provided that the applicable replacement has the requisite expertise and seniority for JCC members hereunder. The JCC may invite non-members to participate in the discussions and meetings of the JCC; provided that such participants (i) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement, (ii) are involved in or supporting Manufacturing activities related to Products under this Agreement and (iii) for clarity, have no voting rights at the JCC. Each Party shall appoint one of its JCC members as its chairperson, and the JCC shall be co-

chaired by such chairpersons. Each Party may replace its chairperson at any time upon written notice to the other Party. The role of each chairperson shall be to convene and preside at meetings of the JCC, but neither chairperson shall have any additional powers or rights beyond those held by the other JCC members.
(c)Specific Responsibilities of the Joint Commercialization Committee. In addition to its general responsibilities, the Joint Commercialization Committee shall in particular:
(i)monitor Commercialization of Products in the Roche Territory and coordinate Commercialization of Products in the Co-Commercialization Territory, in accordance with the Co-Commercialization Plan;
(ii)discuss and approve, for submission to the JSC, the Co-Commercialization Plan (including the Co-Commercialization Budget) sufficiently in advance so that it may be approved at least [****] years prior to the anticipated launch of the first Product for use in the Field in the Co-Commercialization Territory, and any amendments thereto, which amendments shall be discussed, prepared and approved no less than [****] in accordance with and subject to the terms hereof;
(iii)review Commercialization strategies and plans of the Parties, including with respect to the specified activities (and performance thereof) and priorities with respect to the Commercialization of Products in the Field in the Territory;
(iv)review and discuss Commercialization Reports submitted by each Party;
(v)discuss and approve, for submission to the JSC, the PCD Strategy and the Global Brand Strategy for each Product;
(vi)[****];
(vii)discuss and approve the conduct of any Post-Approval Study (subject to Section 2.2(c)(vi)) and discuss the status and results of such Post-Approval Study;
(viii)discuss whether to sell any Product [****]; and
(ix)perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC or as expressly specified in this Agreement.
The JCC shall have no responsibility or authority other than that expressly set forth in this Agreement.
(d)Meetings. The JCC shall meet at least [****] per Calendar Quarter during the Term (spaced at regular intervals) unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JCC (by videoconference or teleconference) by providing at least [****] Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting of the JCC, and such Party shall provide the JCC no later than [****] Business Days prior to the special meeting with materials that such Party reasonably believes in good faith are sufficient to enable the JCC members to make an informed decision; provided that for time sensitive matters, a Party may call a special meeting of the JCC on less than [****] Business Days’ prior written notice if the Parties, as confirmed in writing by the Alliance Managers, agree that an issue warrants an expedited meeting. No later than [****] Business Days prior to any meeting of the JCC, the Alliance Managers (or their respective designees) shall prepare and circulate an agenda for such meeting and each Party shall be permitted to propose additional topics to be included on such agenda. The JCC may meet in person, by videoconference or by teleconference. In-person JCC meetings will be held at locations alternately selected by Alnylam and by Roche. Each Party will bear the expense of its respective JCC members’ participation in JCC meetings. Meetings of the JCC shall be effective only if at least one (1) member of each Party is present or participating in such meeting. The Alliance Managers (or their respective designees) will be responsible for the preparation of written minutes of all JCC meetings that reflect material decisions made at such meetings. The Alliance Managers (or their respective designees) will deliver draft meeting minutes to each member of the JCC for their review within [****] Business Days after each JCC meeting. Such minutes will be deemed approved unless one or more members of the JCC objects in writing to the accuracy of such minutes within [****] Business Days after receipt thereof.
(e)Decision-Making. Subject to the remainder of this Section 2.4(e) and Section 2.7, the JCC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of that Party. If the JCC cannot reach consensus on an issue that comes before the JCC and over which the JCC has oversight within [****] days after such issue having come before the JCC, then such matter shall be resolved in accordance with Section 2.5.
2.5Resolution of Committee Disputes.
(a)Within Operating Committees. Subject to the exceptions specified in this Section 2.5, if any Operating Committee fails to reach consensus on a matter properly before such Operating Committee in accordance with Section 2.2(e), 2.3(e) or 2.4(e), as applicable, then any member of such Operating Committee shall have the right to refer such matter to the JSC for resolution by providing the JSC with written notice of such matter within [****] days. Such matter shall be resolved in accordance with Section 2.5(b).
(b)Within The JSC. If a matter is referred by an Operating Committee to the JSC in accordance with Section 2.5, the JSC shall use good faith efforts to promptly address such matter within [****] Business Days after the matter is first referred to the JSC in accordance with Section 2.5 with the goal to resolve such matter within [****] days after the matter is first referred to the JSC in accordance with Section 2.5. If the JSC is unable to reach consensus on (i) any matter referred to the JSC in accordance with Section 2.5 or (ii) any other matter within the scope of the JSC’s express responsibilities hereunder, in each case ((i) and (ii)) within [****] days after such matter having come before the JSC, then either Party’s JSC members shall have the right to submit (by way of such Party’s Alliance Manager) such matter for resolution to the Parties’ Executive Officers within [****] days of such matter being referred to the JSC or otherwise arising within the JSC. Such matter shall be resolved in accordance with Section 2.5(c).
(c)Referral To Executive Officers. If a matter is referred by the JSC to the Executive Officers in accordance with Section 2.5(b), each Party shall promptly submit in writing the respective positions of such Party’s JSC members to each Party’s Executive Officers. Such Executive Officers shall use good faith efforts to promptly resolve such matter, and in no event later than [****] Business Days after each Party’s submission of the respective positions of the Parties with respect to such matter to the Executive Officers (which submissions shall be provided within [****] Business Days of the matter first being referred to the Executive Officers under Section 2.5(b)). If the Executive Officers are unable to reach consensus on any matter referred to the Executive Officers in accordance with Section 2.5(b), then such matter shall be resolved in accordance with Section 2.5(d).
(d)Final Decision-Making Authority.
(i)Alnylam Final Decision-Making Authority. Subject to Section 2.5(d)(iii), in the event that the Executive Officers are unable to reach consensus on any matter referred to the Executive Officers in accordance with Section 2.5(b) for a period of [****] Business Days as described in Section 2.5(c), Alnylam shall have final decision-making authority regarding the following matters:
[****].
(ii)Roche Final Decision-Making Authority. Subject to Section 2.5(d)(iii), in the event that the Executive Officers are unable to reach consensus on any matter referred to the Executive Officers in accordance with Section 2.5(b) for a period of [****] Business Days, Roche shall have final decision-making authority regarding the following matters:
[****].
(iii)Mutual Consent. Notwithstanding anything to the contrary herein, unless otherwise agreed by the Parties in writing, in the event that the Executive Officers are unable to reach consensus on any matter referred to the Executive Officers in accordance with Section 2.5(b) for a period of [****] Business Days, no decision shall be made, and the status quo shall be maintained regarding the following matters:
[****].
2.6Appointment of Alliance Managers. Each Party shall appoint an appropriately qualified individual to serve as alliance manager under this Agreement (each such individual, an “Alliance Manager”). Such individuals shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall strive to facilitate resolution of potential and pending issues and potential disputes to reach consensus and avert escalation of such issues or potential disputes. Alliance Managers may attend all Committee meetings; provided, however, that the Alliance Managers shall not be members of any Committee established pursuant to this Agreement and shall not have final decision-making authority with respect to any matter. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party; provided that the applicable replacement has the requisite expertise and seniority for Alliance Managers hereunder.
2.7General Committee Authority. Each Committee shall only have those powers expressly assigned to it in this Article 2 and elsewhere in this Agreement. Notwithstanding anything to the contrary herein, and for clarity, (a) no Committee shall have any power to amend, modify, or waive compliance with the terms of this Agreement and (b) the Parties expressly acknowledge and agree that the decision-making authority granted to Alnylam and Roche pursuant to Section 2.5 shall not be used to authorize a Party to (i) perform any function not delegated to a Committee, (ii) unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement, or (iii) impose any additional material performance obligations on the other Party, other than those for which such other Party is expressly responsible hereunder. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with Applicable Laws.
2.8Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the Parties mutually agree to disband such Committee, except that the JDC shall disband upon the conclusion of all Development activities hereunder, the JMC will disband following the Technology Transfer Completion Date, and the JCC will disband at the end of the Co-Commercialization Term. If any Committee is disbanded in accordance with the foregoing, all decisions formerly made within or by such Committee shall become a decision that shall be made by the JSC.
2.9Joint Program Team.
(a)Composition; Responsibilities. The Parties shall establish a cross-functional Joint Program Team that is composed of representatives designated by each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of Development, Manufacturing or Commercialization, as the case may be, in terms of their seniority, availability, function in their respective organizations, training and experience. Each Party shall designate one of its representatives as its primary JPT contact. Each Party may replace its representatives from time to time upon written notice to the other Party; provided, however, if a Party’s representative is unable to attend a meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. The JPT will, subject to the oversight of the applicable Operating Committee, undertake the following activities: (i) preparing proposed changes, amendments, or other updates to the Development Plan (including the Development Budget) for submission to the JDC (other than those changes, amendments and updates with respect to CMC Manufacturing Development activities, which are addressed below in (iii)), (ii) preparing the regulatory strategy for Products in the Field in the Territory for submission to the JDC, (iii) preparing the Manufacturing Plan and any proposed changes, amendments, or other updates to the Manufacturing Plan for submission to the JMC, (iv) preparing any amendment to the Development Plan for CMC Manufacturing Development activities for submission to the JMC, (v) preparing the Co-Commercialization Plan and any proposed changes, amendments, or other updates to the Co-Commercialization Plan for submission to the JCC, (vi) preparing the PCD Strategy and the Global Brand Strategy for each Product, (vii) any other responsibilities delegated to the JPT by an Operating Committee, and (viii) discuss and coordinate any desired or planned publications or presentations (or other public disclosure of any Development Data, or any other results of any Clinical Trial or analysis therefor) relating to Product in the Territory and coordinate publications in either Party’s clinical trials registry. The JPT shall meet at least [****] by audio or video teleconference or as otherwise agreed by such JPT. The JPT shall not have the authority to interpret or otherwise amend this Agreement.
(b)Working Groups. To facilitate the accomplishment of the JPT’s responsibilities, the JPT may agree to establish working groups composed of representatives designated by each Party to interact on a more frequent and shorter-term basis on specific projects and tasks assigned to them by the JPT; provided that the authority of such working groups shall not expand beyond the authority of the JPT. Any such working group shall have no decision-making authority, but may make recommendations to the JPT for review and as applicable, submission to the relevant Operating Committee(s) for their review and as applicable, approval. Following the Effective Date, the JPT shall assess the need to establish any working groups based on the needs of any Collaboration activities.
ARTICLE 3

DEVELOPMENT
3.1Overview. The Parties agree to collaborate with respect to the Development of Products for use in the Field in the Territory as provided in this Article 3 under the direction of the JDC and the JSC (if applicable), and pursuant to a development plan, which shall include the level of detail specified in this Article 3 (the “Development Plan”) to be prepared by the JPT for approval of the JDC and JSC.
3.2Development Plans. The Development of all Products for use in the Field for the Territory shall be conducted pursuant to the comprehensive (including all timelines, objectives and planned tasks for the conduct of Development activities hereunder), worldwide Development Plan which shall describe, for a rolling period of three (3) Calendar Years (broken down by Calendar Quarter for the first Calendar Year, and by Calendar Year for the following two (2) Calendar Years), beginning with the Effective Date (such portion of the Development Plan, the “Short Term Development Plan”):
(a)the proposed overall program of Development for Products for use in the Field in the Territory, including Non-Clinical Studies and Pre-Approval Trials [****], Product label strategy (including the timing of transition of ownership of the core data sheets to Roche), Product label negotiations strategy and proposed Product label content, and regulatory plans and other Regulatory Activities to obtain Regulatory Approval for Products for use in the Field in the Territory;

(b)the anticipated start dates and Development Data availability dates of such Non-Clinical Studies and Pre-Approval Trials, and anticipated timelines for filing applications for Regulatory Approvals in the Territory;
(c)subject to Section 3.6, the respective roles and responsibilities of each Party (including designation of a Lead Development Party), in connection with such activities; and
(d)the Development Budget.
Together with the Short Term Development Plan, the Development Plan shall include a high-level description of the activities in each Calendar Year subsequent to the period covered by the Short Term Development Plan through the expected first filing of an NDA in the Territory for Products for use in the applicable Indications in the Field (“Long Term Development Plan”).
3.3Development Budget. The Development Plan will include a budget for all Development activities for the Products for use in the Field in the Territory (the “Development Budget”), comprising a detailed rolling budget for the Development activities to be performed under the Development Plan during the [****]; provided that only [****]. Notwithstanding anything to the contrary herein, unless the Parties agree in writing (in each of their sole discretion), in no event shall the amount allocated to a Party under the Development Budget exceed such Party’s share of the [****]. For clarity, no Party shall have any obligation, to incur Development Costs in the Territory in excess of such Party’s share of the [****].
3.4Initial Development Plan. An initial high-level outline of the Development activities currently contemplated as needed to obtain Regulatory Approval in the Territory for the Therapeutic Product as described in the Primary Indication Target Product Profile and for the REVERSIR Product, an initial outline of the Short Term Development Budget, which includes the Development Costs anticipated to be incurred in the conduct of the activities outlined in the Initial Development Plan (other than KARDIA-1 and KARDIA-2) during the three (3) Calendar Year-period beginning on the Effective Date. and an initial outline of the Long Term Development Budget, including high-level, non-binding and preliminary estimates of the long term Development Costs through Regulatory Approval is attached hereto as Exhibit A (the “Initial Development Plan”). Within [****] days after the Effective Date, the JPT shall prepare, for review and approval by the JDC in accordance with Section 2.2(c)(ii), and the JSC in accordance with Section 2.1(c)(ii), a Development Plan (for clarity, including a Short Term Development Plan and a Long Term Development Plan, and a Short Term Development Budget and a Long Term Development Budget), which shall be consistent with the Initial Development Plan (including with the Primary Indication Target Product Profile, clinical development plans and Clinical Trials designs therein) and the initial draft of the Short Term Development Budget, including all timelines set forth therein, and shall set forth the objectives and planned tasks for the conduct of Development activities hereunder, including regulatory strategy. The Initial Development Plan shall be effective from the Effective Date until amended and updated by the JPT and approved by the JDC and JSC in accordance with Section 3.5.
3.5Amendments to the Development Plan.

(a)Annual Updates. On a Calendar Year basis (no later than [****] days prior to the start of the following Calendar Year), or more often as the Parties may agree upon in writing from time to time, the JSC and the JDC shall review and as it determines appropriate, update and approve any changes, amendments or other updates to the Development Plan prepared by the JPT (including the Development Budget contained therein). For clarity, such updated and amended Development Plan shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, and additions to the then-current Development Plan and shall include a Short Term Development Plan (including a Short Term Development Budget) and a Long Term Development Plan (including a Long Term Development Budget). Once approved in accordance with Article 2, the amended Development Plan shall become effective for the applicable period commencing January 1st (or such other date that the JSC may specify) and any amended Development Plan so approved shall supersede the previous Development Plan for the applicable period. If the JSC (or, for clarity, a Party, in accordance with Article 2) decides to discontinue Developing a Product for use in one or more Indications upon recommendation by the JDC, the Development Plan shall terminate with respect to such Product for use in such Indication(s) upon such decision.
(b)Additional Program Plans.
(i)From time to time, during the Term, each Party shall have the right to propose to the JDC that the Development Plan be amended to include (1) any new Indication in the Field (including any Hypertension Indication) for the Product other than the Primary Indication (each, an “Additional Indication”), (2) any additional Non-Clinical Studies or Pre-Approval Trials needed to Develop the Products in an Additional Indication that was previously added to the Development Plan under this Section 3.5 (each, an “Additional Study”), or (3) any Combination Product or any other co-administration of the Product with another pharmaceutical product, in each case (the foregoing (1) through (3)), by submitting a written proposal to the JDC describing the proposed Additional Indication (including its proposed target product profile), Additional Study, or Combination Product (including its proposed target product profile), as applicable, and anticipated costs and timelines with respect thereto, in sufficient detail for the JDC to consider such Additional Indication, Additional Study or Combination Product for inclusion in the Development Plan (each such proposal, an “Additional Program Plan”).
(ii)Following a Party’s submission of an Additional Program Plan to the JDC in accordance with Section 3.5(b)(i), the JDC shall, at its next regularly scheduled meeting, review and determine whether to modify or amend such Additional Program Plan. In the event that the JDC accepts such Additional Program Plan (as modified or amended, as applicable), then the JDC shall recommend such Additional Program Plan (with any modifications or amendments agreed upon by the JDC) for consideration by the JSC for inclusion in the Development Plan by providing the JSC with such Additional Program Plan. Following the JDC’s submission of an Additional Program Plan to the JSC in accordance with this

Section 3.5(b)(ii), the JSC shall, at its next regularly scheduled meeting, review and determine whether to approve such Additional Program Plan, either in the form provided by the JDC or with such modifications or amendments agreed upon by the JSC. If the JSC approves such Additional Program Plan (with any modifications or amendments agreed upon by the JSC), such Additional Program Plan shall be incorporated in the Development Plan. If the JSC fails to approve the applicable Additional Program Plan, then neither Party may, directly or indirectly, itself or through any Affiliate or Third Party, conduct the applicable Additional Program Plan or any activities therein.
(c)Device Program Plans.
(i)The Parties agree that, as of the Effective Date, the Development Plan for the Therapeutic Product will include Development activities [****]. From time to time, during the Term, each Party shall have the right to propose to the JDC that the Development Plan be amended to include a device, [****], for administration of any Product for use in the Field (each such device, an “Administration Device”) in the Co-Commercialization Territory or in the Roche Territory by submitting a written proposal to the JDC describing the proposed Administration Device and anticipated costs and timelines with respect thereto, in sufficient detail for such Party to consider for inclusion in the Development Plan (each such proposal, a “Device Program Plan”).
(ii)Following a Party’s submission of a Device Program Plan to the JDC in accordance with Section 3.5(c)(i), the JDC shall, at its next regularly scheduled meeting, review and determine whether to modify or amend such Device Program Plan. In the event that the JDC accepts such Device Program Plan (as modified or amended, as applicable), then the JDC shall recommend such Device Program Plan for consideration by the JSC for inclusion in the Development Plan (with any modifications or amendments agreed upon by the JDC) by providing the JSC with such Device Program Plan. Following the JDC’s submission of a Device Program Plan to the JSC in accordance with this Section 3.5(c)(ii), the JSC shall, at its next regularly scheduled meeting, review and determine whether to approve such Device Program Plan, either in the form provided by the JDC or with such modifications or amendments agreed upon by the JSC. If the JSC approves such Device Program Plan (with any modifications or amendments agreed upon by the JSC), such Device Program Plan shall be incorporated in the Development Plan. If the JSC fails to approve the Device Program Plan in accordance with Section 2.5, then (1) for the Co-Commercialization Territory, neither Party may, directly or indirectly, itself or through any Affiliate or Third Party, Develop or Commercialize the applicable Administration Device for the Co-Commercialization Territory and (2) for the Roche Territory, Roche may, at its sole cost and expense, Develop the applicable Administration

Device for the administration of a Product Developed for use in the Field pursuant to the Development Plan for use solely in the Roche Territory.
3.6Lead Development Party. One Party shall have primary responsibility for the day-to-day operational activities and decision-making with respect to each Non-Clinical Study and Pre-Approval Trial in connection with Development of Products hereunder, as further described in this Section 3.6 (such Party, the “Lead Development Party”).
(a)Alnylam as Lead Development Party. Alnylam shall be the Lead Development Party and shall have primary operational responsibility for leading the conduct and execution of (i) all Non-Clinical Studies and Pre-Approval Trials of the Therapeutic Product for the Hypertension Indications (except as provided in Section 3.6(b)(i)(2) below), including KARDIA-1, KARDIA-2, KARDIA-3, the Initial CVOT Study, and any PIP Trial for the Primary Indication Program, (ii) all Non-Clinical Studies and Pre-Approval Trials of the REVERSIR Product, and (iii) all Non-Clinical Studies and Pre-Approval Trials of Products for any Additional Program Plan for an Additional Indication for which Roche does not exercise its Development Lead Option and for which Alnylam elects to do so by providing written notice to Roche (as described in Section 3.6(b)(ii) below) (each of the foregoing (i) through (iii), an “Alnylam Lead Study”).
(b)Roche as Lead Development Party.
(i)Roche shall be the Lead Development Party and shall have primary operational responsibility for (1) all Non-Clinical Studies and Pre-Approval Trials of any Product for any Additional Program Plan for which Roche exercises its Development Lead Option pursuant to Section 3.6(b)(ii) below, and (2) subject to Section 3.6(a)(i), all Non-Clinical Studies and Pre-Approval Trials of any Product that are conducted primarily to support Regulatory Approval of the applicable Product in the Roche Territory (which shall be deemed to include any Bridging Studies) (each of the foregoing (i) and (ii), a “Roche Lead Study”).
(ii)For a period of [****] Business Days after the date on which the JSC approves the first Additional Program Plan for an Additional Indication, and every Additional Program Plan for an Additional Indication thereafter, Roche shall have the right, but not the obligation, to elect to be the Lead Development Party for such Additional Program Plans (the “Development Lead Option”) by providing Alnylam with written notice of such election during such time period. For clarity, upon providing such notice in accordance with the foregoing, Roche shall become the Lead Development Party for the Non-Clinical Studies and Pre-Approval Trials set forth in the applicable Additional Program Plan. For clarity, in the event that Roche does not provide such notice in accordance with the foregoing, Alnylam shall have the right, but not the obligation, to be the Lead Development Party for the applicable Additional Program Plan by providing Roche with written notice thereof.

(c)Rights and Responsibilities. The rights and responsibilities of the Lead Development Party shall include managing operationalization of the applicable study, negotiating and entering into contracts with participating clinical sites and investigators (using a clinical trial agreement template previously agreed upon by the Parties in accordance with Section 2.2(c)(iii) that includes terms (including intellectual property ownership, assignment and confidentiality principles) mutually agreed upon that are consistent with this Agreement). The Party that is not the Lead Development Party for a specific Non-Clinical Study or Pre-Approval Trial shall perform those activities related to such study that are allocated to it under the Development Plan, shall reasonably cooperate with the Lead Development Party in the conduct of such study, and shall have the right to provide the Lead Development Party with input and feedback regarding the conduct of such study (which input and feedback the Lead Development Party will consider in good faith).
3.7Transfer of Development Data.
(a)Alnylam will provide Roche with the data included in [****], and any other Development Data generated by or on behalf of Alnylam with respect to [****] to the extent not provided to Roche pursuant to the foregoing; and
(b)without limiting the foregoing clause (a), the Lead Development Party will provide the other Party with a copy of all Development Data generated in any Clinical Trial or other Development activity conducted by the Lead Development Party under the Development Plan, including as set forth on Schedule 3.7(b). For each delivery of [****].
3.8Development Diligence and Standards of Conduct. Each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the Development Plan. Without limiting the foregoing, each Party shall conduct its activities under the Development Plan in a good scientific manner and in compliance with all Applicable Laws.
3.9Development Records and Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it under the Development Plan and all information and Development Data resulting from such work (such records, “Development Records”). Such Development Records, including any electronic files where such information or Development Data may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy Development Records maintained by the other Party at reasonable times and to the extent needed for patent or regulatory purposes, to obtain access to originals. Within [****] days after the end of each Calendar Quarter, each Party shall provide the JDC with reports detailing its Development activities under the Development Plan for the immediately preceding Calendar Quarter (each such report, a “Development Report”) and the results of such activities as the JDC requests.
3.10Subcontracts. Each Party may perform any of its Development obligations under this Agreement through one or more subcontractors or consultants in accordance with, and subject to, Section 7.3.

ARTICLE 4

REGULATORY MATTERS
4.1Overview. The Parties agree to collaborate with respect to the Regulatory Materials (including Regulatory Approvals and regulatory label negotiation strategy) for Products for use in the Field in the Territory as provided in this Agreement (including this Article 4) under the direction of the JDC and the JSC, and pursuant to the Development Plan. The Development Plan shall set forth the regulatory strategy (including the label strategy, and the content of the initially submitted label, and the content of any major labeling updates) for seeking Regulatory Approvals in the Territory of all Products being Developed under the terms of this Agreement.
4.2Lead Regulatory Party. One Party shall have primary responsibility for the day-to-day operational activities and decision-making with respect to certain Regulatory Materials and interactions with the applicable Regulatory Authorities for a Product, as further described in this Section 4.2 (such Party, the “Lead Regulatory Party”).
(a)Alnylam as Lead Regulatory Party.
(i)As between the Parties, Alnylam will be the Lead Regulatory Party, and in furtherance thereof, will be responsible for, (1) preparing and submitting any IND, and any related Regulatory Materials necessary or desirable for conducting any Alnylam Lead Study (and Alnylam will be the sponsor of such Non-Clinical Trial or Clinical Trial); (2) preparing and submitting any NDA and other application for Regulatory Approval, and any other related Regulatory Materials necessary or desirable for obtaining, registering, listing and maintaining Regulatory Approval for any Product for use in the Field in the Co-Commercialization Territory; and (3) performing those day-to-day activities (including corresponding and participating in any meetings with the applicable Regulatory Authorities) required to obtain or maintain any of the foregoing. All such Regulatory Materials will be in Alnylam’s or its designee’s name and owned by Alnylam; provided that (x) Roche shall be responsible for, and hold in its or its Affiliate’s name, the NDC that is affixed to the Product packaging for Product in the Co-Commercialization Territory, and (y) to the extent Applicable Laws or Regulatory Authorities in the relevant jurisdiction require such Regulatory Materials to be in Roche’s name, such Regulatory Materials shall be in Roche’s name to such extent (with Alnylam as the responsible party or owner to the extent permitted by Applicable Laws), and following Alnylam’s reasonable written request, Roche shall cooperate with Alnylam to transfer such Regulatory Materials to Alnylam as and to the extent permitted by Applicable Laws. Notwithstanding anything to the contrary herein, for clarity, Alnylam shall also hold, in its or its Affiliate’s or other designee’s name, one or more NDCs with respect to Products.
(ii)Notwithstanding Section 4.2(b), prior to the Technology Transfer Completion Date, Alnylam will be responsible for authoring the core

CMC dossier of any Regulatory Materials for the Product for use in the Field and providing Roche with a copy of such core CMC dossier for Roche to include in those Regulatory Materials for which it is responsible pursuant to the terms hereof. Roche shall use such sections [****].
(b)Roche as Lead Regulatory Party. Subject to Section 4.2(a)(ii), as between the Parties, Roche will be the Lead Regulatory Party and in furtherance thereof, will be responsible for (i) preparing and submitting any IND, and any related Regulatory Materials necessary or desirable for conducting any Roche Lead Study (and Roche will be the sponsor of such study); (ii) preparing and submitting any NDA and other application for Regulatory Approval, any related Regulatory Materials necessary or desirable for obtaining, registering, listing and maintaining such Regulatory Approval for any Product for use in the Field in the Roche Territory in accordance with the terms hereof; (iii) holding in its (or its Affiliate’s) name and maintaining the NDC that is affixed to the Product packaging and (iv) performing those day-to-day activities (including corresponding and participating in any meetings with the applicable Regulatory Authorities) required to obtain or maintain any of the foregoing. All such Regulatory Materials will be in Roche’s or its designee’s name and owned by Roche; provided that to the extent Applicable Laws or Regulatory Authorities in the relevant jurisdiction require such Regulatory Materials to be in Alnylam’s name, such Regulatory Materials shall be in Alnylam’s name to such extent (with Roche as the responsible party or owner to the extent permitted by Applicable Laws), and following Roche’s reasonable written request, Alnylam shall cooperate with Roche to transfer such Regulatory Materials to Roche as and to the extent permitted by Applicable Laws.
(c)Additional Lead Regulatory Party Responsibilities.
(i)Submissions to Regulatory Authorities. The Lead Regulatory Party will provide the other Party with a copy of any [****] and to the extent set forth on Schedule 4.2(c)(i), other significant filings or communications, in each case, for submission to any Regulatory Authority (each, a “Major Regulatory Communication”), in each case (the foregoing (1)-(3)), in English and reasonably in advance of submission of such Major Regulatory Communication to the applicable Regulatory Authority and reasonably consider (to the extent reasonably practicable) comments promptly provided by the other Party in good faith. If following such consideration, any disagreement remains between the Parties as to the content of a Major Regulatory Communication, such matter shall be [****].
(ii)Communications with Regulatory Authorities. Within [****] Business Days of receipt, the Lead Regulatory Party shall provide the other Party with copies of all written or electronic Major Regulatory Communications received by it from any Regulatory Authority. To the extent the other Party receives any communication from a Regulatory Authority that addresses, in whole or in part, a study for which it is not the Lead Regulatory Party, such other Party shall provide the Lead Regulatory Party with copies of any such written or electronic communications within [****] Business Days of receipt.

(iii)Regulatory Meetings. With respect to those matters for which a Lead Regulatory Party is responsible in accordance with the terms hereof, such Lead Regulatory Party shall provide the other Party with reasonable (but no less than [****]) prior written notice of any requested or scheduled meeting with any Regulatory Authority including engagements with OPDP, [****]. Representatives of the Lead Regulatory Party will be the primary spokespeople at any such meeting [****]. The Lead Regulatory Party shall reasonably consider any proposed input for the meeting provided by the other Party in good faith; provided that, for clarity and notwithstanding anything to the contrary herein, the Lead Regulatory Party shall have final decision-making authority in the event of a dispute with respect to the content and information to be discussed at a meeting with a Regulatory Authority.
4.3Right of Reference.
(a)Subject to the terms and conditions of this Agreement (including the licenses granted pursuant to Section 7.1), Alnylam hereby grants to Roche, its Affiliates and Sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Materials (including Regulatory Approvals) for any Product for use in the Field in the Co-Commercialization Territory, and Development Data and other Know-How included or referenced therein or filed in support thereof, to the extent such Regulatory Materials, Development Data and other Know-How are Controlled by Alnylam or any of its Affiliates, solely for Roche or its Related Parties to Develop Products in accordance with the Development Plan, Manufacture Products for use in the Field for the Roche Territory after completion of Technology Transfer by Alnylam pursuant to Section 6.8 and obtain and maintain Regulatory Approvals for Products in the Roche Territory, in each case, to the extent permitted under this Agreement and to otherwise enable Roche to fulfill its obligations with respect to Products hereunder.
(b)Subject to the terms and conditions of this Agreement (including the licenses granted pursuant to Section 7.2), Roche hereby grants to Alnylam, its Affiliates and Sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Materials (including Regulatory Approvals) for any Product, and Development Data and other Know-How included or referenced therein or filed in support thereof, to the extent such Regulatory Materials, Development Data and other Know-How are Controlled by Roche or any of its Affiliates, solely for Alnylam or its Related Parties (or subcontractors acting on their behalf) to Develop Products for use in the Field, Manufacture Products for use in the Territory and obtain and maintain Regulatory Approvals for Products in the Co-Commercialization Territory, in each case, to the extent permitted under this Agreement and to otherwise enable Alnylam to fulfill its obligations with respect to Products hereunder.
(c)Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate the rights granted under Section 4.3(a) and 4.3(b).

(d)Neither Party will grant any right of reference or other access to Regulatory Materials (including Regulatory Approvals) or Development Data with respect to Product in the Territory to any Third Party other than as necessary to Related Parties (or subcontractors acting on their behalf) for the Development, Manufacture or Commercialization of Product in the Field in the Territory hereunder, or as otherwise permitted herein.
4.4Product Withdrawals and Recalls.
(a)Co-Commercialization Territory. If either Party becomes aware of any Regulatory Authority that (i) has threatened, initiated or advised any action to remove any Product for use in the Field from the market or (ii) has required or advised Alnylam, Roche, or any of their Related Parties to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in the Field (collectively, a “Product Action Concern”), in each case ((i) and (ii)) with respect to, or in, the Co-Commercialization Territory, then such Party shall notify the other Party in writing of such event within [****] Business Days (or sooner if required by Applicable Laws) after such Party becomes aware of the Product Action Concern. Following receipt of such written notice, the Parties will discuss and attempt to agree upon whether to recall or withdraw the applicable Product for use in the Field in the Co-Commercialization Territory in response to such Product Action Concern; provided, however, that if the Parties fail to agree within an appropriate time period [****].
(b)Roche Territory. If either Party becomes aware of any Regulatory Authority that raises a Product Action Concern with respect to, or in, the Roche Territory, then such Party shall notify the other Party in writing of such event within [****] Business Days (or sooner if required by Applicable Laws) after such Party becomes aware of the Product Action Concern. Following receipt of such written notice, the Parties will discuss and attempt to agree upon whether to recall or withdraw the applicable Product for use in the Field in the Roche Territory; provided, however, that if the Parties fail to agree within an appropriate time period [****].
4.5Safety Reporting. As soon as practicable after the Effective Date, the Parties shall mutually agree and execute a separate agreement (a “Pharmacovigilance Agreement”) specifying the procedures and timeframes for compliance with Applicable Laws pertaining to safety reporting of the Products and their related activities. The Pharmacovigilance Agreement will set forth each Party’s responsibilities and obligations pertaining to safety collection, assessment and reporting for the Product based on Applicable Laws, including a timeline and procedures for transfer of the global safety database from Alnylam to Roche.
4.6Regulatory Standards of Conduct. Each Party shall make regulatory filings, seek Regulatory Approvals and conduct all other Regulatory Activities under this Agreement (including this Article 4) in compliance with all Applicable Laws, including any Anti-Corruption Laws.
4.7Subcontracts. Each Party may perform any of its Regulatory Activities under this Agreement through one or more Sublicensees or subcontractors in accordance with, and subject to, Section 7.3.

ARTICLE 5

COMMERCIALIZATION
5.1Overview. The Parties agree to collaborate with respect to the Commercialization of Products for use in the Field in the Co-Commercialization Territory as provided in this Agreement (including this Article 5) under the direction of the JCC and the JSC, and pursuant to the Co-Commercialization Plan and the Global Brand Strategy (each of which shall be prepared by the JPT for approval of JSC following the review and approval by the JCC). Roche shall have the sole right and responsibility for Commercializing Products for use in the Field in the Roche Territory in accordance with the Global Brand Strategy and this Agreement.
5.2Global Brand Strategy. For each Product, the JPT will prepare for review and approval of the JSC (following the review and approval by the JCC), and thereafter update from time to time, in each case with the approval of the JSC) a global brand strategy, including global positioning and global brand elements, for such Product for use in the Field in the Territory (each, a “Global Brand Strategy”).
5.3Co-Commercialization Plan. The Commercialization of all Products for use in the Field for the Co-Commercialization Territory shall be conducted pursuant to a comprehensive, worldwide co-commercialization plan that is consistent with the Global Brand Strategy(ies) (the “Co-Commercialization Plan”) that describes [****] for a rolling period of [****], beginning at [****] (as agreed by the Parties in writing):
(a)pre-launch, launch and subsequent Commercialization activities for such Product in the Co-Commercialization Territory [****];
(b)[****];
(c)the relative responsibilities of the Parties, including which Party will lead the operationalization of any Post-Approval Study (subject to Sections 2.5(d)(i)(6) and 2.5(d)(i)(7)); and
(d)the Co-Commercialization Budget.
5.4Co-Commercialization Budget. In accordance with Section 5.3(d), the Co-Commercialization Plan shall include an overall budget for the anticipated Co-Commercialization Costs for each Product in the Co-Commercialization Territory during the Co-Commercialization Term, which budget shall comprise a rolling budget for the Commercialization activities to be performed under the Co-Commercialization Plan during the following [****] (each such budget, and any revisions thereto, the “Co-Commercialization Budget”). Notwithstanding anything to the contrary hereunder, unless the Parties agree in writing (in each of their sole discretion), in no event shall the amount allocated to a Party under the Co-Commercialization Budget with respect to Therapeutic Product [****]. [****].
5.5Initial Co-Commercialization Plan. At least [****] prior to the anticipated First Commercial Sale of a Product for use in the Field in the Co-Commercialization Territory (as agreed upon by the Parties or such other time period that the Parties agree is sufficiently in advance of such anticipated First Commercial Sale to ensure approval of Co-

Commercialization Plan prior to start of the Launch Preparation Period for such Product in the Co-Commercialization Territory), the JPT shall prepare, for the JSC’s review and approval (following the review and approval by the JCC), the initial Co-Commercialization Plan for such Product for use in the Field in the Co-Commercialization Territory (including the initial Co-Commercialization Budget, the “Initial Co-Commercialization Plan”). The Initial Co-Commercialization Plan shall be effective from the date it is approved by the JSC or otherwise in accordance with the terms hereof until amended and updated by the JCC and approved by the JSC in accordance with the terms hereof.
5.6Amendments to the Co-Commercialization Plan. On a [****] basis (on timing to be coordinated with Roche’s then typical internal commercial plan review and approval processes used for Roche’s other pharmaceutical products), or more often as the Parties may agree upon in writing from time to time, the JSC shall review and as it determines appropriate, update and approve, any amendments to the Co-Commercialization Plan (including the Co-Commercialization Budget contained therein) as prepared by the JPT and submitted to the JCC for review and approval for further submission to the JSC for approval. [****]. Once approved by the JSC, the amended Co-Commercialization Plan shall become effective for the applicable period and any JSC-approved amended Co-Commercialization Plan shall supersede the previous Co-Commercialization Plan for the applicable period. If the JSC decides to discontinue Commercializing a Product for use in one or more Indications upon recommendation by the JCC, the Co-Commercialization Plan shall terminate with respect to such Product for use in such Indication(s) upon such decision.
5.7Roche Territory. Roche shall at all times conduct Commercialization of Products in the Field in the Roche Territory in accordance with the Global Brand Strategy. Roche shall provide informational updates to the JCC of its plans for Commercialization activities for Products for use in the Roche Territory on an annual basis (no later than once every [****], and shall respond in a timely fashion to any reasonable requests of Alnylam with respect to such plans and Commercialization activities in the Roche Territory. Roche will consider in good faith Alnylam’s input on such plans; provided that for clarity, Roche shall have final decision making authority at the JCC with respect to Commercialization of Products in the Roche Territory in accordance with Section 2.5(d)(ii)(3).
5.8Names and Logos of the Parties. The JPT (for review and approval of the JCC) shall determine the manner in which the Parties will be presented and described in (1) any Promotional Materials, Disease Awareness Materials, Product packaging or other materials related to a particular Product, and the placement of the names and logos of the Parties (provided that all such Promotional Materials, Disease Awareness Materials and Product packaging shall include, with equal prominence, the names and logos of both Parties), in each case to the extent permitted by Applicable Laws and (2) the labeling for the applicable Product approved by the applicable Regulatory Authority.
5.9PCD Strategy. The JPT will prepare a global pricing, contracting and distribution strategy (the “PCD Strategy”) and submit it to the JCC for review and approval prior to Product Regulatory Approval in the Territory. The PCD Strategy will provide [****]. For clarity, if the JCC and JSC cannot agree, [****]. Roche will update the JCC at each regularly scheduled JCC meeting with respect to all such pricing, contracting and distribution activities which Roche shall conduct in a manner consistent with the PCD Strategy in accordance with, and subject to, Section 2.5(d). Roche shall also be solely responsible for handling all returns, recalls or withdrawals (as finally determined to be undertaken pursuant to Section 4.4(a)), order processing, invoicing and collection, and receivables using the appropriate Roche (or its Affiliate’s) NDC that is affixed to the Product packaging for Product sales and distribution in the Co-Commercialization Territory. Alnylam shall not accept orders for Products or sell Products for its own account or for Roche’s account, in the Field in the Territory, and if Alnylam receives any order for Products for use in the Field in the Territory, it shall refer such orders to Roche for acceptance or rejection. Roche shall book all sales of Product for use in the Field in the Territory.
5.10Co-Promotion of Products. Alnylam shall participate with Roche in Co-Promoting each Product in the Field in the Co-Commercialization Territory on the terms and conditions set forth in this Agreement and the Co-Promotion Agreement. Beginning upon the start of the Launch Preparation Period for the Product for use in the Field in the Co-Commercialization Territory, the Parties shall (a) negotiate in good faith and execute a co-promotion agreement (the “Co-Promotion Agreement”), which shall set forth the terms and conditions applicable to such Co-Promotion and (b) prepare a marketing and sales plan (the “Co-Promotion Plan”) consistent with the Commercialization Plan for each such Product for use in the Field in the Co-Commercialization Territory, each of which (the foregoing (a) and (b)), shall incorporate the terms set forth on Exhibit B (the “Co-Promotion Term Sheet”) and other applicable relevant co-promotion terms and conditions set forth hereunder, and such other customary or appropriate terms and conditions agreed upon in writing by the Parties. Notwithstanding the foregoing, unless otherwise agreed by the Parties, the Co-Promotion Agreement shall specify that [****]. For clarity, Roche shall not have the right to use its [****] under Section 2.5(d)(ii)(3) to modify the Co-Promotion Term Sheet or finalize or modify the Co-Promotion Agreement.
5.11Promotional Materials and Disease Awareness Materials.
(a)Co-Commercialization Territory.
(i)Creation of Promotional Materials and Disease Awareness Materials. With respect to the Co-Commercialization Territory, as may be more specifically set forth in the Co-Promotion Term Sheet and agreed in the Co-Promotion Agreement, the JPT (for clarity, including representatives of both Parties) will co-create promotional strategies, key claims, key messages and Core Promotional Materials, and either Party may create Promotional Materials consisting of derivative marketing and promotional materials from, and consistent with, the Core Promotional Materials for the Co-Commercialization Territory (“Derivative Promotional Materials”). The Parties will [****]. The JPT (for clarity, including representatives of both Parties) will co-create Disease Awareness Materials for Products for use in the Field for use in the Co-Commercialization Territory consisting of disease awareness and disease education materials to increase knowledge and understanding of a specific disease in the Field and its symptoms and causes (collectively, the “Core Disease Awareness Materials”) and either Party may create Disease Awareness Materials consisting of derivative disease awareness materials from, and consistent with, the Core Disease Awareness Materials for the Co-Commercialization Territory (“Derivative Disease Awareness Materials”). The Parties will [****]. All Promotional Materials, Disease Awareness Materials and all related promotional practices, including detailing, distribution of study reprints, interactions with healthcare practitioners, sample distribution, voucher programs, and any payments made to healthcare practitioners to serve as speakers or on advisory boards, shall comply with all Applicable Laws and be consistent with the applicable Product labeling and the Global Brand Strategy. No Promotional Material or Disease Awareness Material will be [****]. All Promotional Materials and Disease Awareness Materials will be used by the Parties [****].
(ii)Approval of Core Promotional Materials and Disease Awareness Materials. Subject to [****] each Core Promotional Material and Core Disease Awareness Material to be utilized by either Party for Products for use in the Field in the Co-Commercialization Territory must be submitted in writing to, and reviewed and approved in writing prior to use by, a joint medical, legal, regulatory review board comprised of an equal number of representatives from each Party who have sufficient expertise and seniority to fulfill their obligations as set forth herein (“Joint MLRB”). The Joint MLRB also shall be responsible for [****]. The Joint MLRB shall meet [****]. The representative members from each Party on the Joint MLRB will have, collectively, [****] vote on behalf of that Party, and all decision-making shall be [****]. If the Joint MLRB cannot [****] with respect to any Core Promotional Materials and Core Disease Awareness Materials, then the matter will be escalated to [****]; provided that the Parties shall [****].
(iii)Approval of Derivative Promotional Materials and Derivative Disease Awareness Materials. The Joint MLRB shall establish processes and procedures [****] to approve [****] Derivative Promotional Materials and Derivative Disease Awareness Materials [****]. If such lead representatives cannot [****] with respect to the approval of any Derivative Promotional Material or Derivative Disease Awareness Material, or reasonably disagree as to whether such Promotional Material is a Derivative Promotional Material or Derivative Disease Awareness Material, then the review and approval of such Promotional Material shall be [****]; provided that the Parties shall [****].
(iv)Omnichannel Infrastructure/Tools and Non-Personal Digital Promotions. Each Party’s responsibilities with respect to Omnichannel infrastructure/tools and Non-Personal Digital Promotions for Product in the Co-Commercialization Territory shall be as specified in the Co-Promotion Term Sheet.

(v)Use Only of Approved Promotional Materials. For clarity, each Party shall only utilize Promotional Materials and Disease Awareness Materials approved by, or on behalf of the, the Joint MLRB in accordance with clause (ii) or clause (iii) above, in each case in Commercializing the Products for use in the Field in the Co-Commercialization Territory. Neither Party shall, and each Party shall cause its Related Parties (and subcontractors acting on their behalf) to not, change the Promotional Materials or Disease Awareness Materials approved by the Joint MLRB in any way, including by: [****]. Notwithstanding anything to the contrary herein, neither Party shall be required to use any Promotional Materials or Disease Awareness Materials, which, in such Party’s reasonable judgment, are not compliant with Applicable Laws, the PhRMA Code or such Party’s internal compliance policies.
(vi)Discontinued Promotional Materials. If the Joint MLRB informs the Parties that a particular Promotional Material or Disease Awareness Material may no longer be used or distributed in the Co-Commercialization Territory for use with the Product in the Field, each Party shall, and shall cause its sales force and medical liaisons to, cease using and distributing such Promotional Material or Disease Awareness Materials (as applicable) after the no-use date specified by the Joint MLRB. If, as of such no-use date, either Party has any remaining inventory of the applicable Promotional Material or Disease Awareness Material, such Party shall, within [****] days after such date, destroy in accordance with Applicable Laws such Promotional Materials or Disease Awareness Materials (as applicable) in its possession, except for a reasonable, limited number of copies which may be retained for archival purposes or as required by Applicable Laws.
(vii)Submission to Regulatory Authorities. To the extent any Promotional Materials (as approved by, or on behalf of, the MLRB in accordance with this Section 5.11(a)) are required by Applicable Laws to be submitted to any Regulatory Authority in the Co-Commercialization Territory, as between the Parties, [****].
(b)Roche Territory. Roche shall be solely responsible for developing the Promotional Materials and Disease Awareness Materials for use by Roche in the Commercialization of the Products for use in the Field in the Roche Territory. Roche may develop the Promotional Materials and Disease Awareness Materials for the Products for use in the Field in the Roche Territory that are different than the Promotional Materials and Disease Awareness Materials used in the Co-Commercialization Territory; provided that such Promotional Materials, Disease Awareness Materials, and all related promotional practices, including detailing, distribution of study reprints, interactions with healthcare practitioners, sample distribution, voucher programs, and any payments made to healthcare practitioners to serve as speakers or on advisory boards (i) include, with equal prominence, the names and logos of both Parties, (ii) are consistent with the applicable Product labeling, the Global Brand Strategy and the Core Promotional Materials and Core Disease Awareness Materials, as applicable,

(iii) do not have an adverse effect on the Commercialization activities with respect to any Products in the Co-Commercialization Territory and (iv) notwithstanding anything to the contrary herein, comply with all Applicable Laws.
5.12Medical Information. After the First Commercial Sale of the Product for use in the Field in the Co-Commercialization Territory, Roche shall be responsible for maintaining a medical information call center for responding to medical information requests from healthcare professionals and consumers with respect to Product in the Field in the Territory consistent with its standard practice for such activity. Alnylam and Roche shall discuss and agree upon procedures for responding via medical science liaisons in a consistent manner to medical information requests on Products for use in the Field from healthcare professionals and consumers received after the First Commercial Sale of a Product for use in the Field in the Co-Commercialization Territory.
5.13Medical Affairs Activities.
(a)Co-Commercialization Territory. Subject to the oversight of the JCC and Section 2.5(d), and as further agreed upon by the Parties in the Co-Promotion Agreement, Alnylam and Roche shall each be responsible for undertaking Commercial Medical Affairs Activities for Products for use in the Field in the Co-Commercialization Territory in accordance with the Co-Commercialization Plan upon the start of the Launch Preparation Period. Each of the Parties shall use Commercially Reasonable Efforts to perform Commercial Medical Affairs Activities in support of Products for use in the Field in the Co-Commercialization Territory, and to carry out the tasks assigned to it under the Co-Commercialization Plan in a timely and effective manner and in compliance in all material respects with all Applicable Laws and applicable industry codes, including the PhRMA Code. The number of medical affairs personnel and roles shall be set forth in the Co-Promotion Agreement (which, for clarity, shall be consistent with the terms and conditions set forth in the Co-Promotion Term Sheet).
(b)Roche Territory. Roche shall have the sole right and responsibility for Commercial Medical Affairs Activities in support of the Products for use in the Field in the Roche Territory. Roche shall use Commercially Reasonable Efforts to perform such Commercial Medical Affairs Activities in support of Products for use in the Roche Territory and shall conduct its activities in compliance in all material respects with all Applicable Laws.
5.14Commercialization Diligence and Standards of Conduct. Roche and Alnylam each shall use Commercially Reasonable Efforts to Commercialize each Product for use in the Field in the Co-Commercialization Territory upon Regulatory Approval. Roche shall use Commercially Reasonable Efforts to Commercialize each Product for use in the Field in [****], in each case, following Regulatory Approval for such Product for use in the Field for such country. Without limiting the foregoing, each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the Co-Commercialization Plan in compliance with all Applicable Laws.
5.15Commercialization Records and Reports. Each Party shall maintain complete and accurate records (in the form of electronic files where appropriate) of all Commercialization activities conducted by such Party in connection with this Agreement

(including the Co-Commercialization Plan, as applicable) (such records, “Commercialization Records”). Such Commercialization Records, including any electronic files where such information may also be contained, shall fully and properly reflect all work done in connection with the Commercialization of Products under this Agreement (including the Co-Commercialization Plan, applicable) in sufficient detail for regulatory purposes. To the extent needed for regulatory and patent purposes, or as otherwise reasonably necessary for purposes of either Party fulfilling its obligations under this Agreement, each Party shall have the right to review and copy Commercialization Records maintained by the other Party upon reasonable request at reasonable times and to the extent needed for regulatory and patent purposes, to obtain access to originals. Within [****] days after the end of each Calendar Quarter during which a Party performs any Commercialization activities under this Agreement in the Territory, each Party shall provide the JCC with a report or presentation summarizing (at the level of detail normally prepared internally by such Party) its Commercialization activities pursuant to this Agreement (including the Co-Commercialization Plan, as applicable) during the immediately preceding Calendar Quarter (each such report, a “Commercialization Report”) and the results of such activities as the JCC requests.
5.16Subcontracts. Each Party may perform any of its obligations under the Co-Commercialization Plan through one or more Sublicensees or subcontractors in accordance with, and subject to, Section 7.3.
ARTICLE 6

MANUFACTURE AND SUPPLY
6.1Overview. The Parties agree to collaborate with respect to the Manufacture of Products for use in the Field in the Territory as provided in this Agreement (including this Article 6) under the direction of the JMC and the JSC, and pursuant to the Manufacturing Plan.
6.2Manufacturing Plan. The Manufacture of all Products for use in the Field for the Territory shall be conducted pursuant to a comprehensive, worldwide manufacturing plan (each and any revisions thereto, the “Manufacturing Plan”) that describes, for a rolling period of three (3) Calendar Years, beginning with the Effective Date:
(a)[****];
(b)subject to the remainder of this Article 6, the respective roles and responsibilities of each Party;
(c)the Existing Process Technology Transfer Plan and any New Manufacturing Process Technology Transfer Plan, as applicable;
(d)anticipated Manufacturing Changes;
(e)the Manufacturing Budget;
(f)based upon information from then current Development Plan and Commercialization Plan, as applicable, [****]; and

(g)planned and anticipated CMO supply chain, including with respect to Product packaging and labeling;
provided that, except for any New Manufacturing Process Technology Transfer Plan or anticipated Manufacturing Changes, the Manufacturing Plan (including the Manufacturing Budget) shall only address Manufacturing for Products for use in the Field for use in the Roche Territory until the date upon which Roche is able to Manufacture the first GMP batch of Therapeutic Product and finalization of the relevant documentation related to the Technology Transfer as set forth in Schedule 6.2 (such date, the “Technology Transfer Completion Date”).
6.3Manufacturing Budget.
(a)In accordance with Section 6.2(e), the Manufacturing Plan shall include an overall budget for the anticipated Clinical Supply Costs, Commercial Supply Costs and Other Manufacturing Costs for each Product in the Co-Commercialization Territory, and prior to the Technology Transfer Completion Date, in the Roche Territory, which budget shall comprise a rolling budget for the Manufacturing activities to be performed under the Manufacturing Plan during the following three (3) Calendar Years (broken down by Calendar Quarter for the first Calendar Year), and a forecast of the annual budgets for each subsequent Calendar Year (each such budget, and any revisions thereto, the “Manufacturing Budget”)
(b)A preliminary Manufacturing Budget [****] (the “Preliminary Manufacturing Budget”) and includes an initial outline of the preliminary, non-binding Clinical Supply Costs and Other Manufacturing Costs anticipated to be incurred in the conduct of the activities outlined in the Initial Development Plan (other than KARDIA-1 and KARDIA-2) during the three (3) Calendar Year-period beginning on the Effective Date, as well as a high-level, non-binding and preliminary estimate of the long term Clinical Supply Costs and Other Manufacturing Costs through Regulatory Approval.
6.4Initial Manufacturing Plan. Within [****] days after the Effective Date, the Parties shall develop through the JPT for the JMC’s and JSC’s review and as it determines appropriate, approval of, the initial Manufacturing Plan for the Therapeutic Product for use in the Field in the Territory (including the initial Manufacturing Budget, the “Initial Manufacturing Plan”). The Initial Manufacturing Plan shall be effective from the date it is approved by the JSC or otherwise in accordance with the terms hereof until amended and updated by the JMC and approved by the JSC in accordance with the terms hereof.
6.5Amendments to the Manufacturing Plan. On a [****] basis (no later than [****] days prior to the start of the next following Calendar Year), or more often as the Parties may agree upon in writing from time to time or as necessary to incorporate any Existing Process Technology Transfer Plan, New Manufacturing Process Technology Transfer Plan, Manufacturing Change or other amendment, update or change, the JSC shall review and as it determines appropriate, update and approve, any amendments to the Manufacturing Plan (including the Manufacturing Budget contained therein) as prepared by the JPT and reviewed by the JMC. Once approved by the JSC, the amended Manufacturing Plan shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify) and any JSC-approved amended Manufacturing Plan shall supersede the previous

Manufacturing Plan for the applicable period. If the JSC decides to discontinue Developing or Commercializing a Product upon recommendation by the JDC or JCC, respectively, the Manufacturing of such Product pursuant to such Manufacturing Plan and this Agreement shall terminate, except to the extent necessary to supply any then ongoing Clinical Trial.
6.6API Process Development and Scale-Up. The Parties shall collaborate through the JPT with respect to [****].
6.7Clinical Supply.
(a)Overview. Subject to the remainder of this Article 6, as between the Parties, Alnylam (itself or through an Affiliate or one or more CMOs) shall have the responsibility for Manufacture of Products (for clarity, including REVERSIR Product) for Non-Clinical Studies and Pre-Approval Trials under the Development Plan for the Co-Commercialization Territory, and, prior to the Technology Transfer Completion Date, for the Roche Territory; provided that Alnylam (itself or through an Affiliate or one or more CMOs) shall have the responsibility for Manufacture of REVERSIR Product for Non-Clinical Studies and Pre-Approval Trials under the Development Plan for the Roche Territory. Following the Technology Transfer Completion Date, Roche shall be responsible for Manufacture of Therapeutic Products for (i) Non-Clinical Studies and Pre-Approval Trials under the Development Plan that are primarily to support Regulatory Approval of a Product for use in the Field in the Roche Territory and (ii) any Post-Approval Studies conducted only for the Roche Territory, unless any such Non-Clinical Study, Pre-Approval Trial or Post-Approval Study under (i) or (ii) above have been initiated prior to the Technology Transfer Completion Date, in which case Alnylam shall continue the supply of Therapeutic Product for such Non-Clinical Study, Pre-Approval Trial or Post-Approval Study until Roche can switch to its own supply and Roche shall use Commercially Reasonable Efforts to switch to its own supply for Therapeutic Product for the Roche Territory as soon as practicable following the Technology Transfer Completion Date.
(b)Clinical Supply Agreement. Within [****] following the Effective Date (unless mutually agreed otherwise), the Parties shall negotiate in good faith and enter into a clinical supply agreement (the “Clinical Supply Agreement”) for the Manufacture and supply by Alnylam of quantities of Products for the conduct of Non-Clinical Studies and Pre-Approval Trials of Products under this Agreement in accordance with the Development Plan for the Co-Commercialization Territory and prior to the Technology Transfer Completion Date, for the Roche Territory, and for the Roche Territory following the Technology Transfer Completion Date for REVERSIR Product. The Clinical Supply Agreement shall include terms consistent with the allocation of Clinical Supply Costs as Shared Development Costs, as set forth in Section 8.2 and the Financial Appendix, and such other reasonable and customary terms (including terms identified in the Commercial Supply Term Sheet that expressly refer to applying to the Clinical Supply Agreement) agreed upon by the Parties. For clarity, the Clinical Supply Agreement will contain the terms applicable to Alnylam’s supply of Product for the Roche Lead Studies; provided that Alnylam will have no obligation to supply Product for Roche Lead Studies prior to the execution of the Clinical Supply Agreement.
6.8Technology Transfer.

(a)Existing Process Technology Transfer. The Parties will, under the oversight of the JMC, and subject to Section 6.9(a), use commercially reasonable efforts to collaborate and complete a one-time transfer by Alnylam (or any of its applicable CMOs) to Roche or [****] designated by Roche of the Know-How within the Alnylam Licensed IP that is necessary, or that Alnylam determines (in good faith) is reasonably useful, to Manufacture drug substance and drug product for the Products for use in the Field using the Manufacturing process in use at such time by Alnylam or its CMO (as applicable) in order for Roche (or such [****]) to Manufacture the Products for clinical and commercial supply in the Roche Territory in accordance with, and subject to, the terms of this Agreement (the “Existing Process Technology Transfer”). For clarity, the Existing Process Technology Transfer will include the transfer of those analytical methods included in the Alnylam Licensed IP that are necessary to ensure quality control and release of the Product. Prior to initiation of the Existing Process Technology Transfer, the Parties, through the JMC, shall submit to the JSC for approval, as part of the Manufacturing Plan, a technology transfer plan, defining the scope, timeline and conditions of the Existing Process Technology Transfer (the “Existing Process Technology Transfer Plan”), which technology transfer shall continue until the Technology Transfer Completion Date. The Parties shall use commercially reasonable efforts to (i) initiate the Existing Process Technology Transfer within [****] after the start of the Launch Preparation Period for such Product, and (ii) complete the Existing Process Technology Transfer as soon as reasonably practicable following initiation in accordance with the foregoing clause (i); provided that if, despite the Parties’ commercially reasonable efforts, the Technology Transfer Completion Date has not occurred as of the First Commercial Sale of Product in the Roche Territory, Alnylam, at Roche’s request, shall Manufacture Product for Commercialization (for clarity, including for Post-Approval Studies) in the Roche Territory until the earlier of: [****]; provided in each case, that the relevant quantities of Product are set forth in Roche’s binding forecast under the applicable Supply Agreement. Following the Technology Transfer Completion Date, Roche shall use commercially reasonable efforts to obtain and maintain the capability to Manufacture Products for use in the Field in the Roche Territory and for which Roche is otherwise responsible hereunder, either itself or through an Affiliate or one or more [****], in sufficient quantities to meet Roche’s Development and Commercialization obligations for the Roche Territory hereunder.
(b)New Manufacturing Process Technology Transfer. In the event that, after the Technology Transfer Completion Date, Alnylam develops an alternative Manufacturing process [****] for Zilebesiran drug substance for use in the Field throughout the Territory (such process, the “New Manufacturing Process”), Alnylam will, reasonably promptly following implementation of such New Manufacturing Process in Alnylam’s, or its Affiliate’s or CMO’s facilities, provide Roche with written notice thereof. Within [****] days after such written notice, Roche shall have the right to provide Alnylam with written notice electing that the Parties will, under the oversight of the JMC, use commercially reasonable efforts to collaborate and complete a one-time transfer by Alnylam (or its applicable CMOs) to Roche or [****] designated by Roche of the Know-How within the Alnylam Licensed IP that is necessary, or that Alnylam determines (in good faith) is reasonably useful, to Manufacture the Products for clinical and commercial supply in the Roche Territory using such New Manufacturing Process in accordance with, and subject to, the terms of this Agreement (the “New Manufacturing Process Technology Transfer” and, together with the Existing Process Technology Transfer, the “Technology Transfers”). Prior to initiation of the New Manufacturing Process Technology Transfer, the Parties, through the JMC, shall submit to the JSC for approval, as part of the

Manufacturing Plan, a technology transfer plan, defining the scope, timeline and conditions of such technology transfer (the “New Manufacturing Process Technology Transfer Plan”). The Parties shall use commercially reasonable efforts to complete any New Manufacturing Process Technology Transfer within a reasonable time period after the approval of the New Manufacturing Process Technology Transfer Plan.
(c)Additional Studies/Clarifications. For clarity, following the Technology Transfer Completion Date, Roche shall be solely responsible for completing any additional studies or testing required to obtain and maintain any qualifications and other Regulatory Approvals (including manufacturing licenses) from any Regulatory Authorities or other Governmental Authorities necessary to Manufacture a Product for use in the Field in the Roche Territory and for which Roche is otherwise responsible hereunder. Prior to conducting any such additional studies or testing, Roche shall submit a reasonably detailed plan of such studies and testing to the JMC for approval, as part of the Manufacturing Plan. Upon completion of any such studies or testing, Roche shall promptly provide to the JMC copies of reports from any such additional studies or testing (including any clinical study reports, as applicable) in English.
6.9Commercial Supply.
(a)Roche Territory. Following the Technology Transfer Completion Date, Roche will be responsible (either itself or through an Affiliate or one or more [****]) for the Manufacture of all quantities of Therapeutic Product for Commercialization of the Product for use in the Field in the Roche Territory. Alnylam shall Manufacture and supply the REVERSIR Product for Commercialization for use in the Field in the Roche Territory which shall be included in the Commercial Supply Agreement, and the REVERSIR Product will not be part of the Technology Transfer to Roche under Section 6.8.
(b)Co-Commercialization Territory. Alnylam shall be responsible, either itself or through any of its Affiliates or CMOs, for the Manufacture of quantities of Products required for Commercialization (for clarity, including Post-Approval Studies) in the Co-Commercialization Territory pursuant to the Commercial Supply Agreement. No later than [****] years prior to the anticipated date of First Commercial Sale of the Product for use in the Field in the Co-Commercialization Territory (as agreed upon by the Parties through the JCC), the Parties shall negotiate in good faith and enter into a commercial supply agreement (the “Commercial Supply Agreement” and, together with the Clinical Supply Agreement, the “Supply Agreements”), for the Manufacture and supply by or on behalf of Alnylam or any of its Affiliates (including a CMO) to Roche of quantities of Products for Commercialization of the Products for use in the Field in the Co-Commercialization Territory. The Commercial Supply Agreement shall contain those terms set forth on Exhibit D (the “Commercial Supply Term Sheet”), terms consistent with the allocation of Commercial Supply Costs as part of shared Net Profits and Net Losses as set forth in Section 8.3 and the Financial Appendix, and such other reasonable customary terms agreed upon by the Parties in writing. For the avoidance of doubt, the terms and conditions to be included in the Commercial Supply Agreement shall not be subject to Roche’s or Alnylam’s final decision-making authority under Section 2.5(d)(i) or Section 2.5(d)(ii), as applicable.
6.10Manufacturing Changes. Changes to the specifications or the processes or methods used, for the Manufacture of any Product for use in the Field in the Territory (such changes, if any, “Manufacturing Changes”) shall be implemented in accordance with this Agreement and the relevant quality agreement to be entered into between the Parties pursuant to the Supply Agreements (each, a “Quality Agreement”).
(a)Required Manufacturing Changes. In the event that a Manufacturing Change is requested or required (i) due to a requirement of a Regulatory Authority, or (ii) as necessary to obtain or maintain Regulatory Approval for a Product for use in the Field (each, a “Required Manufacturing Change”), the Parties shall work together in good faith, and Alnylam, or, in the case of the Roche Territory following the Technology Transfer Completion Date, Roche, as applicable, shall use commercially reasonable efforts to make, or cause the applicable CMO to make, such Manufacturing Change.
(b)Manufacturing Changes Requested by Roche. Subject to Section 6.10(a), if, with respect to the Roche Territory prior to the Technology Transfer Completion Date, or with respect to the Co-Commercialization Territory, Roche requests any Manufacturing Changes (any such requested change, a “Roche-Requested Manufacturing Change”), then Alnylam shall, in consultation with the applicable Alnylam CMO (if any), consider such Roche-Requested Manufacturing Change in good faith, including meeting with Roche upon Roche’s reasonable request to discuss such Roche-Requested Manufacturing Change, and, to the extent Alnylam determines in its sole discretion to make such Roche-Requested Manufacturing Change, shall use commercially reasonable efforts to, or to cause its applicable CMO to, make such Roche-Requested Manufacturing Change.
(c)Other Manufacturing Changes.
(i)Manufacturing Changes by Alnylam. Alnylam (itself or through its Affiliates and CMOs) may make Manufacturing Changes for the Co-Commercialization Territory or Territory (but that do not apply solely to the Manufacture of Products for the Roche Territory) that Alnylam reasonably believes are needed to support the development or implementation of any (1) new dosage, form or formulation of any Product or (2) process development, process improvement, manufacturing lifecycle management, or other Manufacturing activities to improve the yield, efficiency or proprietary nature of the Manufacturing process for any Product (each, an “Alnylam Manufacturing Change”); provided that (x) to the extent an Alnylam Manufacturing Change would require a filing with a Regulatory Authority, Alnylam shall propose such Alnylam Manufacturing Changes to the JMC for its review and approval, and (y) any such proposed Alnylam Manufacturing Changes that are not covered by the foregoing clause (x) shall be discussed by the JPT (but, for clarity, shall not be subject to any escalation to, or decision-making of, the JMC or JSC). Alnylam shall not make any such Alnylam Manufacturing Changes covered by clause (x) until approved in accordance with Article 2. For clarity, and notwithstanding anything to the contrary herein, “Alnylam Manufacturing Changes” shall not include Required Manufacturing Changes.

(ii)Manufacturing Changes by Roche. Following the Technology Transfer Completion Date, Roche (itself or through its Affiliates and [****]) may make Manufacturing Changes for the Roche Territory that Roche reasonably believes are needed to support the development or implementation of any (1) new dosage, form or formulation of any Product or (2) process development, process improvement, manufacturing lifecycle management, or other Manufacturing activities to improve the yield, efficiency or proprietary nature of the Manufacturing process for any Product (each, a “Roche Manufacturing Change”); provided that (x) to the extent a Roche Manufacturing Change would require a filing with a Regulatory Authority, Roche shall propose such Roche Manufacturing Changes to the JMC for its review and approval, and (y) any such proposed Roche Manufacturing Changes that are not covered by the foregoing clause (x) shall be discussed by the JPT (but, for clarity, shall not be subject to any escalation to, or decision-making of, the JMC or JSC). For clarity, and notwithstanding anything to the contrary herein, “Roche Manufacturing Changes” shall not include Required Manufacturing Changes.
(d)Change Control Procedures. Alnylam shall have, and shall cause its CMOs to have, a change control procedure with respect to the Manufacturing of the Product in connection with this Agreement, which procedure shall be operated and maintained in accordance with the terms of the applicable Quality Agreement.
6.11Manufacturing Diligence and Standards of Conduct. Each Party shall use Commercially Reasonable Efforts to conduct its activities under the Manufacturing Plan and shall conduct such activities in a good scientific manner and in compliance with all Applicable Laws.
6.12Manufacturing Records and Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by or on behalf of such Party or any of its Affiliates (including any applicable CMOs) with respect to Manufacturing Products and all information resulting from such work (such records, “Manufacturing Records”). Such Manufacturing Records, including any electronic files where such information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Manufacturing Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy Manufacturing Records maintained by the other Party at reasonable times following reasonable notice and to the extent needed for patent or regulatory purposes, to obtain access to originals. Within [****] days after the end of each Calendar Quarter during which a Party performs any Manufacturing activities under the Manufacturing Plan, such Party shall provide the JMC with a report detailing its Manufacturing activities under the Manufacturing Plan for the immediately preceding Calendar Quarter (each such report, a “Manufacturing Report”) and the results of such activities as the JMC requests.
6.13Subcontracts. Each Party may perform any of its manufacturing and supply obligations under the Manufacturing Plan or Supply Agreements through its Affiliates or one or more CMOs in accordance with, and subject to, Section 7.3; provided that in the case of [****].
ARTICLE 7

LICENSES AND EXCLUSIVITY
7.1License to Roche under Alnylam Licensed IP. Subject to the terms and conditions of this Agreement, Alnylam hereby grants, and shall cause its Affiliates to grant, to Roche:
(a)an exclusive (even as to Alnylam and its Affiliates), royalty-bearing, sublicensable (solely to the extent permitted in accordance with Section 7.3) license, under the Alnylam Licensed IP solely to Commercialize Products solely for use in the Field in the Roche Territory (for clarity, the Commercialization of Products under this license grant shall be subject to the Global Brand Strategy);
(b)a co-exclusive (with Alnylam and its Affiliates), sublicensable (solely to the extent permitted in accordance with Section 7.3) license under the Alnylam Licensed IP solely to (i) Develop Products solely for use in the Field in the Territory in accordance with the Development Plan and (ii) Commercialize Products solely for use in the Field in the Co-Commercialization Territory. For clarity, the Development and Commercialization of Product under this license grant shall be subject to the terms and conditions of this Agreement including the Co-Commercialization Plan, the Co-Promotion Agreement and the Global Brand Strategy; and
(c)a non-exclusive, sublicensable (solely to the extent permitted in accordance with Section 7.3) license under the Alnylam Licensed IP solely to Manufacture Products in the Territory solely for permitted Development and Commercialization of such Products for use in the Field in the Roche Territory following Technology Transfer to Roche in accordance with Section 6.8.
(d)For clarity, the licenses granted to Roche under this Section 7.1 do not include any licenses or other rights to (i) any Know-How or Patent Rights related to (1) any active pharmaceutical ingredient other than Zilebesiran and REVERSIR, or (2) any siRNA, MicroRNA, MicroRNA antagonist, MicroRNA Mimic, or single or double-stranded oligonucleotide Controlled by Alnylam or any of its Affiliates as of the Effective Date or during the Term that is Directed to, or otherwise modulates the expression of, a target other than AGT or (iii) any Alnylam Excluded IP. Notwithstanding anything to the contrary herein, Alnylam and its Related Parties retain the right to use the Alnylam Licensed IP for any research and development purpose, other than clinically Developing, Commercializing, or Manufacturing for clinical Development or Commercialization, any Products for use in the Field in the Territory.
7.2Licenses to Alnylam under Roche Licensed IP. Subject to the terms and conditions of this Agreement, Roche hereby grants, and shall cause its Affiliates to grant, to Alnylam:
(a)a co-exclusive (with Roche and its Affiliates), sublicensable (solely to the extent permitted in accordance with Section 7.3), royalty-free license, under Roche Licensed IP solely to (i) Develop Products solely for use in the Field in the Territory in accordance with the

Development Plan and (ii) Commercialize Products solely for use in the Field in the Co-Commercialization Territory (for clarity, the Development and Commercialization of Product under such license shall be subject to the terms and conditions of this Agreement including the Co-Commercialization Plan, the Co-Promotion Agreement and the Global Brand Strategy);
(b)a non-exclusive, sublicensable (solely to the extent permitted in accordance with Section 7.3) royalty-free license under the Roche Licensed IP to Manufacture Products in the Territory solely for use in the Field for Alnylam to fulfill its supply obligations with respect to Product under this Agreement; and
(c)if and solely to the extent permitted under Section 7.3(b), an exclusive, sublicensable (solely to the extent permitted in accordance with Section 7.3) license under the Roche Licensed IP solely to Develop and Commercialize Products solely for use in the Field in Japan.
(d)For clarity, the foregoing licenses granted to Alnylam do not include any rights to any Know-How or Patent Rights related to any (i) active pharmaceutical ingredient other than Zilebesiran and REVERSIR, (ii) any siRNA, MicroRNA, Micro RNA antagonist, MicroRNA Mimic, or single or double-stranded oligonucleotide Controlled by Roche or any of its Affiliates as of the Effective Date or during the Term that is Directed to, or otherwise modulates the expression of, a target other than AGT or (iii) any Roche Excluded IP. Notwithstanding anything to the contrary herein, Roche and its Related Parties retain the right to use the Roche Licensed IP for any research and development purpose, other than clinically Developing, Commercializing, or Manufacturing for clinical Development or Commercialization, any Products for use in the Field in the Territory.
7.3Sublicensing and Subcontracting.
(a)Scope of Permissible Sublicensing.
(i)By Roche. The licenses granted by Alnylam to Roche under Section 7.1 may be sublicensed by Roche solely following receipt of Alnylam’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required for sublicenses granted by Roche to: [****].
(ii)By Alnylam. The licenses granted by Roche to Alnylam under Section 7.2 may be sublicensed by Alnylam solely following receipt of Roche’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that (1) such consent shall not be required for sublicenses granted by Alnylam to [****].
(b)Sublicense to Chugai for Japan.
(i)Roche shall use commercially reasonable efforts to notify and engage Chugai as a Sublicensee with respect to performance of Roche’s obligations hereunder in Japan as soon as reasonably practicable following the Effective Date.

(ii)Without limiting the foregoing Section 7.3(b)(i), in the event that Chugai [****], then Japan shall cease to be included in the Roche Territory as of the earlier of [****].
(iii)Notwithstanding anything to the contrary herein, and for clarity, commencing on the earlier of [****], in each case only if there is not a Chugai Sublicense Agreement prior to such time period, (A) Alnylam shall be permitted, itself or through a Related Party or subcontractor, to Develop, Manufacture, and Commercialize Products in Japan, (B) Alnylam shall have final decision-making authority with respect to the Development, Manufacture, Commercialization and other exploitation of Products for Japan, (C) Alnylam shall make Royalty Payments to Roche on Net Sales of Products in Japan [****], (D) Japan shall cease to be included in the Roche Territory for purposes of this Agreement, and (E) Roche shall not be obligated to make any Royalty Payments, Development Milestone Payments or Sales Milestone Payments related to Japan to Alnylam, and Alnylam shall be responsible for all costs associated with the Development, Manufacture and Commercialization of Product for Japan. In addition, the Parties agree that during the period prior to the earlier of the preceding clauses (1) and (2), Alnylam shall have the right to conduct Development activities for the Therapeutic Product in Japan as needed to meet the timelines in the Initial Development Plan and during such time any costs associated with such Development activities in Japan shall be Alnylam’s sole responsibility; provided that if Chugai shall enter into a Chugai Sublicense Agreement with Roche [****], then Roche shall reimburse Alnylam for such costs.
(iv)Subject in all cases to Section 7.3(b)(iii), and without limiting the Parties’ rights and obligations hereunder, if Japan is no longer part of the Roche Territory in accordance with this Section 7.3, then the Parties shall reasonably cooperate in good faith to establish necessary and appropriate procedures to coordinate the Development, Manufacturing and Commercialization of Product in the Field in Japan with the Development, Manufacturing and Commercialization of Product in the Field in the Co-Commercialization Territory and the Roche Territory.
(c)Sublicenses.
(i)Sublicense to an Affiliate. With respect to an agreement under which a Party grants a sublicense to an Affiliate (or, in the case of Roche to Chugai under a Chugai Sublicense Agreement pursuant to Section 7.3(b)) under any license granted to such Party pursuant to Section 7.1 or Section 7.2 (each, an “Affiliate Sublicense Agreement”), such Party shall ensure that all of the applicable terms and conditions of this Agreement shall apply to such Affiliate (or Chugai as applicable) to the same extent as they apply to such Party for all applicable purposes; provided that in accordance with [****]. The grant of any sublicense in compliance with this Section 7.3 shall not relieve the granting Party of its obligations under this Agreement, and as between Alnylam and Roche, the Party granting such sublicense assumes full responsibility for the performance of all obligations to be performed by, and observance of all terms so imposed on, such Affiliate (or Chugai as applicable). For clarity, if a Sublicensee ceases to be an Affiliate, then any Affiliate Sublicense Agreements with such sublicensee shall automatically become, and shall be subject to the terms of this Agreement applicable to, Third Party Sublicense Agreements as set forth in Section 7.3(c)(ii), and shall thereafter not constitute an Affiliate Sublicense Agreement; provided that such Sublicensee and the corresponding Sublicense Agreement comply with the terms and conditions set forth herein with respect to Sublicensees that are Third Parties and Third Party Sublicense Agreements (including that any consent required to be obtained in connection with such Third Party Sublicensee and Third Party Sublicense Agreement has been granted by the other Party). For clarity, if such Sublicensee (as a Third Party Sublicensee) or the corresponding Sublicense Agreement does not comply with the terms hereof as described in the foregoing sentence, such Sublicense Agreement shall automatically terminate upon the applicable Sublicensee ceasing to be an Affiliate.
(ii)Sublicenses to a Third Party. Each Party shall, in each agreement under which it grants a sublicense to a Third Party under a license granted to such Party pursuant to Section 7.1 or 7.2 (each, a “Third Party Sublicense Agreement” and, together with any Affiliate Sublicense Agreement, a “Sublicense Agreement”):
(1)ensure that all of the terms and conditions applicable to a Sublicensee of this Agreement apply to the Third Party in the applicable Third Party Sublicense Agreement; provided that [****]; and
(2)require such Sublicensee to provide the following to such Party: (A)  the assignment and transfer of sponsorship and ownership and all Regulatory Materials held or possessed by such Sublicensee with respect to a Product, as applicable; (B) the assignment of, or a freely sublicensable exclusive license to, all intellectual property Controlled by such Sublicensee, as the case may be, that Covers a Product or its respective Development, Manufacture, Commercialization or other exploitation that was created by or on behalf of such Sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement, (C) the assignment and transfer of ownership and possession of any Product Trademarks created during the exercise of such Sublicensee’s rights or fulfillment of its obligations pursuant to such Sublicense Agreement and all goodwill associated therewith, and (D) confidentiality and non-use obligations regarding Confidential Information, that are at least as protective as those undertaken by the Parties pursuant to Article 12 hereof.
(iii)Each Sublicense Agreement shall be subject to the applicable terms and conditions of this Agreement and any applicable Third Party License sublicensed to the Sublicensee. Any Sublicense Agreement entered into by a Party with a Third Party shall be in writing. A copy of any Sublicense Agreement executed by a Party with a Third Party shall be provided to the other Party within [****] days after its execution; provided that the terms of any such Sublicense Agreement may be redacted to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement. Each Party shall remain responsible for the work allocated to, and payment to, its Sublicensees to the same extent it would if it were doing such work itself.
(d)Subcontractors.
(i)Each Party shall have the right to subcontract the work performed by it under this Agreement without the prior approval of the other Party; provided that (i) Roche shall only be able to subcontract its Manufacturing obligations under this Agreement with respect to Product for the Roche Territory solely following receipt of Alnylam’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or [****], and (ii) (A) each Party shall obtain the prior written consent of the other Party to [****]; and (B) the Parties shall discuss though the JPT, any of its planned subcontracting out of any of its field force obligations under the Co-Commercialization Plan. Any subcontract entered into by either Party shall be consistent with the applicable terms and conditions of this Agreement, and such Party shall be responsible for the actions or omissions of its subcontractors in performing work hereunder and the compliance of its subcontractors with the terms and conditions of this Agreement. Each Party shall remain responsible for the work allocated to, and payment to, its subcontractors to the same extent it would if it were doing such work itself.
(ii)If Roche engages the services of any Roche Excluded Affiliate to conduct Collaboration activities on behalf of Roche under the Agreement, such Roche Excluded Affiliate will be considered a subcontractor for the purposes of this Section 7.3(d) [****].
7.4[****].
7.5No Implied Licenses. Except to the extent expressly provided hereunder, each Party reserves its and its Affiliates’ rights in and to all intellectual property rights that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party or its Related Parties by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ intellectual property rights, except to the extent expressly set forth herein.

7.6Third Party Licenses.
(a)The Parties acknowledge that, during the Term, it may be beneficial to obtain a Third Party License and in furtherance thereof the Parties agree that:
(i)With respect to Third Party intellectual property that is necessary or useful to Develop, Manufacture, Commercialize or otherwise exploit Products for use in the Field in the Co-Commercialization Territory, as soon as reasonably practicable following either Party’s written request, the Parties shall discuss whether to enter into a Third Party License with respect thereto; provided that in the event that the Parties fail to agree on whether to enter into any Third Party License [****]; and
(ii)with respect to Third Party intellectual property that is necessary or useful to Develop, Manufacture, Commercialize or otherwise exploit Products for use in the Field solely in the Roche Territory, as soon as reasonably practicable following either Party’s written request, the Parties shall discuss whether to enter into a Third Party License with respect thereto [****].
(b)The Parties agree that the payments to any Third Party in respect of any Third Party License entered into in accordance with Section 7.6(a) shall be deemed a “Third Party Payment” and subject to this Section 7.6(b). If such Third Party License is necessary or useful for Development, Manufacture, Commercialization or other exploitation of a Product [****].
7.7Exclusive Efforts. Except to the extent (a) permitted pursuant to this Section 7.7 or Section 7.8, or (b) necessary for a Party to satisfy its obligations or exercise its rights with respect to Product under this Agreement, in each case ((a) - (b)), with respect to the Field in the Territory for the Covered Indications [****]. In the event that a Governmental Authority of competent jurisdiction determines that the restrictions under this Section 7.7 are too broad or otherwise unreasonable under any Applicable Laws, including with respect to scope, duration or geographic territory, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions within such scope, duration or geographic territory allowable under Applicable Laws. Notwithstanding the foregoing, each of the Parties acknowledges and agrees that this Section 7.7 has been negotiated by the Parties and that the scope, duration and geographic territory of the restrictions herein are reasonable in light of the circumstances pertaining to the Parties. For clarity, the Parties intend that the foregoing covenants should not extend to diagnostic products or services, software, or clinical trial services provided to Third Parties in the ordinary course of a party’s business that are independent of, and do not involve the use of (x) in the case of Roche, any Alnylam Licensed IP or Alnylam’s Confidential Information, or (y) in the case of Alnylam, any Roche Licensed IP or Roche’s Confidential Information. For purposes of this Section 7.7, [****].
7.8Change of Control and Other Acquisition Transactions.
(a)Notice. If [****],
(i)there is a Change of Control of a Party (such Party, the “Acquired Party”) with a Third Party (the “Acquiror”) and as of the effective date of such Change of Control, such Third Party or any of its Affiliates (other than the Acquired Party or the Acquired Party’s Affiliates immediately prior to the closing of such Change of Control) is engaged, directly or indirectly, in any activities with respect to an AGT EMO in the Field in the Territory that, if carried out by the Acquired Party, would be a breach of such Party’s obligations under Section 7.7 (such activities, an “AGT EMO Program”), or
(ii)a Party (such Party, the “Acquiring Party”) or any of its Affiliates (including in the case of Roche, any Roche Excluded Affiliate) acquires a Third Party (other than a Roche Excluded Affiliate), or a Third Party’s assets (other than a Roche Excluded Affiliate's), and beginning as of the closing of such transaction, the Acquiring Party or any of its Affiliates is engaged in a [****] (each transaction described in the foregoing subsections (i) and (ii), an “AGT EMO Acquisition”),
(iii)then, in each case (the foregoing (i) and (ii)), the Acquired Party or Acquiring Party, as applicable, shall provide the other Party (the “Non-Acquiring Party”) with written notice thereof within [****] Business Days after the closing of such AGT EMO Acquisition and shall comply with the remainder of this Section 7.8.
(b)Permitted Alternatives. By the later of (i) [****] months after the closing of any AGT EMO Acquisition, and (ii) [****], the Acquired Party or Acquiring Party, as applicable, shall, if not prohibited by Applicable Laws, comply with the following (for clarity, the option selected to be in the sole discretion of the Acquired Party or Acquiring Party; provided that such Person complies with the terms and conditions thereof):
(i)use commercially reasonable efforts to divest (whether by sale, license or otherwise) its rights in [****] pursuant to Section 7.8(c); provided that if such divestiture does not occur in accordance with, and subject to, Section 7.8(c), such Acquired Party or Acquiring Party shall comply with option (iii) below;
(ii)if the applicable Party is the Acquired Party (and not the Acquiring Party), elect to continue the Development, Manufacture and Commercialization of the AGT EMO to which the AGT EMO Program relates in accordance with, and subject to, Section 7.8(d); or
(iii)only if (x) the Acquired Party’s or the Acquiring Party’s efforts (as applicable) to divest under the foregoing clause (ii) are unsuccessful, (y) to the extent permitted under Section 7.8(d), the Acquired Party or Acquiring Party, as applicable, does not elect to continue the Development, Manufacture and Commercialization of the AGT EMO to which the AGT EMO Program relates in accordance with, and subject to, Section 7.8(d) or (z) the Acquired Party or the Acquiring Party, as applicable, determines in good faith those options are [****].

(c)Divestiture.
(i)If the Acquired Party or Acquiring Party, as applicable, chooses to divest (whether by sale, license or otherwise) its rights in the AGT EMO in the Field in the Territory to which the AGT EMO Program relates to a Third Party, in accordance with Section 7.8(b)(i), the Acquired Party or Acquiring Party, as applicable, shall notify the Non-Acquiring Party of such desire in writing within [****] days of the closing of the applicable AGT EMO Acquisition. In the event that the Acquired Party or Acquiring Party, as applicable, provides such notice to the Non-Acquiring Party, the Acquired Party or Acquiring Party, as applicable, shall divest such AGT EMO in the Field in the Territory to a Third Party (other than, for clarity, a Roche Excluded Affiliate) within [****] days after such notice; provided that if the Acquired Party or Acquiring Party, as applicable, fails to complete such divestiture within such [****]-day period, but can demonstrate to the Non-Acquiring Party’s reasonable satisfaction that it used good faith to effect such divestiture on commercially reasonable terms within such [****]-day period, then, unless otherwise required by any Applicable Laws, such [****]-day period shall be extended for such additional reasonable period thereafter as is necessary to enable such AGT EMO, as applicable, to be divested, not to exceed an additional [****] days; provided, however, that such period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture, and provided, further, that the Acquired Party or Acquiring Party, as applicable, is using good faith efforts to obtain such approvals (such period, the “Divestment Period”).
(ii)In the event that the Acquired Party or Acquiring Party, as applicable, does not complete the applicable divestiture within the Divestment Period, then (1) the Acquired Party or Acquiring Party, as applicable, shall comply with Section 7.8(b)(iii).
(iii)Any divestiture under this Section 7.8(c) shall not permit the Acquired Party or Acquiring Party, as applicable, or its Affiliates, to [****]. If the Acquired Party or Acquiring Party, as applicable, elects to divest the applicable AGT EMO in the Field in the Territory, the Acquired Party or Acquiring Party, as applicable, shall not be precluded under Section 7.7 from conducting any activities (either directly, or with or through any Third Party) with respect to such AGT EMO during the applicable Divestment Period; provided no Confidential Information of the Non-Acquiring Party and no other information (to the extent it is not yet generally available to the public) generated under this Agreement is used in connection with such AGT EMO Program.
(d)Continued Competing Program; Separation for Collaboration Activities. To the extent not prohibited by Applicable Laws, either Party as the Acquired Party in an AGT EMO Acquisition shall have the right to elect to continue the Development, Manufacture or

Commercialization of the AGT EMO to which the AGT EMO Program relates, and in the event the Acquired Party makes such election then, (1) such Party shall notify the Non-Acquiring Party in writing of such election [****].
(e)Notwithstanding the foregoing, the foregoing restrictions will not prevent senior management or members of the board of directors of the Acquiror from receiving financial or other information about activities under this Agreement; provided that such employees or members of the board of directors do not perform any day-to-day responsibilities in connection with this Agreement or for the AGT EMO Program and that such employees and members of the board of directors understand and comply with the Acquired Party’s obligations of confidentiality and non-use as set forth herein. Notwithstanding anything to the contrary in this Agreement, following the closing of any Change of Control, the Parties agree that (1) the Non-Acquiring Party shall not obtain rights or access to any Patent Rights or Know-How Controlled by the Acquiror and its Pre-Existing Affiliates and (2) the Acquiror and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall not obtain rights or access to the Patent Rights or Know-How Controlled by the Non-Acquiring Party or any of its Affiliates pursuant to this Agreement; provided that clause (1) of this Section 7.8(e) shall not apply to any Patent Rights or Know-How Controlled by the Acquiror or any of its Affiliates to the extent such Patent Right or Know-How (A) is used by or on behalf of the Acquired Party or any of its Affiliates in performing any of the Acquired Party’s obligations under this Agreement or (B) is incorporated into any Product by or on behalf of the Acquired Party or any of its Affiliates. Without limiting the foregoing, the Non-Acquiring Party’s rights in all Patent Rights and Know-How Controlled by the Acquired Party or any of its Pre-Existing Affiliates or any of their respective successors, shall remain licensed to such Non-Acquiring Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control.
(f)Exceptions. Notwithstanding the foregoing Sections 7.7 and 7.8, [****] Alnylam and its Affiliates and Roche and its Affiliates shall each be permitted to, directly or indirectly, whether by itself or with or through a Third Party, conduct pre-clinical research activities and non-clinical Development of AGT EMOs for use in the Field in the Territory, and Manufacturing therefor.
ARTICLE 8

FINANCIALS
8.1Upfront Payment. No later than [****] days after the Effective Date, and receipt of an invoice therefor from Alnylam, Roche shall pay, or cause to be paid, to Alnylam a nonrefundable, non-creditable fee of three hundred ten million dollars ($310,000,000).
8.2Development Costs.
(a)Development Costs Sharing for Territory. The Parties shall share Shared Development Costs incurred for Product for the Territory in the performance of the Development Plan and in accordance with the Development Budget as determined in accordance with Schedule 8.2(a) (the “Financial Appendix”) and the [****].

(b)[****].
8.3Profit and Loss Sharing in the Co-Commercialization Territory. The Parties shall share Net Profits and Net Losses with respect to each Product that is Commercialized for use in the Field for the Co-Commercialization Territory during the Co-Commercialization Term as determined in accordance with the Financial Appendix. For clarity, Alnylam shall have no right to share revenue, and no obligation to bear any Roche Commercialization Costs, and Alnylam shall instead be entitled to receive from Roche the applicable payments pursuant to Sections 8.5, 8.6, and 8.7.
8.4Manufacturing Related Costs.
(a)Technology Transfer Costs. Roche shall be responsible for one hundred percent (100%) of Technology Transfer Costs. Roche shall pay, or cause to be paid, Technology Transfer Costs on a Calendar Quarter basis, within [****] days after receipt of an invoice from Alnylam therefor.
(b)Other Manufacturing Costs. The Parties shall share Other Manufacturing Costs in accordance with the Financial Appendix.
8.5Development Milestone Payments.
(a)Roche shall pay, or cause to be paid, to Alnylam the payments set forth in the table below (each, a “Development Milestone Payment”) upon the first achievement of the corresponding development milestone event by the Therapeutic Product to achieve such development milestone in the Field (each, a “Development Milestone”) in accordance with Section 8.5(b) and Section 8.5(c) up to a maximum amount of [****].

No.	Development Milestone	Development Milestone Payment
1	FPI for KARDIA-3	$65 million
2	[****]	[****]
3	FPI for the Initial CVOT Study for the first Therapeutic Product for use in the Field in the Primary Indication	$300 million
4	[****]	[****]
	[****]	[****]
	[****]	[****]
5	[****]*	[****]
6	[****]	[****]
7	[****]**	[****]
8	[****]	[****]
9	[****]	[****]
	[****]	[****]
* [****]. **[****].
(b)Clarifications. [****].

(c)Notice and Payment. Roche shall provide written notice to Alnylam within [****] days of achievement by or on behalf of Roche of any Development Milestone, and Alnylam shall provide written notice to Roche (and if not already notified, the JSC) within [****] days of achievement by or on behalf of Alnylam of any Development Milestone. After Alnylam’s receipt of a notice of the achievement of a Development Milestone from Roche, or as applicable the delivery by Alnylam to Roche of a notice of the achievement of a Development Milestone by or on behalf of Alnylam, in each case in accordance with this Section 8.5(c), Alnylam shall submit an invoice to Roche with respect to the corresponding Development Milestone Payment and Roche shall pay the corresponding Development Milestone Payment within [****] days after receipt of such invoice. For clarity, each such Development Milestone Payment is nonrefundable and non-creditable against any other payments due hereunder.
8.6Sales Milestone Payments.
(a)Roche shall pay to Alnylam the one-time payments set forth in the table below (the “Sales Milestone Payments”) up to a maximum amount of [****] based on aggregate Net Sales of all Products in the Territory made during (i) the Co-Commercialization Term (for Net Sales in the Co-Commercialization Territory) and (ii) the Term until expiration of the applicable Royalty Term for a given Product and country (for Net Sales in the Roche Territory) in a Calendar Year (each, a “Sales Milestone”) in accordance with Section 8.6(c). Sales Milestone Payments shall be payable one-time only upon the first achievement of the corresponding Sales Milestone (for clarity, regardless of how many times such sales threshold may be reached in any subsequent Calendar Year).

No.	Sales Milestone	Sales Milestone Payment
1	Aggregate Net Sales of Products [****]	[****]
2	Aggregate Net Sales of Products [****]	[****]
3	Aggregate Net Sales of Products [****]	[****]
4	Aggregate Net Sales of Products [****]	[****]
5	Aggregate Net Sales of Products [****]	[****]
(b)Concurrent Achievement of Sales Milestones. For clarity, each Sales Milestone Payment shall be payable one time only, however, there shall be no restriction on the number of Sales Milestone Payments that are payable with respect to a given Calendar Year. For example, if aggregate Net Sales of the Products subject to payment under this Section 8.6 in the Territory are [****] in the first Calendar Year, and then [****] in the next Calendar Year, then Roche will owe Alnylam [****] with respect to the first Calendar Year and a [****].
(c)Notice and Payment. Roche shall notify Alnylam in writing of achievement of any Sales Milestone pursuant to the applicable Calendar Quarter Report in accordance with Section 8.7(d). After receipt of such written notice from Roche of the achievement of a Sales Milestone in accordance with Section 8.7(d), Alnylam shall submit an invoice to Roche with respect to the corresponding Sales Milestone Payment, and Roche shall pay the corresponding Sales Milestone Payment within [****] days after receipt of such invoice. For clarity, each such Sales Milestone Payment is nonrefundable and non-creditable against any other payments due hereunder.

8.7Royalty Payments.
(a)Roche Territory. Subject to the remainder of this Section 8.7, Roche shall pay to Alnylam nonrefundable, non-creditable (except with respect to ordinary course adjustments made consistent with the calculation of Net Sales or otherwise made in accordance with the procedures set forth in the Financial Appendix) tiered royalties on aggregate Calendar Year Net Sales of Products for use in the Field in the Roche Territory during the Royalty Term thereof (“Royalty Payment”) at the applicable royalty rate set forth below (each, a “Royalty Rate”):

Portion of Aggregate Calendar Year Net Sales in the Roche Territory	Royalty Rate
Portion of Net Sales [****]	[****]
Portion of Net Sales [****]	[****]
Portion of Net Sales [****]	[****]
Portion of Net Sales [****]	[****]
Portion of Net Sales [****]	[****]
[****].
(b)Royalty Term. The period during which Royalty Payments under this Section 8.7 are payable for a given Product and country in the Roche Territory on Net Sales of such Product commences upon the First Commercial Sale of such Product in such country and continues on a Product-by- Product, and country-by-country basis until the latest of (i) [****] from the anniversary of the First Commercial Sale of such Product in such country, (ii) expiration of the last Valid Claim included in any Alnylam Patent that Covers the Manufacture, use or sale of such Product, in such country, and (iii) the expiration of Regulatory Exclusivity for such Product in such country (each such period, a “Royalty Term”).
(c)Royalty Rate Reductions.
(i)Generic Product Entry. On a Product-by-Product and country-by-country basis, if, prior to the end of the Royalty Term for such Product, in any Calendar Quarter at any time after Generic Product Entry for such Product for such country,
(1)subject to Section 8.7(c)(iv), the Net Sales in a Calendar Quarter of such Product in such country has declined [****], then the applicable Royalty Rates for such Product in such country shall be reduced by [****]; and
(2)if the Net Sales in a Calendar Quarter of such Product in such country has declined [****], then the applicable Royalty Rates for such Product in such country shall be reduced [****].
(ii)Exclusivity Expiry. On a Product-by-Product and country-by-country basis, if prior to the end of the Royalty Term in any Calendar Quarter (and subject to Section 8.7(c)(iv)), if (1) the time period set forth in Section 8.7(b)(ii) has expired or continues solely on the basis of [****], and (2) [****], then the applicable Royalty Rate for such Product in such country shall be reduced by [****] for the remainder of the Royalty Term therefor.
(iii)Third Party Payments in the Roche Territory. [****].
(iv)Royalty Floor. Notwithstanding anything to the contrary in this Section 8.7(c), the operation of Section 8.7(c)(i)(1), Section 8.7(c)(ii) and Section 8.7(c)(iii) with respect to a Product, either alone or in combination, shall not [****].
(d)Royalty Reports.
(i)[****].
(ii)Calendar Quarter Reports. During the applicable Royalty Term, following the First Commercial Sale of a Product for use in the Field in the Roche Territory, Roche shall furnish to Alnylam a written report within [****] days after the end of each Calendar Quarter (each, a “Calendar Quarter Report”) showing, on a Product-by-Product and country-by-country basis, for such Calendar Quarter (1) Sales in Swiss Francs; (2) the exchanges rates used in translating local currencies into Swiss Francs; (3) the calculation of Net Sales Deductions; (4) the calculation of the applicable Royalty Rate or any reduction to the Royalty Rates pursuant to Section 8.7(c), and the calculation of Royalty Payments payable in United States Dollars; and (5) the exchange rates used in translating Swiss Francs into United States Dollars, in each case (with respect to the foregoing (1) through (5)), in reasonable detail to enable Alnylam to confirm the accuracy of the calculations. Each Calendar Quarter Report shall also include the total Net Sales of the Product for use in the Field in the Territory for the applicable Calendar Year for the purposes of determining whether a Sales Milestone has been achieved.
(e)Payment. Roche shall make the associated Royalty Payment within [****] days after delivery of the Calendar Quarter Report to Alnylam.
(f)Following Royalty Term. On a Therapeutic Product-by-Therapeutic Product and country-by-country basis in the Roche Territory, upon expiration of the Royalty Term with respect to a Therapeutic Product in a country in the Roche Territory, the license granted by Alnylam to Roche with respect to the Therapeutic Product in such country shall become fully paid-up, perpetual, and irrevocable; no Royalty Payments or Sales Milestone Payments, or any other payments shall be due thereafter with respect to Roche Net Sales of the Therapeutic Product in such country in the Roche Territory.
8.8Taxes.
(a)Taxes on Income. Except as otherwise provided in this Section 8.8, each Party shall be solely responsible for the payment of all Taxes imposed on or measured by its income, including income arising to it directly or indirectly under this Agreement.

(b)Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts in accordance with Applicable Laws to reduce value added Tax (“VAT”) or similar payments, Withholding and similar obligations on royalties, milestone payments, and other payments made under this Agreement.
(c)Withholding Taxes. Either Party may withhold from payments due to the other Party amounts in respect of any withholding Tax that are required by Applicable Laws to be paid to any taxing authority with respect to such payments. In such case, the payor Party shall provide the payee Party with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [****] Business Days) prior to making such payment, and shall provide the payee Party with all relevant documents and correspondence and shall also provide to the payee Party any other cooperation or assistance on a commercially reasonable basis as may be necessary to enable the payee Party to claim exemption from such withholding Taxes and to receive a refund or credit with respect to such withholding Tax. The payor Party shall give proper evidence when available as to the due remittance of any such Tax to the applicable taxing authority. The Parties shall cooperate with each other in seeking benefits (including any exemption from, refund of or reduction in Taxes) under any double taxation or other similar treaty or agreement from time to time in force which may apply to such payments. To the extent such amounts are so deducted and withheld and timely remitted to the relevant tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid. Apart from any withholding permitted under this Section 8.8(c) or as otherwise expressly provided in this Agreement, the amounts payable hereunder shall not be reduced on account of any Taxes. Notwithstanding the foregoing, if, as a result of a Withholding Action by the payor Party (including any assignee or successor), any withholding or deduction of or on account of Taxes (“Withholding”) is required by Applicable Laws and the amount of such Withholding exceeds the amount of Withholding that would have been required if the payor Party had not committed the Withholding Action, then the payor Party shall pay an additional amount to the payee Party such that, after Withholding from the payment and such additional amount, the payee Party receives the same amount as it would have received from the payor Party absent such Withholding Action by the payor Party (except to the extent that the payee Party or any of its Affiliates can obtain a refund or credit for such amounts; provided; that the payee Party will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit). For the avoidance of doubt, if as a result of a Withholding Action by a payee Party (including any assignee or successor), the amount of Withholding under the law of the applicable jurisdiction exceeds the amount of such Withholding that would been required in the absence of such Withholding Action by the payee Party, the payor Party shall be required to pay any additional amount only to the extent that the payor Party would be required to pay any additional amount to the payee Party pursuant to the preceding sentence if the payee Party had not committed such Withholding Action. For purposes of this Section 8.8(c) “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the U.S., (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the U.S. (or the direct exercise of such rights by an Affiliate of such Party outside of the U.S.), (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the U.S., and (iv) any action by such Party that causes this Agreement or any payment to become subject to Tax in a jurisdiction outside of the U.S. or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action.
(d)Other Tax Liability. All amounts mentioned in this Agreement are exclusive of any VAT, goods and services, sales, use, excise, consumption, and other similar indirect Taxes (“Indirect Taxes”). Alnylam shall issue all invoices in full compliance with the Applicable Laws at Alnylam’s place of business. If any Indirect Taxes are due based on local law, Alnylam shall be allowed to add the amount of Indirect Taxes to the amounts mentioned in this Agreement and invoice Roche the net amount plus the applicable Indirect Taxes. The Parties acknowledge that Alnylam shall be allowed to issue Tax-exempt invoices in case of supply of services as set forth in this Agreement. In cases where a Tax-exempt invoice is not applicable, Alnylam and Roche shall cooperate with each other in good faith in order to minimize any adverse financial impact for both Alnylam and Roche.
(e)U.S. Tax Treatment of Co-Commercialization Arrangement.
(i)To the extent attributable to any activities in the United States, the Parties agree to [****].
(ii)The Parties agree that [****].
(f)Foreign-Derived Deduction Eligible Income Reporting. Roche shall obtain and deliver to Alnylam, on an annual basis and within [****] days of Alnylam’s request to provide, information as reasonably requested by Alnylam and in Roche’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the Code, for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Code and the regulations thereunder.
(g)Payment Allocation. Alnylam shall prepare and deliver to Roche, on an annual basis and within [****] days of the end of each taxable year of Alnylam, an allocation of any Development Milestone Payments, Sales Milestone Payments, Royalty Payments and Development Costs paid or accrued during such taxable year as between the Co-Commercialization Territory and the Roche Territory (and Japan, if Section 7.3(b)(ii) applies). The Parties shall reasonably cooperate in order for Alnylam to timely obtain the relevant data in order to timely prepare such allocation.
8.9Blocked Payments. In a given country, if by reason of Applicable Law (for example governmental restrictions on foreign exchange trade) the local currency is blocked and cannot be removed from such country, then the paying Party shall notify the other Party in writing and (a) the other Party will have the right to receive the applicable blocked payments in such country in local currency by deposit in a local bank designated by such Party, or (b) if such local currency payment is not allowed by reason of Applicable Laws or if and for so long as otherwise requested by the other Party, then the such blocked payment in such country shall continue to be accrued and shall continue to be reported, but such blocked payment royalties will not be paid until such blocked currency or sales proceed may be removed from such country. At such time as the paying Party, its Affiliates or their Sublicensees, as the case may be, is able to remove the blocked currency or sales proceeds from such country, such paying Party shall also pay such accrued payments in United States Dollars using the actual exchange rate which is used to remove such blocked currency or sales proceeds from such country.

8.10Payment; Exchange Rate. All payments to be made under this Agreement shall be made in United States Dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the U.S. as may be designated in writing by the payee Party from time to time. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates and are in accordance with Accounting Standards; provided, further, that when calculating the Sales of any Product that occur in currencies other than the United States Dollars, Roche shall convert the amount of such sales into United States Dollars using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (at the Effective Date, YTD average rate as reported by Reuters). The paying Party shall disclose the method and source of the published exchange rates used for such conversion as soon as reasonably practicable upon the reasonable request of the other Party.
8.11Late Payments. Without limiting any other rights or remedies available to a Party hereunder, if a paying Party does not pay any amount due on or before the due date, any such late payment shall be paid together with interest thereon at [****], as reported by Reuters from time to time, calculated on the number of days such payment is overdue; provided that such rate shall not exceed the rate permissible under Applicable Laws. Interest shall be computed from the date such payment was due until the date the paying Party makes the payment.
8.12Financial Records; Audits.
(a)Each Party shall keep, and shall cause its Related Parties (and subcontractors that form a Party’s sales field force or a portion thereof), to keep complete and accurate records in accordance with Accounting Standards in sufficient detail to enable the calculation of Development Costs (and each Party’s share thereof), Net Profits and Net Losses (and each Party’s share thereof), Net Sales, Sales Milestone Payments, Royalty Payments, Patent Costs and Trademark Costs (collectively, the “Calculated Amounts”) and other amounts payable hereunder to be determined. Upon the written request of a Party, and not more than once in each Calendar Year, upon [****] written notice, the other Party shall, and shall cause its Related Parties to, permit an independent certified public accounting firm of internationally recognized standing selected by requesting Party and reasonably acceptable to the other Party (“Auditor”), at the requesting Party’s expense except as set forth below, to have access during normal business hours to such records of the other Party and its Related Parties as may be reasonably necessary to verify the accuracy of the calculations of the Calculated Amounts payable hereunder for any Calendar Year ending not more than [****] Calendar Years prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this Agreement. The records for any Calendar Year may be audited no more than once. The auditors shall only state factual findings in the audit reports and shall not interpret the Agreement. The auditors shall share all draft audit findings with the audited Party before sharing such findings with the other Party and before the final audit report is issued. The Auditor shall provide its final audit report and basis for any determination to the requesting Party and the other Party at the same time and before it is considered final. Either Party shall have the right to request a further determination by the Auditor as to matters which such Party disputes in respect of the audit report or the basis for any determination within [****] days following receipt of such report. The disputing Party shall provide the non-disputing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [****] days after the dispute notice is provided. Following such further determination, the Auditor shall promptly provide its final audit report to Roche and Alnylam.
(b)If the Auditor identifies a discrepancy made during the period subject to the applicable audit, the applicable Party shall pay the other Party the amount of the over-billed or underpaid discrepancy for any underpaid amount, within [****] days after the date the requesting Party delivers to the other Party the Auditor’s written report setting forth such conclusion, or as otherwise agreed by the Parties in writing. The fees charged by such accounting firm shall be paid by the requesting Party, unless such discrepancy results from a reporting error by the other Party and represents an underpayment by such other Party of at least [****] of the total amounts due from such other Party hereunder or [****], whichever is greater, or represents an overpayment to such other Party of at [****] of the total amounts due to such other Party hereunder or [****], whichever is greater, in a Calendar Year, in which case such fees, to the extent reasonable, shall be paid by the other Party.
(c)Unless an audit for a Calendar Year has been commenced prior [****], the calculation of the Calculated Amounts with respect to such Calendar Year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such calculation of the Calculated Amount for such Calendar Year upon such [****]. If an audit for a Calendar Year has been commenced prior to the [****], the calculation of Calculated Amounts and other payments payable hereunder with respect to such Calendar Year shall be binding and conclusive upon both Parties, and each Party and its Related Parties shall be released from any further liability or accountability with respect to such Calculated Amounts, following the conclusion of such audit.
(d)Each Party shall treat all financial information subject to review under this Section 8.12 as the audited Party’s Confidential Information in accordance with the confidentiality and non-use provisions of this Agreement and shall cause its Auditor to enter into an acceptable written confidentiality agreement with the audited Party or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement that includes obligations of confidentiality and non-use at least as protective as those set forth in Article 12.
ARTICLE 9

INTELLECTUAL PROPERTY
9.1Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.
9.2Ownership.
(a)Alnylam Intellectual Property Ownership. As between the Parties, Alnylam shall own the entire right, title and interest in and to all (i) Alnylam Background Know-How,

(ii) Alnylam Background Patents, (iii) Alnylam Collaboration Know-How (including any Alnylam Core Improvements therein) and (iv) Alnylam Collaboration Patents (including any Alnylam Core Improvements therein).
(b)Roche Intellectual Property Ownership. As between the Parties, Roche shall own the entire right, title and interest in and to all (i) Roche Background Know-How, (ii) Roche Background Patents, (iii) Roche Collaboration Know-How (including any Roche Core Improvements therein) and (iv) Roche Collaboration Patents (including any Roche Core Improvements therein).
(c)Joint Intellectual Property Ownership. As between the Parties, each Party shall jointly own, with each Party holding an undivided one-half interest in and to all Joint Know-How and Joint Patents. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement or Section 7.7, each Party shall be entitled to practice, license, assign, and otherwise exploit its interest under the Joint Know-How and Joint Patents without the duty of accounting or seeking consent from the other Party. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, such Party’s interest in the Joint Know-How and Joint Patents, throughout the world, necessary to provide the other Party with the foregoing rights.
(d)Assignment. To the extent that a Party (the “Assigning Party”), or any of its Related Parties, are assigned or otherwise obtain ownership of any right, title, or interest in or to any Patent Rights or Know-How in contravention of the foregoing Sections 9.2(a), (b) or (c), such Assigning Party hereby assigns, and shall cause its Related Parties to assign, to the other Party all right, title, and interest in or to such Patent Rights or Know-How. Upon such other Party’s request, the Assigning Party shall, at its own cost and expense, take all reasonable actions, including executing all assignments and other documents, necessary to perfect or record such other Party’s right, title, and interest in and to such Patent Rights or Know-How.
9.3Prosecution and Maintenance of Patent Rights.
(a)Roche Intellectual Property. Subject to the remainder of this Section 9.3(a), Roche has the exclusive right, but not the obligation, at Roche’s discretion, to file, prosecute, and maintain (including to defend any interference, opposition and other pre- or post-grant proceedings or challenges), all Roche Patents, in Roche’s name; provided that, in the event that Roche elects not to seek or continue to seek or maintain patent protection on any Roche Product-Specific Patent in the Co-Commercialization Territory, then Roche shall notify Alnylam in writing of such decision in sufficient time so as to permit Alnylam to decide whether to elect to seek, prosecute and maintain (as applicable) patent protection for such Roche Product-Specific Patent and to take any actions necessary to avoid losing patent protection with respect thereto, and upon making such election, Alnylam shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain patent protection for such Roche Product-Specific Patent in the Co-Commercialization Territory, in the name of Roche. Roche shall make available to Alnylam any and all relevant documentation and use Commercially Reasonable Efforts to make available its applicable Representatives as are reasonably necessary to assist Alnylam in obtaining and maintaining the applicable Roche Product-Specific Patents in the event that Alnylam makes such an election.

(b)Alnylam Intellectual Property.
(i)Subject to Sections 9.3(b)(ii) and 9.3(b)(iii) below, (1) Alnylam has the exclusive right, but not the obligation, to file, prosecute, and maintain (including to defend any interference, opposition and other pre- or post-grant proceedings or challenges), all Alnylam Patents (other than Joint Patents), in Alnylam’s name and (2) Alnylam shall reasonably consider in good faith any reasonable requests by Roche to prosecute and maintain such Alnylam Patents in the Major Markets and in all other countries reasonably requested by Roche.
(ii)Alnylam shall provide Roche, sufficiently in advance for Roche to comment, with copies of all applications for Patent Rights and other material submissions and correspondence intended to be filed with any patent offices pertaining to Patent Rights comprising Alnylam Product-Specific Patents and, to the extent the Alnylam Core Patents would not be materially adversely affected, Alnylam Core Patents that are Alnylam Collaboration Patents, and Alnylam shall consider in good faith and reasonably incorporate Roche’s reasonable and promptly provided comments and advice to the extent with respect to the prosecution or maintenance strategy for such Patent Rights, including, with respect to the Alnylam Product-Specific Patents, consider in good faith Roche’s input and advice with respect to the prosecution costs therefor; provided, however, that if Alnylam determines in good faith that Roche’s comments or advice are not reasonable, Alnylam shall promptly notify Roche thereof and the Parties shall promptly use good faith efforts to resolve any such determination; provided, further, that Alnylam shall have final decision-making authority with respect to the prosecution or maintenance strategy for such Patent Rights. Alnylam shall promptly provide Roche with copies of all material correspondence received from any patent offices pertaining to Alnylam Product-Specific Patents. In addition, Alnylam shall promptly notify Roche in writing of any interference, opposition or any other pre- or post-grant proceeding or challenge for any Alnylam Core Patent included in Alnylam Collaboration Patents and any Alnylam Product-Specific Patent.
(iii)In the event that Alnylam elects not to continue to seek or maintain patent protection on any Alnylam Product-Specific Patent in a given country in the Territory, Alnylam shall notify Roche of such decision in sufficient time so as to permit Roche to decide whether to seek, prosecute and maintain such Patent Right and to take any necessary actions without losing patent protection, and Roche shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain patent protection on such Alnylam Product-Specific Patent in the applicable country, in the name of Alnylam. Alnylam shall make available to Roche its documentation and use Commercially Reasonable Efforts to make available its applicable Representatives as are reasonably necessary to assist Roche in obtaining and maintaining the patent protection described under this Section 9.3(b)(iii).
(c)Joint Patents.
(i)[****] shall have the first right, but not the obligation, to file, prosecute and maintain (including to defend any interference, opposition and other pre- or post-grant proceedings or challenges), all Joint Patents, in the names of both Alnylam and Roche, in the Territory. [****] shall provide [****], sufficiently in advance for [****] to comment, with copies of all applications for Patent Rights and other material submissions and correspondence intended to be filed with any patent offices pertaining to Joint Patents, and [****] shall consider in good faith [****] reasonable and promptly provided comments and advice with respect to the prosecution or maintenance strategy with respect to such Joint Patents; provided, however, that if [****] determines that [****] comments or advice are not reasonable, [****] shall promptly notify [****] thereof and the Parties shall promptly discuss such determination; [****]. [****] shall promptly provide [****] with copies of all material correspondence received from any patent offices pertaining to Joint Patents.
(ii)In the event that [****] elects not to file or continue to prosecute or maintain any Joint Patent in a given country in the Territory, [****] shall notify [****] of such decision in sufficient time so as to permit [****] to decide whether to file, prosecute and maintain such Patent Right and to take any necessary actions without losing patent protection, and [****] shall have the right (but not the obligation), at its expense, to file, prosecute and maintain patent protection on such Joint Patent the applicable country, in the name of both Alnylam and Roche. [****] shall make available to [****] its documentation and use Commercially Reasonable Efforts to make available its applicable Representatives as are reasonably necessary to assist [****] in obtaining and maintaining the patent protection described under this Section 9.3(c)(ii).
9.4Cooperation. With respect to the rights granted to a Party under Sections 9.3(b) or 9.3(c), each Party hereby agrees, following the other Party’s request, to: (a) make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; and (c) endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications, including taking any necessary actions to resolve any double-patenting issue that may arise.
9.5Patent Costs. The prosecuting Party will bear the costs and expenses of filing, prosecuting and maintaining Patent Rights, including the costs of outside patent counsel (such costs and expenses as reasonable, “Patent Costs”) except that (a) Patent Costs for Alnylam

Product-Specific Patents in the Co-Commercialization Territory shall be allocated as set forth in the Financial Appendix and (b) Roche will bear [****] of Patent Costs for Alnylam Product-Specific Patents in the Roche Territory.
9.6Unified Patent Court. At any time prior to the end of the “transitional period” as such term is used in Article 83 of the Agreement on a Unified Patent Court between the participating Member States of the European Union, for a given relevant Alnylam Product-Specific Patent in the Member States of the European Union, Roche may request approval in writing from Alnylam (such approval not to be unreasonably, withheld, conditioned or delayed) that Alnylam either (a) opt out from the exclusive competence of the Unified Patent Court or (b) if applicable, withdraw a previously-registered opt-out, and, if Alnylam grants approval in accordance with the foregoing, Alnylam shall notify the United Patent Court Registry, pay any such registry fee (for which Roche shall promptly reimburse Alnylam) and take such other action as may be necessary to effect the opt-out or opt-out withdrawal (“Register”). Alnylam shall Register within [****] days of Alnylam’s approval of Roche’s written request, or such other time parameters specified by Roche.
9.7Create Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that that term is defined in 35 USC § 100(h), and as it applies to inventions as set forth in 35 USC § 102(c) (AIA) or 35 USC § 103(c) (pre-AIA) and may be used for the purpose of overcoming a rejection of a claimed invention within the Joint Patents pursuant to the provisions of 35 USC § 102(c) or 35 USC § 103(c). In the event that either Party intends to overcome a rejection of any other claimed invention outside the Joint Patents pursuant to the provisions of 35 USC § 102(c) or 35 USC § 103(c), such Party shall first obtain the prior written consent of the other Party.
9.8Hatch-Waxman. Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), or its equivalent in a country other than the U.S. (“Certification Notice” and such Party, the “Certification Notice Party”), then the Certification Notice Party shall immediately (in any case within [****] days) provide the other Party with a copy of the Certification Notice. The Certification Notice Party shall have [****] days from the date on which it receives or provides the copy of the Certification Notice, to provide written notice to the other Party (“H-W Suit Notice”) that the Certification Notice Party intends to bring suit, at its expense, within the forty-five (45)-day period set forth in paragraph IV of the Hatch-Waxman Act (or within the time period set forth in its equivalent in a country other than the US). Should such [****]-day period expire without the Certification Notice Party bringing suit or providing such H-W Suit Notice, then the other Party shall be free to immediately bring suit, at its expense, in its name.
9.9Patent Term Extension.
(a)Alnylam Product-Specific Patents, Roche Patents and Joint Patents. Roche will determine, in its sole discretion and at its sole cost and expense, a strategy of seeking available patent term extensions, restorations, supplementary protection certificates and other extensions from among Alnylam Product-Specific Patents, Roche Patents and Joint Patents, to

the extent applicable, that will be designed to maximize patent protection and commercial value for the Products for use in the Field in the Territory, and the Parties will seek patent term extensions, restorations, supplementary protection certificates and other extensions in all relevant countries in the Territory for such Patent Rights as selected by Roche in accordance with that strategy. If Roche determines not to file for any such extensions, restorations or supplementary protection certificates for any of such Patent Rights in any relevant country of the Territory, it will provide Alnylam with written notice at least [****] days prior to the last day on which such a filing must be made before such rights are lost, and upon providing such notice, Alnylam shall have the exclusive right to make such filing in its sole discretion. Notwithstanding the foregoing, to the extent required under Applicable Laws, Alnylam will make the filings for any such extensions, restorations and supplementary protection certificates for Alnylam Product-Specific Patents and will make, or cooperate with Roche to make, the filing for Joint Patents in the Territory, in each case as directed by Roche.
(b)Alnylam Core Patents. Alnylam will determine, in its sole discretion and at its sole cost and expense, whether to seek available patent term extensions, restorations, supplementary protection certificates and other extensions to the Alnylam Core Patents, to the extent applicable, to maximize the commercial potential of a Product; provided that if only a single Patent Right can be selected for extension, restoration or supplementary protection certificate in relation to a Regulatory Approval for a Product in a relevant country of the Territory and Roche previously has determined to file for any such extensions, restorations or supplementary protection certificates for any of the Patent Rights in any relevant country of the Territory under Section 9.9(a) then the Roche selected Patent Right shall be the single Patent Right so filed on.
(c)Cooperation. Each Party will execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain any such extensions, restorations and supplementary protection certificates in the Territory in accordance with the foregoing Sections 9.9(a) and 9.9(b).
9.10Third Party Infringement.
(a)Notices. Each Party shall promptly notify the other Party in writing of (i) any known, suspected or threatened infringement, misappropriation or other violation of any Alnylam Licensed IP or Roche Licensed IP, or (ii) any other unauthorized use, misappropriation or other violation of any Confidential Information or Know-How of a Party by a Third Party of which it becomes aware (any of the foregoing (i) and (ii), a “Third Party Infringement”), and, in each case (the foregoing (i) and (ii)), shall provide the other Party with all reasonably available evidence in its possession and control of such infringement, unauthorized use, misappropriation or other violation.
(b)Rights to Enforce.
(i)Certain Roche Intellectual Property. Roche shall have the exclusive right, but not the obligation, to initiate a claim, action, suit or other proceeding based on any Third Party Infringement of any Roche Patents or Roche Know-How (other than any Roche Product-Specific Patent in the

Co-Commercialization Territory or Roche’s interest in any Joint Know-How or Joint Patent). Roche will reasonably consider in good faith any request from Alnylam to initiate such a claim, action, suit or other proceeding against any such Third Party Infringement.
(ii)Roche Product-Specific Patents. Roche shall have the first right, but not the obligation, to initiate a claim, action, suit or other proceeding based on any Third Party Infringement of any Roche Product-Specific Patents in the Co-Commercialization Territory (other than Roche’s interest in Joint Know-How or Joint Patents). Roche will reasonably consider in good faith any request from Alnylam to initiate such a claim, action, suit or other proceeding against any such Third Party Infringement.
(iii)Alnylam Product-Specific Patents, Alnylam Product-Specific Know-How, Joint Patents and Joint Know-How. Roche shall have the first right, but not the obligation, to initiate a claim, action, suit or other proceeding based on any Third Party Infringement of any Alnylam Product-Specific Patents in the Territory, Alnylam Product-Specific Know-How, Joint Patents or Joint Know-How (with respect to each of which Roche shall reasonably consider any input provided by Alnylam in good faith).
(iv)Alnylam Core Patents and Core Know-How. Alnylam shall have the exclusive right, but not the obligation, to initiate a claim, action, suit or other proceeding based on any Third Party Infringement in the Territory of any Alnylam Core Patent or Alnylam Core Know-How (with respect to each of which Alnylam shall reasonably consider any input provided by Roche in good faith).
(v)Step-In Right. If, within [****] days after Roche’s receipt of written notice of a Third Party Infringement with respect to any Roche Product-Specific Patent in the Co-Commercialization Territory, or any Alnylam Product-Specific Patent or Joint Patent in the Territory, (or at least ten (10) days before the loss of the right to take an action as described in Section 9.10(b)(ii) or Section 9.10(b)(iii), as applicable, and permitted hereunder with respect to such Third Party Infringement, except if Roche has notified Alnylam in writing that it intends to, and actually does within a commercially reasonable time period, take action as described in Section 9.10(b)(ii) or Section 9.10(b)(iii), as applicable, and permitted hereunder against such Third Party Infringement), Roche does not take any action as described in Section 9.10(b)(ii) or Section 9.10(b)(iii), as applicable, and permitted hereunder against such Third Party Infringement in the relevant country in the Territory, Alnylam may in its sole discretion, bring and control any legal action in connection therewith at its sole expense, subject to Section 9.10(c).
(c)Procedures; Expenses and Recoveries. The Party having the right to initiate any claim, action, suit or other proceeding with respect to a Third Party Infringement under

Section 9.10(b) shall have the exclusive right to select counsel for any such claim, action, suit or other proceeding and shall pay all expenses of any such claim, action, suit or other proceeding, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party in writing. If required under Applicable Laws in order for the initiating Party to initiate or maintain such claim, action, suit or other proceeding, or if either Party is unable to initiate or prosecute such claim, action, suit or other proceeding solely in its own name or it is otherwise advisable not to do so to obtain an effective legal remedy, in each case, such Party shall provide the other Party with written notice and such other Party shall join as a party to such claim, action, suit or other proceeding and, following the initiating Party’s reasonable written request, will execute and cause its Affiliates to execute all documents, and take all actions, reasonably necessary for the initiating Party to initiate and maintain such claim, action, suit or other proceeding. In addition, at the initiating Party’s request, the other Party shall provide other reasonable assistance to the initiating Party in connection with any such claim, action, suit or other proceeding at no charge to the initiating Party, except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit under Section 9.10(b)(ii), Section 9.10(b)(iii) or Section 9.10(b)(v), as applicable, by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with any such suit under Section 9.10(b)(ii), Section 9.10(b)(iii) or Section 9.10(b)(v), any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated in all cases as follows (subject to all Applicable Laws):
[****].
9.11Trademarks. Other than any Product Trademarks Controlled by Alnylam as of the Effective Date, Roche shall own all Product Trademarks in the Territory. The Parties shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) on the Product Trademarks that will be utilized in connection with the Commercialization of Products in the Territory and shall negotiate in good faith and enter into appropriate trademark license agreement(s) containing customary and reasonable terms to facilitate the Development, Manufacture and Commercialization of Product by the Parties in the Field in the Territory during the Term hereunder. Trademark Costs in the Co-Commercialization Territory shall be borne by the Parties as set forth in the Financial Appendix, and Roche shall be responsible for [****] of all Trademark Costs in the Roche Territory.
9.12Common Interest. All information exchanged between the Parties’ representatives regarding the preparation, filing, prosecution, maintenance or enforcement of Patent Rights and Know-How under this Article 9 shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance or enforcement of Patent Rights and Know-How under this Article 9, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights and Know-How under this Article 9, including privilege under the common interest doctrine and similar or related doctrine.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
(a)it is a company or corporation duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;
(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and all instruments and documents to be delivered by it hereunder and perform its obligations hereunder or thereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) it has taken all other action required by Applicable Laws, its certificate of incorporation, bylaws and other organizational documents and any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance; and (iv) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;
(c)it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement;
(d)the execution and delivery of this Agreement by it and all instruments and documents to be delivered by it hereunder, and the performance by it contemplated hereunder or thereunder does not and will not (i) violate any Applicable Laws or any order of any court or other Governmental Authority, except for such violations that would not have a material adverse effect on the ability of the Party to perform its obligation under this Agreement, or (ii) violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its property is bound, which violation would have an adverse effect on its financial condition or on its ability to perform its obligations hereunder;
(e)neither the execution, delivery nor the performance of this Agreement by such Party requires it to obtain any permits, authorizations or consents from any Governmental Authority (other than any Regulatory Approvals relating to the Development, Manufacture, Commercialization or other exploitation of Products for use in the Field) or from any other Person; and
(f)it is in compliance, and has policies and procedures designed to promote compliance, with Sanctions and Export Control Laws, and neither it nor any of its directors, officers, or employees is a Sanctioned Person.

10.2Representations and Warranties by Alnylam Alnylam hereby represents and warrants to Roche as of the Effective Date:
(a)Exhibit E sets forth a true and complete list of all material Alnylam Patents owned by Alnylam or any of its Affiliates, and all such Alnylam Patents are, (i) subsisting and, to Alnylam’s knowledge, valid, and enforceable (or in the case of pending Patent applications, will be valid and enforceable upon issuance) and (ii) solely and exclusively owned by Alnylam;
(b)Alnylam has sufficient ownership of, or license or other rights under, the Alnylam Patents to grant the licenses to such Alnylam Patents granted to Roche hereunder;
(c)all of Alnylam’s employees and officers have executed agreements requiring assignment to Alnylam of inventions made by such individuals during the course of and as a result of their employment with Alnylam;
(d)in the past three (3) years, Alnylam has not received any written notice from any Third Party asserting or alleging that Development of Products for use in the Field by Alnylam infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party;
(e)to Alnylam’s knowledge, no Third Party has challenged the scope, validity or enforceability of any Alnylam Patents (i) through the institution of legal proceedings in a court or of interference, nullity or similar invalidity proceedings before the U.S. Patent and Trademark Office or any analogous foreign entity or (ii) by written threat of institution of such proceedings delivered to Alnylam;
(f)to Alnylam’s knowledge, the Development, Manufacture, Commercialization and other exploitation of the Therapeutic Product for use in the Field as contemplated under this Agreement on the Effective Date does not infringe, misappropriate or otherwise violate any intellectual property (including Patent Rights) owned by a Third Party;
(g)there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, in law or in equity, pending or, to Alnylam’s knowledge, threatened in writing as of the date hereof against Alnylam or any of its Affiliates, in each case, with respect to the Alnylam Licensed IP, the Products for use in the Field as contemplated under this Agreement on the date hereof or the transactions contemplated by this Agreement;
(h)to Alnylam’s knowledge, as of the date hereof, there are no Third Parties infringing, misappropriating or otherwise violating any Alnylam Licensed IP;
(i)to Alnylam’s knowledge, all Development activities related to Zilebesiran for use in the Field have been conducted by Alnylam and its Affiliates in accordance (in all material respects) with all Applicable Laws;
(j)in conducting Development activities for Zilebesiran, Alnylam has not used, prior to the Effective Date, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to Alnylam’s knowledge, is the subject of debarment proceedings by a Regulatory Authority under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program;
(k)Alnylam has disclosed to Roche all material information in its possession or control that comprises: (i) the results of preclinical testing and human clinical testing of Product by Alnylam or any of its Affiliates and (ii) information concerning toxicity and adverse events with respect to Product;
(l)without limiting Section 10.1(e), neither the execution, delivery nor the performance of this Agreement by Alnylam, including the granting of the licenses and other rights to Roche hereunder, requires the consent or other permission of [****] or any other agreement or arrangement with such Person; and
(m)[****] neither Alnylam nor any of its Affiliates has entered into any agreement with any Third Party in which Alnylam (or its Affiliates) owes any royalty, milestone and any other payment obligations, to such Third Party with respect to the Development, Manufacture or Commercialization or other exploitation of Product in the Field in the Territory.
10.3Covenants.
(a)Each Party hereby covenants and agrees that:
(i)it shall conduct the Development, Manufacture, Commercialization and other exploitation of Products for use in the Field, and its other obligations, under this Agreement in compliance in all material respects with, as applicable: (1) the terms of this Agreement, the Development Plan, the Manufacture Plan, the Co-Commercialization Plan and the Global Strategy and Marketing Plan and (2) GCPs, GLPs and GMPs and all other Applicable Laws and Regulatory Approvals;
(ii)in conducting Development of Products for use in the Field in the Territory under this Agreement, such Party will not use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority, and in the event a Party or an employee or agent of such Party or its Affiliates receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the Applicable Laws referenced in Section 10.2(j) above, such Party shall immediately notify the other Party in writing and ensure that the concerned entity or individual ceases performing any and all activities in connection with the Products; and
(iii)with respect to all activities contemplated by this Agreement (including the Development, Manufacture, Commercialization and other exploitation of Products), (1) it shall comply at all times with Sanctions and Export Control Laws in all respects, (2) it shall not engage, directly or indirectly, in any business or transaction with, in, or involving any Sanctioned Person or Sanctioned Jurisdiction, and (3) it shall maintain policies and procedures designed to promote compliance with applicable Sanctions and Export Control Laws.
(b)Additional Covenants of Alnylam. Alnylam covenants and agrees that:
(i)except as required pursuant to any consent decree or agreement with any Governmental Authority or otherwise by Applicable Laws and except as otherwise provided for in this Agreement, neither Alnylam nor its Affiliates shall enter into any agreement with any Third Party after the Effective Date, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Alnylam Licensed IP or Products, in each case, that is in conflict with the rights granted by Alnylam to Roche under this Agreement or that would prevent it from performing its obligations under this Agreement;
(ii)Alnylam shall not, without Roche’s prior written consent, [****];
(iii)Alnylam shall not, without Roche’s prior written consent, [****]; and
(iv)Alnylam shall not, without Roche’s prior written consent, [****].
10.4Disclaimer. Each Party understands that the Products are the subject of ongoing Development and that the other Party cannot assure, and makes no representation or warranty, express or implied, as to the safety, efficacy or usefulness of, or likelihood of obtaining, Regulatory Approval for, the Products.
10.5No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR REPRESENTATIVES, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, OF ANY AND ALL KINDS, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO THE PROSPECTS OF THE PRODUCTS, EITHER PARTY’S EFFORTS, INTENTIONS, OR EXPECTATIONS WITH RESPECT TO THE PRODUCTS OR ANY OTHER PRODUCT OR ASPECT OF ITS BUSINESS, THAT ANY PATENT APPLICATION WILL BE GRANTED, WILL REMAIN IN EFFECT OR COVER THE PRODUCTS, THAT THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED FOR USE IN THE FIELD, OR GRANTED REGULATORY APPROVAL OR COMMERCIALIZED FOR USE IN THE FIELD, THE CLINICAL EFFECTIVENESS OR SAFETY PROFILE OF THE PRODUCTS, THE PRODUCTS’ PROFITABILITY, AND WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

INDEMNIFICATION
11.1Indemnification by Alnylam. Subject to terms and conditions of this Agreement (including Section 11.4), Alnylam shall defend, indemnify, and hold harmless Roche, its Affiliates, and its and their respective officers, directors, employees, and agents (each, a “Roche Indemnitee”) from and against any and all liabilities, expenses and damages, including any reasonable attorneys’ fees and legal expenses (collectively, “Damages”) to the extent resulting from claims, suits, proceedings or causes of action brought by a Third Party (each, a “Third Party Claim”) against any Roche Indemnitee that arise from or are based on: (a) material breach by Alnylam of this Agreement, the Supply Agreements or the Co-Promotion Agreement; (b) the willful misconduct or gross negligence of any Alnylam Indemnitee or any Alnylam Related Party (including subcontractors acting in their behalf); (c) the Development, Manufacture, Commercialization or other exploitation of any Products by or on behalf of Alnylam or any of its Related Parties (including subcontractors acting on their behalf) (excluding any activities by Roche or any of its Related Parties, but including subcontractors acting on their behalf); (d) the Development, Manufacture, Commercialization or other exploitation of any Reversion Product by or on behalf of Alnylam, its Affiliates and its, or their sublicensees; or (e) violation of Applicable Laws (in any material respect) by any Alnylam Indemnitee or any Alnylam Related Party (including subcontractors acting on their behalf) in connection with this Agreement, the Supply Agreements or the Co-Promotion Agreement; in each case (clauses (a) through (e)), except to the extent that such Damages result from any activities set forth in Section 11.2(a)-(e) for which Roche is obligated to indemnify any Alnylam Indemnitee. For clarity, except as provided in Section 11.4, any Damages paid as indemnification pursuant to this Section 11.1 shall be borne solely by Alnylam and shall not be included as Shared Development Costs or included in the calculation of Net Profits and Net Losses.
11.2Indemnification by Roche. Subject to the terms and conditions of this Agreement (including Section 11.4), Roche shall defend, indemnify, and hold harmless Alnylam, its Affiliates, and its and their respective officers, directors, employees, and agents (each, an “Alnylam Indemnitee”) from and against any and all Damages, to the extent resulting from any Third Party Claims against any Alnylam Indemnitee that arise from or are based on: (a) material breach by Roche of this Agreement, the Supply Agreements or the Co-Promotion Agreement; (b) the willful misconduct or gross negligence of any Roche Indemnitee or any Roche Related Party (including subcontractors acting on their behalf); (c) the Development, Manufacture, Commercialization or other exploitation of any Products by or on behalf of Roche or any Roche Related Party (including subcontractors acting on their behalf) (excluding any activities by Alnylam or any Alnylam Related Party, including subcontractors acting on their behalf); or (d) violation of Applicable Laws (in any material respect) by any Roche Indemnitee or any Roche Related Party (including subcontractors acting on their behalf) in connection with this Agreement, the Supply Agreements or the Co-Promotion Agreement; in each case (clauses (a) through (d)), except to the extent that such Damages result from any activities set forth in Section 11.1(a)-(d) for which Alnylam is obligated to indemnify any Roche Indemnitee. For clarity, except as provided in Section 11.4, any Damages paid as indemnification pursuant to this Section 11.2 shall be borne solely by Roche and shall not be included as Shared Development Costs or included in the calculation of Net Profits and Net Losses.

11.3Indemnification Procedures.
(a)Notice of Claim. The Party claiming indemnity under this Article 11 (the “Indemnitee”) shall give written notice (“Indemnification Claim Notice”) to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third Party Claim for which indemnity is being sought, describing such Third Party Claim in reasonable detail. Failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such Indemnifying Party is materially prejudiced by such failure.
(b)Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 11.1 or 11.2, as applicable, by giving written notice to the Indemnitee within [****] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnitee or any other Indemnitee for any legal expenses subsequently incurred by such Indemnitee or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, except in accordance with Section 11.3(c).
(c)Right to Participate in Defense. Without limiting Section 11.3(b), any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnitee’s own expense unless (i) the engagement thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and engage counsel in accordance with this Section 11.3(c), in which case the Indemnitee will be allowed to control the defense.
(d)Settlement. With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its reasonable discretion, deems appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnitee from all liability with respect thereto), and will transfer to the Indemnitee all amounts which said Indemnitee will be liable to pay prior to the time of the entry of judgment. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided it obtains the prior written consent of the Indemnitee (which consent will be at the Indemnitee’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 11.3(b) will not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of such Indemnifying Party. For clarity, regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.3(b).
(e)Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnitee will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by or on behalf of the Indemnifying Party in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnitee of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnitee for all of its reasonable out-of-pocket expenses incurred in connection with providing such cooperation.
(f)Expenses of Indemnitee. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnitee in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnitee.
11.4Third Party Claims Related To Products in the Co-Commercialization Territory. All Damages from Third Party Claims relating to the Development, Manufacture, Commercialization or other exploitation of any Product for use in the Field in or with respect to the Co-Commercialization Territory during the Term (for clarity not to include any Third Party Claims or Damages related to the time period prior to the Effective Date), including Damages from claims of infringement, misappropriation or other violation of Third Party intellectual property rights, product liability and claims of death or personal injury, shall be borne [****] by the Parties; provided that this Section 11.4 shall not apply to the extent such Damages are incurred by a Party or the Parties as a result of the material breach of this Agreement, the Supply Agreements or the Co-Promotion Agreement, violation of Applicable Laws (in any material respect), or gross negligence or willful misconduct by or on behalf of a Party or its Indemnitees.
11.5Insurance. During the Term and for [****] years thereafter, each Party shall procure and continuously maintain insurance (provided, however that the Parties have the right, in their respective sole discretion to self-insure, in part or in whole, for any insurance), including product liability insurance with minimum limits of [****] per occurrence or per claim (as applicable) and in the aggregate and clinical trials insurance with minimum limits of [****] per occurrence or per claim (as applicable) and in the aggregate, with respect to its activities hereunder and which insurance is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially promoted, sold, marketed or distributed. Each Party shall ensure that it is in compliance with any applicable foreign local clinical trial liability insurance requirements with respect to the Products. It is understood that [****]. Each Party, upon the request of the other Party, shall provide the other with reasonably detailed written evidence of such insurance (including self-insurance).
11.6Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, 11.2 OR 11.4, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF EXCLUSIVITY OBLIGATIONS UNDER SECTION 7.7 OR CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12.
ARTICLE 12

CONFIDENTIALITY
12.1Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for a period of [****] years following termination or expiration of this Agreement in its entirety, each Party (“Recipient”) shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose any and all Confidential Information that is disclosed or otherwise made available to Recipient by the other Party or its Affiliates (“Discloser”) in connection with the Product or the Collaboration activities and other discussions hereunder, whether prior to or during the Term and whether orally or in writing, electronic or other form. Notwithstanding the foregoing, [****]. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information of Party or its Affiliates that is disclosed to the other Party under or in connection with this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, in each case, whether disclosed in oral, written, graphic, or electronic form; provided that, notwithstanding anything to the contrary herein, (a) Alnylam Know-How (other than Joint Know-How) shall be deemed to be Confidential Information of Alnylam hereunder, (b) Roche Know-How (other than Joint Know-How) shall be deemed to be Confidential Information of Roche, and (c) Joint Know-How shall be deemed to be Confidential Information of both Parties hereunder; provided, further, that all information disclosed pursuant to the Existing Confidentiality Agreement (x) by Alnylam, shall be deemed to be Confidential Information of Alnylam hereunder and (y) by Roche, shall be deemed to be Confidential Information of Roche.
12.2Exceptions. Notwithstanding anything to the contrary herein, Confidential Information shall not include any information or materials to the extent the Recipient can demonstrate through competent evidence that:

(a)were already known by the Recipient or any of its Affiliates at the time of disclosure by the other Party, other than under an obligation of confidentiality;
(b)were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Recipient:
(c)became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission by or on behalf of Recipient in breach of this Agreement;
(d)are subsequently disclosed to the Recipient or any of its Affiliates by a Third Party without obligations of confidentiality with respect thereto; or
(e)are independently discovered or developed by or on behalf of the Recipient or any of its Affiliates without the aid, application, access to, or use of the applicable Confidential Information.
(f)Notwithstanding the definition of “Confidential Information” in Section 12.1, all information with respect to Product generated under the Collaboration activities undertaken by the Parties under this Agreement, whether generated by one or both Parties, shall be deemed the Confidential Information of both Parties. The exceptions set forth in subsections (a)-(e) above shall apply to such Confidential Information to the extent applicable.
12.3Authorized Disclosure. The Recipient may disclose Confidential Information of the Discloser to the extent such disclosure is reasonably necessary in the following situations:
(a)filing or prosecuting Patent Rights (subject to any applicable Third Party Licenses) in accordance with Article 9;
(b)to the extent required or desirable to secure government approval for the Development, Manufacture or Commercialization of Product in the Territory, filing Regulatory Materials with Regulatory Authorities and seeking and maintaining any Regulatory Approvals, and other filings with Governmental Authorities to the extent permitted hereunder;
(c)prosecuting or defending litigation;
(d)to the extent required to comply with Applicable Laws, a court or administrative order, Accounting Standards, applicable regulations of a stock exchange (to the extent permitted hereunder) or to defend or prosecute litigation;
(e)disclosure to Third Parties pursuant to Section 7.3 (i) acting on behalf of a Party in accordance with this Agreement to the extent reasonably necessary for the Development, Manufacture or Commercialization in the Territory provided that such Third Party must be bound by obligations of confidentiality and non-use (whether in writing or by operation of law) at least as protective as those set forth in this Article 12 prior to any such disclosure; and (ii) requesting clinical trial data information in accordance with the Recipient’s then-current policy on sharing of clinical study information (which, with respect to Roche as of the Effective Date, is available at https://www.roche.com/innovation/process/clinical-trials/data-sharing/);
(f)disclosure to its Affiliates and its and their respective directors, employees, agents, consultants, advisors, independent contractors, accountants and Sublicensees (“Representatives”), in each case only on a need-to-know basis and solely in connection with the performance of this Agreement; provided that each Representative must be bound by obligations of confidentiality and non-use (whether in writing or by operation of law) at least as protective as those set forth in this Article 12 prior to any such disclosure; and
(g)disclosure of the terms of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial or other partner, with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use (whether in writing or by operation of law) at least as protective as those set forth in this Article 12 prior to any such disclosure.
(h)Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.3(a), 12.3(b), 12.3(c) or 12.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
12.4Publicity.
(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to disclosure permitted by Section 12.3. The Parties have agreed to both make a public announcement of the execution of this Agreement that will be closely aligned to the other Party’s release. The text of such public announcements are attached as Exhibit F, which shall be issued at a time to be mutually agreed by the Parties (but in any event no later than [****] Business Days after such execution).
(b)After release of such press release, if either Party desires to make a public announcement concerning the terms or subject matter of this Agreement, such Party shall give at least [****] Business Days prior advance notice of the proposed text of such announcement to the other Party for its prior review and as it determines appropriate, comment and approval (except as otherwise provided herein) (such approval not to be unreasonably withheld, conditioned or delayed), except that in the case of a press release, governmental filing or other public statement required (i) by Applicable Laws or legal proceedings or (ii) to be contained in financial statements of the Parties prepared in accordance with the Accounting Principles, the disclosing Party shall (x) provide the other Party with sufficient advance notice of the text of such statement so that the other Party will have the opportunity to comment upon the statement, and the Party issuing such statement shall give due consideration to any such comments in the final statement and (y) in the case of any public statement that is required by Applicable Laws or legal proceedings, use reasonable efforts to obtain confidential treatment of financial and trade secret information, and Confidential Information of the other Party or the Parties. A Party commenting on such a proposed press release shall provide its comments, if any, within [****] Business Days after receiving the press release for review. In addition, solely where required by Applicable Laws of the applicable securities exchange upon which a Party may be listed, only as determined legally required by such Party’s competent legal counsel, a Party shall have the right to make a press release announcing the achievement of applicable milestone under this Agreement as it is achieved, and the achievements of applicable Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to the other Party’s review of such an announcement, the other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.4.
(c)The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing; provided that it initially files a redacted copy of this Agreement approved by both Parties (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time. In the event of any such filing, each Party shall (i) permit the other Party to review and comment upon such request for confidential treatment and any subsequent correspondence with respect thereto at least [****] Business Days in advance of its submission to the SEC or such other applicable Governmental Authority, (ii) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the Applicable Laws governing redaction of information from material agreements that must be publicly filed, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority, if any, with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.
12.5Publications. Subject to the terms of this Section 12.5, the Parties may publish the results of the Development Plan in scientific journals and make scientific presentations related to the Products. Each Party will consider in good faith any request by the other Party to publish Development Plan results related to any Product. The requesting Party shall provide the other Party (the “Reviewing Party”) with an advance copy of the proposed publication or presentation, and the Reviewing Party shall then have [****] days prior to submission for any publication or presentation in which to comment and to recommend any changes it reasonably believes are necessary (a) to preserve any Patent Rights or Know-How

Controlled, in whole or in part, by the Reviewing Party or that is the Confidential Information of the Reviewing Party, or (b) remain consistent with the Development and Commercialization strategy established by the Parties through the JPT (or JDC or JCC, as the case may be) for the Product in the Field in the Territory. If the Reviewing Party informs the requesting Party that such publication, in the Reviewing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention Controlled, in whole or in part, by the Reviewing Party, or on any Know-How that is Confidential Information of the Reviewing Party, the requesting Party shall delay or prevent such publication as follows: (a) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [****] days) to permit the timely preparation and filing of a patent application; and (b) with respect to Know-How that is Confidential Information of such Reviewing Party (other than the results of a Clinical Trial or any Product regulatory information), such Confidential Information shall be deleted from the publication. The requesting Party will also consider in good faith any other comments of the Reviewing Party. Any publication shall include recognition of the contributions of each Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party, in accordance with its internal policies and procedures, shall have the right to publish or grant access to all Non-Clinical Studies, Clinical Trials and results thereof for which such Party is the sponsor. Such Non-Clinical Studies, Clinical Trials or results thereof shall be filed in such Party’s clinical trial registry in accordance with Applicable Laws and such Party’s transparency policies with respect to product studies, clinical trials and results thereof, as applicable, if any; provided, however, that with respect to the Product as appropriate the other Party’s clinical trial registry can be accessed via a link from the other Party’s clinical trial registry.
12.6Information Security Incident.
(a)Notification. A Party shall provide to the other Party written notice within [****] business days after such Party’s confirmation of an Information Security Incident with respect to the other Party’s Confidential Information. Such notice shall describe in reasonable detail the Information Security Incident, including the other Party’s Confidential Information impacted, the extent of such impact and any corrective action taken or to be taken by such Party. In addition, if a Party reasonably suspects (even if it has not confirmed) that an actual or attempted Information Security Incident has occurred with respect to the other Party’s Confidential Information, then the Party shall promptly notify the other Party of such suspected actual or suspected Information Security Incident.
(b)Non-Disclosure. Except to the extent required by applicable law, neither Party shall disclose any information related to an actual or suspected Information Security Incident of the other Party’s Confidential Information to any Third Party without the other Party’s prior written consent.
ARTICLE 13

TERM AND TERMINATION
13.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire on a country-by-country and Product-by-Product basis (a) in the Roche Territory, upon expiration of the Royalty Term for such Product in such country and (b) in the Co-Commercialization Territory, upon expiration of the Co-Commercialization Term for such Product (the “Term”).
13.2Termination by Roche at Will. Roche shall have the right to terminate this Agreement in its sole discretion, for any or no reason at all, upon [****] prior written notice to Alnylam (such [****] period, the “Notice Period” and the date of such notice by Roche is the “Notice Date”), which termination may be (a) a termination of this Agreement in its entirety or (b) for the Roche Territory, on a Region-by-Region basis. The effective date of a termination under this Section 13.2 shall be the expiration of the Notice Period.
13.3Termination by Alnylam for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, if Roche or any of its Affiliates, Roche Excluded Affiliates or its Sublicensees (with the right to sell Product), directly or indirectly, commences (or provides any support or assistance in respect of) any legal proceeding that challenges the validity, enforceability or ownership of any Alnylam Product-Specific Patent that has a Valid Claim (a “Patent Challenge”), Alnylam shall have the right to terminate this Agreement [****] upon written notice to Roche; provided that such right to terminate shall not apply if (a) Roche or such Affiliate, such Roche Excluded Affiliates or Sublicensees withdraws or causes to be withdrawn such Patent Challenge within [****] days of Roche’s receipt of written notice from Alnylam such that such Patent Challenge is actually withdrawn and the challenge initiated by Roche or such Affiliate, such Roche Excluded Affiliates or Sublicensee [****]; (b) if such legal action is commenced by a Sublicensee that is not a Roche Excluded Affiliate, Roche terminates the Sublicense Agreement with such Sublicensee within [sixty (60)] days of Roche’s receipt of written notice from Alnylam; or (c) where [****].
13.4Termination for Cessation of Development and Commercialization.
(a)If following First Commercial Sale of Product in the Field in the Territory Roche and its Related Parties have (i) ceased all material clinical Development and Commercialization activities with respect to the Products under this Agreement for a period of [****] in substantially all countries in one or more Regions [****] or (ii) Roche or any of its Related Parties publicly announces that Roche and its Related Parties have ceased all material clinical Development and Commercialization activities with respect to the Product under this Agreement in substantially all countries in one or more Regions [****], to the extent, in each case (the foregoing (a) and (b)), such cessation is not caused by force majeure, Good Reason, a Regulatory Authority’s delay, or reasonable, customary pauses or gaps taken in good faith in the ordinary course between or following Clinical Trials, or other studies, for the analysis of data, preparation of reports and design of future Clinical Trials or preparation of regulatory filings, then Alnylam shall have the right to terminate this Agreement with respect to any such Products and such Region by providing written notice to Roche. For clarity, this Section 13.4 shall not be construed to limit the Parties’ rights, obligations or remedies hereunder.
(b)Notwithstanding the foregoing, if Roche disputes whether Alnylam had a right to provide a notice under the foregoing Section 13.4(a) (each, an “Anti-Shelve Notice”) and Roche initiates dispute resolution procedures under Article ARTICLE 14 in accordance with the terms hereof to resolve such dispute within [****] days after receipt of the applicable Anti-Shelve Notice and is diligently pursuing such procedures, then the termination of this Agreement shall not become effective until final resolution of such dispute in favor of Alnylam.
(c)For purposes of this Section 13.4, “Good Reason” means [****].
13.5Termination by Either Party for Material Breach.
(a)Material Breach. Subject to Section 13.5(b), either Party (the “Non-breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement and, after receiving written notice from the Non-breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [****] days from the date of such notice (or within [****] days from the date of such notice in the event such material breach is solely based upon the Breaching Party’s failure to pay any amounts due the Non-breaching Party hereunder).
(b)Disputed Breach. If the alleged Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the Non-breaching Party in accordance with Section 13.5(a), and such alleged Breaching Party provides the Non-breaching Party notice of such dispute and its intention to pursue dispute resolution pursuant to Article 14 within the applicable cure period set forth in Section 13.5(a), then the Non-breaching Party shall not have the right to terminate this Agreement under Section 13.5(a) unless and until an arbitrator or court, in accordance with Article 14, has determined that the alleged Breaching Party has materially breached this Agreement and that such Party fails to cure such breach within [****] days following such decision of such arbitrator or court, as applicable; provided that, notwithstanding the foregoing, to the extent such breach is with respect to failure to make a payment when due, such breach must be cured within [****] days following such decision by such arbitrator or court, as applicable. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
(c)Roche Option In Lieu of Termination for Material Breach. If Roche has the right to terminate this Agreement pursuant to Section 13.5(a) and Section 13.5(b), following the expiration of all applicable notice and cure periods, and, if any dispute is initiated under Article 14, before the expiration of the applicable cure period with respect to the asserted basis of such termination, agreement by the Parties or confirmation by an arbitrator or court, in accordance with Article 14, of the basis for termination under Section 13.5(a) and Section 13.5(b), Roche may elect, at its sole option, upon written notice to Alnylam that, in lieu of exercising its right to terminate this Agreement pursuant to Section 13.5(a) and Section 13.5(b), this Agreement shall remain in full force and effect (for clarity, other than as specified in this Section 13.5(c), each Party’s obligations and rights will continue in full force and effect in accordance with the terms hereunder); and (b) [****].
13.6Termination by either Party due to Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, an assignment for the benefit of creditors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, assignee for the benefit of creditors, custodian or other similar official for any such Person or for any substantial part of its property, and, if such proceeding is commenced involuntarily, such proceeding remains undismissed or unstayed for a period of [****] days. The voluntary commencement of any of the foregoing proceedings by a Party shall result in an immediate right to terminate by the other Party.
13.7Mutual Termination. This Agreement may be terminated in its entirety at any time by the mutual written agreement of the Parties to be effective on the date set forth in such mutual agreement and, notwithstanding anything to the contrary hereunder, shall be subject to any terms and conditions that may be set forth in such mutual written agreement. Unless the Parties otherwise agree in writing as part of such a mutual termination any rights and licenses granted by any Party (or their Affiliates) to the other Party (or their Affiliates), and all other obligations of either Party under this Agreement shall terminate in their entirety on the effective date of such termination.
13.8Consequences of Termination of this Agreement in its Entirety or, for the Roche Territory on a Region-by-Region Basis.
(a)Conduct During Termination Notice Period. Subject to Section 13.9, which shall apply upon the termination of the Co-Commercialization Term, and except as otherwise set forth herein, following a Party’s receipt of written notice of a termination of this Agreement from the other Party pursuant to this Article 13, whether a termination of this Agreement is in its entirety (for clarity, covering the Territory), or for the Roche Territory with respect to a given Region or Regions therein pursuant to Section 13.2(b) or Section 13.4, during any period from the receipt of the applicable termination notice through the effective date of such termination (the applicable “Termination Notice Period”) for the Terminated Territory, each Party shall continue to have the rights provided or granted to it, and continue to perform all of such Party’s obligations, under this Agreement in accordance with the terms and conditions of this Agreement, including performing those activities allocated to the applicable Party under the Development Plan, Manufacturing Plan or Co-Commercialization Plan (as applicable) until the expiration of the Termination Notice Period. Without limiting the foregoing, with respect to any Termination Notice Period, for the Terminated Territory (1) each Party shall continue to have the right to any revenue or payment that accrue during the Termination Notice Period and be obligated to pay any costs, expenses or payments which are incurred during the Termination Notice Period for which it is responsible hereunder, including Development Costs, the applicable Party’s share of Net Profits and Net Losses, Trademark Costs and Patent Costs, in each case in accordance with the terms set forth in this Agreement and the Financial Appendix and other costs, expenses or revenue hereunder, as applicable, incurred, arising or payable during the Termination Notice Period, and (2) Roche shall continue to be responsible for any Sales Milestone Payments and Royalty Payments based on the achievement of any Sales Milestones or Net Sales of Products during the Termination Notice Period.
(b)Upon Termination by Roche at Will in Certain Circumstances. [****].

(c)Product Reversion Upon Termination of this Agreement in its Entirety or, for the Roche Territory, on a Region-by-Region Basis. Upon (1) termination of this Agreement, whether by either Party in the entirety or with respect to one or more Regions in the Roche Territory (the Regions, or in the case of termination of the Agreement in its entirety, all countries in the Territory, the “Terminated Territory”), and [****] or (y) the effective date for such termination for all other terminations under this Agreement, in each case ((1) and (2)), with respect to the Terminated Territory, all rights and licenses granted by any Party (or their Affiliates) to the other Party (or their Affiliates) under this Agreement shall terminate on the effective date of such termination (the “Termination Effective Date”) (except to the extent solely necessary to fulfill the transition activities described, or as otherwise granted by one Party to the other Party in this Section 13.8(c) below or otherwise) and, with respect to the Terminated Territory the following shall apply (unless otherwise modified by a mutually agreed Transition Agreement entered into in accordance with Section 13.8(c)(ii)):
(i)Roche Reversion License. Roche shall grant to Alnylam, an exclusive, fully sub-licensable (through multiple tiers), [****] perpetual, irrevocable license under Roche Licensed IP, including Roche’s interest in the Joint Patents and Joint Know-How (but for clarity, excluding Roche Excluded IP), solely to the extent necessary to allow Alnylam and its Related Parties and subcontractors (subject to Section 13.8(e)) to Develop, Manufacture and Commercialize any Product, as of the Termination Effective Date, that is then-currently under Development or Commercialization under the Agreement (each, a “Reversion Product” in the Field in the Terminated Territory. For clarity, the license under this Section 13.8(c)(i) shall not include any licenses that Roche has with a Third Party for which such grant would be prohibited or under which Roche or its Related Parties would incur financial obligations to such Third Party, unless Alnylam agrees to bear any such consideration.
(ii)Transition Agreement. With respect to the Terminated Territory, the Parties shall in good faith use their reasonable best efforts to enter into a written agreement (the “Transition Agreement”) that would address the obligations specified in this Section 13.8(c)) and any other reasonable terms and conditions with respect to any additional transition activities required in connection with the termination. If, despite such efforts, the Parties are unable to agree upon such terms and conditions within [****] days after the Notice Date if such termination is pursuant to Section 13.2, or otherwise the Termination Effective Date (or such longer period as the Parties may otherwise mutually agree to extend), either Party may refer the dispute for resolution by the Executive Officers and if not successful then to arbitration in accordance with Section 14.1 and Section 14.2, and the arbitrator shall have the authority to require the Parties to execute a Transition Agreement consistent with the terms set forth in this Section 13.8(c), in the form approved by the arbitrator.
(iii)Regulatory Materials and Development Data. With respect to the Terminated Territory, following the Termination Effective Date, upon the request of Alnylam, Roche shall, to the extent Roche has the right to do so, at Alnylam’s expense transfer to Alnylam all Regulatory Materials (including Regulatory Approvals, Price Approvals, Major Regulatory Communications, including copies of material correspondence and conversation logs, preclinical and clinical study reports and clinical study protocols), and Development Data (in the format maintained by Roche), to the extent specifically related to any Reversion Product in the Terminated Territory that are owned or controlled by Roche and necessary or reasonably useful for Alnylam to continue to Develop, Manufacture, or Commercialize such Reversion Product in the Field in the Terminated Territory. All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred if legally required or where generating electronic copies is not reasonably feasible. Roche shall organize such data prior to transfer so that Alnylam can reasonably utilize such data, but Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Alnylam. Roche shall take all steps reasonably necessary to transfer to Alnylam ownership of all such Regulatory Materials to the extent permitted by Applicable Laws, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Alnylam) notifying such Regulatory Authority of the transfer of ownership of such Regulatory Material; provided that, to the extent it is not reasonably practicable or permitted under Applicable Laws for Roche to transfer to Alnylam any such Regulatory Materials, Roche shall hold such Regulatory Materials in its own name (and at Alnylam’s cost) for the benefit of Alnylam and shall grant to Alnylam an exclusive, royalty-free, fully paid-up, fully sublicensable (through multiple tiers) and transferable, perpetual, irrevocable exclusive license and right of reference to use such Regulatory Materials and any and all Know-How contained therein solely in connection with the Development, Manufacture, Commercialization of Reversion Product(s) in the Terminated Territory.
(iv)Promotional Materials. If a First Commercial Sale for a Reversion Product has occurred in the Terminated Territory prior to the Termination Effective Date, then with respect to the Terminated Territory in which a First Commercial Sale has occurred, upon the request of Alnylam, Roche shall, at Alnylam’s expense, take actions reasonably necessary to assign or otherwise grant rights (for clarity, not including any rights to use any Roche corporate name or logo therein) to Alnylam to use (to the extent not prohibited by Applicable Law) solely in connection with the Commercialization of such Reversion Product(s) in the Field any Promotional Materials, training materials, medical education materials, packaging and labeling, and all other literature, information or similar materials, in each case to the extent specifically related to such Reversion Product(s) (including copyrights and registrations for the foregoing), and, as soon as reasonably practicable following Alnylam’s request, Roche shall transfer any inventory thereof to the extent requested by Alnylam and in Roche’s possession or control.
(v)Assignment of Product Trademarks. With respect to the Terminated Territory, following the Termination Effective Date, upon the request of Alnylam, Roche shall, at Alnylam’s expense, assign and shall take actions reasonably necessary to assign, and shall cause its Related Parties to assign, its and their rights to all Product Trademarks for the Reversion Products and all goodwill associated therewith, throughout the Terminated Territory (or if the Terminated Territory is not the entire Territory, grant appropriate license thereto), and the rights to any internet domain names incorporating any such Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address, to Alnylam; provided that if the Terminated Territory is not the entire Territory, the foregoing may be accomplished through appropriate license as applicable thereto). For the avoidance of doubt, Alnylam shall not have any right to use Roche’s corporate names or logos as of or following the Termination Effective Date (including to the extent included in any Promotional Materials or other materials mentioned in Section 13.8(c)(iv), except to the extent as may be required pursuant to Applicable Laws (as the Parties may agree)).
(vi)Know-How Transfer Support. With respect to the Terminated Territory, following the Termination Effective Date, upon the request of Alnylam, Roche shall [****].
(vii)Assignment of Contracts. With respect to the Terminated Territory, at Alnylam’s written request provided no later than [****] days following the Termination Effective Date, Roche shall disclose to Alnylam, all then-existing commercial arrangements between Roche or its Affiliates on the one hand, and a Third Party on the other hand, to the extent solely and specifically relating to Reversion Products in the Terminated Territory and reasonably necessary for Alnylam to continue Developing, Manufacturing, Commercializing or otherwise exploiting the Reversion Products in the Field in the Terminated Territory. Upon Alnylam’s written request provided no later than [****] days after its receipt of the foregoing list, to the extent Roche is able to, using commercially reasonable efforts, Roche shall at Alnylam’s expense assign to Alnylam the requested commercial arrangements to Alnylam. The foregoing shall include assigning, upon such a request of Alnylam, any agreements with Third Party suppliers or vendors, including clinical trial agreements, manufacturing agreements and distribution agreements, to the extent they solely and specifically cover the Development, Manufacturing or Commercialization of Reversion Products in the Terminated Territory. If any such agreement between Roche or any of its Affiliates and a Third Party is not assignable to Alnylam (whether by such contract’s terms or because such contract does not relate solely and specifically to the applicable Reversion Products in the Terminated Territory) but is otherwise reasonably necessary for Alnylam to continue the Development, Manufacture, or Commercialization of Reversion Products in the Field in the Terminated Territory, then Roche shall at Alnylam’s expense reasonably cooperate with Alnylam in Alnylam’s efforts to obtain from such Third Party the assignment of such contract or of that portion of such contract that solely and specifically relates to the Development, Manufacture, or Commercialization of the applicable Reversion Products in the Field in the Terminated Territory.
(viii)Appointment as Exclusive Distributor. With respect to the Terminated Territory, only if a First Commercial Sale for a Reversion Product has occurred in a given country in the Terminated Territory prior to the Termination Effective Date, then, with respect to each country in the Terminated Territory in which a First Commercial Sale has occurred and without limiting Alnylam’s right to request a transfer of any agreement between Roche or its Affiliates and any distributor with respect to distribution of such Reversion Product pursuant to Section 13.8(c)(vii), at Alnylam’s election (in its sole discretion) on a country-by-country basis and at Alnylam’s expense, until the earlier of [****], Roche shall (1) appoint Alnylam or its designee as its exclusive distributor of such Reversion Product(s) on a country-by-country basis in each such country until such time as all applicable Regulatory Approvals with respect to such Reversion Product(s) in a given country have been assigned and transferred to Alnylam and (2) grant Alnylam or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Roche or any of its Affiliates and such distributor; provided that, for clarity, Roche shall not be required to pay to Alnylam any of the Royalty Payments or Sales Milestone Payments for sales of such Product in the Terminated Territory under this Agreement from and after the Termination Effective Date.
(ix)Ongoing Clinical Trials.
(1)Transfer to Alnylam. With respect to the Terminated Territory, if, as of the Termination Effective Date, Roche or its Affiliates are conducting any Clinical Trials for Reversion Products, then, at Alnylam’s election, on a Clinical Trial-by-Clinical Trial basis, Roche shall reasonably cooperate, and shall cause its Affiliates to reasonably cooperate, with Alnylam to transfer the conduct of such Clinical Trial to Alnylam or its designees. Alnylam shall assume any and all liability for the conduct of such transferred Clinical Trial after the effective date of such transfer; provided that, for clarity, prior to the Termination Effective Date the Parties shall bear the costs of completing such ongoing Clinical Trial in accordance with their respective share of Development Costs for such Clinical Trial in accordance with the Financial Appendix and the Development Budget existing as of the Termination Effective

Date; provided, however, that Alnylam shall be responsible for all such budgeted Development Costs (and shall reimburse Roche if necessary therefor) incurred after the Termination Effective Date. In addition, for no longer than [****] days following the Termination Effective Date, at Alnylam’s expense Roche shall provide such knowledge transfer and other training to Alnylam or its designated Affiliate or Third Party as reasonably necessary for Alnylam or such designated Affiliate or Third Party to continue such Clinical Trial for such Reversion Product in the Field in the Terminated Territory.
(2)Wind-Down. With respect to the Terminated Territory, if Alnylam does not as promptly as reasonably practicable (or as otherwise mutually agreed) assume control of any Clinical Trial for a Reversion Product, then Roche shall, in accordance with accepted pharmaceutical industry and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner. Any costs and expenses associated with such wind-down will be Development Costs; provided that, except to the extent otherwise expressly required under this Section 13.8, Alnylam shall be responsible for all such Development Costs (and shall reimburse Roche if necessary therefor) incurred after the Termination Effective Date.
(x)Remaining Inventories. With respect to the Terminated Territory, Roche shall be entitled, during the [****]-month period following the Termination Effective Date with respect to a Reversion Product, to finish any work-in-progress and to sell any inventory of such Reversion Product and shall pay Alnylam the amounts applicable to such sales of such Reversion Product in accordance with the terms and conditions of this Agreement. Thereafter, Roche shall cease selling any such Reversion Product in the Terminated Territory, and Alnylam shall have the right, in its sole discretion and upon written notification to Roche, to purchase from Roche any or all of the inventory of such Reversion Product held by Roche as of the date of such notice solely for distribution in the applicable country within the Terminated Territory at a price equal to [****].
(xi)Cessation of Roche Activities. With respect to the Terminated Territory, as of the Termination Effective Date, Roche shall, and shall cause its Related Parties to, cease any Development, Manufacture, Commercialization or other exploitation of any Reversion Product, except as otherwise permitted or required pursuant to this Section 13.8, including, for the avoidance of doubt, any Transition Agreement.
(xii)[****].
(xiii)Direct License. With respect to the Terminated Territory, notwithstanding any provision of this Agreement to the contrary, upon a termination of this Agreement: (a) any Compulsory Sublicense shall remain in full force and effect to the extent required by Applicable Laws and, to the extent permitted by Applicable Laws, Roche shall assign such Compulsory Sublicense to Alnylam; and (b) upon the written request of any permitted Sublicensee under a valid Third Party Sublicense Agreement granted by Roche pursuant to Section 7.3(c)(ii) (other than if a Roche Excluded Affiliate is the Sublicensee under such Sublicense Agreement), Alnylam agrees to enter into a direct license grant to such Sublicensee consistent in scope with the rights sublicensed to such Sublicensee under such Third Party Sublicense Agreement; provided that (i) such permitted Sublicensee is not then in breach of its Third Party Sublicense Agreement and did not cause any breach by Roche that gave rise to a termination of this Agreement by Alnylam under Section 13.5 and (ii) promptly agrees in writing to be bound by all applicable terms and conditions of this Agreement, including rendering directly to Alnylam all payments and other obligations due to Alnylam related to such Third Party Sublicense Agreement. In the event that either of the foregoing (i) or (ii) are not satisfied, with respect to a Sublicensee, and for clarity, with respect to all other Sublicensees of Roche that are not described in the foregoing (a) or (b), the Sublicense Agreements to which such Sublicensees and Roche are a party as of termination of this Agreement shall immediately and automatically terminate upon the effective date of such termination.
(d)[****].
(e)Limitations on Grant-Backs; Transfer Expenses.
(i)All transfers and licenses from Roche to Alnylam (or other obligations of Roche) under Section 13.8 are solely with respect to Product(s) that are not Combination Product(s). Such transfers, licenses and obligations do not extend to other therapeutically active ingredients or products (including any diagnostic product), even if physically mixed, combined or packaged together with a Product, and even if a Product is intended (according to the investigation plan, proposed labeling or actual labeling, as applicable) for use with such other therapeutically active ingredients or products (including any diagnostic product).
(ii)In connection with research studies, Clinical Trials or other activities associated with the Development, Manufacture and Commercialization of Products, Roche may have collected (i) personally identifiable information about individual human subjects or (ii) human biological samples (collectively, “PII/Samples”). Legal and contractual restrictions may apply to such PII/Samples. Roche shall have no obligation to transfer such PII/Samples unless necessary for the continued development of a Reversion Product. If PII/Samples are necessary for the Development, Manufacture, Commercialization or other exploitation of a Reversion Product in the Terminated Territory, Roche shall transfer such PII/Samples solely to the extent permitted in accordance with Applicable Laws. During the Term, the Parties shall use commercially reasonable efforts to collect PII/Samples (including through informed consent agreement with subjects of Clinical Trials hereunder) in a manner that would allow for such transfers under Applicable Laws. If Roche transfers to Alnylam any such PII/Samples, the Parties will enter into the relevant agreements under Applicable Data Protection Laws (such as a data transfer agreement) when required in accordance with Section 15.16. Upon the transfer of such PII/Samples by Roche, Alnylam shall use such PII/Samples for the sole purpose of developing and commercializing a Reversion Product in the Terminated Territory, and Alnylam shall be responsible for the correct and lawful use of the PII/Sample in compliance with Applicable Data Protection Laws, the informed consent forms and privacy notices (including potential re-consenting of the patients at Alnylam’s costs if the legal basis for the processing of the patients’ data was their explicit consent).
(iii)Alnylam shall promptly reimburse Roche for all reasonable out-of-pocket costs and expenses (including FTE charges) incurred by or on behalf of Roche for the Roche Transfer Activities; provided that [****]. Roche shall be under no obligation to provide Roche Transfer Activities (beyond Alnylam-Originated Transfer Activities) prior to [****]. Notwithstanding anything to the contrary herein, Alnylam shall not be obligated to pay Roche an amount greater than [****].
(f)Ancillary Agreements. Unless otherwise agreed by the Parties in writing, the termination of this Agreement shall cause the automatic termination (as of the Termination Effective Date) of all ancillary agreements related hereto solely with respect to the Terminated Territory, including the Clinical Supply Agreement, the Commercial Supply Agreement and the Co-Promotion Agreement, as applicable.
13.9Termination of the Co-Commercialization Term; Consequences.
(a)Termination of Co-Commercialization Term. With respect to the Co-Commercialization Territory, the Co-Commercialization Term shall continue until the first to occur of (i) the date on which the Parties mutually agree in writing to discontinue Commercialization of all Products for use in the Field in the Co-Commercialization Territory (in which case, as part of such mutual agreement, the Parties shall agree in writing as to each Party’s respective rights and licenses from one Party to the other Party with respect to the further Development, Manufacture and Commercialization of Products after the Co-Commercialization Term), and (ii) the date on which all of the following have occurred: (A) expiration of the last Valid Claim of the Alnylam Patents that Covers the Manufacture, use or sale of Therapeutic Products in the Co-Commercialization Territory, (B) expiration of any and all Regulatory Exclusivity with respect to Therapeutic Products in the Co-Commercialization Territory (the foregoing (A) and (B), collectively the “Expiration Condition”) and (C) [****] from the date (such date, the “Co-Commercialization Termination Date”) on which a Party (the “Opt-Out Party”) provides a written notice to the other Party (the “Continuing Party”) of its decision to opt-out of Co-Commercialization of Products in the Co-Commercialization Territory (a “Co-Commercialization Opt-Out Notice”), which notice may not be provided any earlier than [****].

(b)Rights of Continuing Party. If a Party delivers a Co-Commercialization Opt-Out Notice, following the end of the Co-Commercialization Term: (i) the Continuing Party shall have the right to continue the Development, Manufacture and Commercialization of Products then being Commercialized for use in the Field in the Co-Commercialization Territory under this Agreement without the Opt-Out Party; (ii) the Opt-Out Party shall grant the Continuing Party an [****] license under, if Alnylam is the Opt-Out Party, Alnylam Licensed IP and Alnylam’s interest in Joint Patents and Joint Know-How (but for clarity, excluding Alnylam Excluded Roche IP), and, if Roche is the Opt-Out Party, Roche Licensed IP and Roche’s interest in the Joint Patents and Joint Know-How (but for clarity, excluding Roche Excluded IP), in each case solely to the extent necessary to allow the Continuing Party and its Affiliates or licensees or sublicensees to Develop, Manufacture and Commercialize such Products in the Field in the Co-Commercialization Territory. For clarity, the license under this Section 13.9 shall not include any licenses that the Opt-Out Party has with a Third Party for which such grant would be prohibited or under which the Opt-Out Party or its Related Parties would incur financial obligations to such Third Party, unless the Continuing Party agrees to bear any such consideration; and (iii) commencing on the delivery of the Co-Commercialization Opt-Out Notice, the Parties shall, in good faith, negotiate to enable the Continuing Party to assume and otherwise take over, as of the Co-Commercialization Termination Date, any Collaboration activities then being conducted by the Opt-Out Party with respect to the Development, Manufacturing or Commercialization of Products for use in the Field in the Co-Commercialization Territory (including the assignment of any Regulatory Activities and Regulatory Approvals therefor) and the Continuing Party shall reimburse the Opt-Out Party for its reasonable expense incurred in connection with such transfer.
13.10Effect of Termination of Chugai Sublicense Agreement. In the event that, prior to the expiration of the Royalty Term for the last Product for Japan, (a) the Chugai Sublicense Agreement is terminated or expires for any reason and thereafter (b) Roche is prohibited under its agreements with Chugai from Developing and Commercializing Products in Japan, then following the effective date of the termination of such Chugai Sublicense Agreement (i) Alnylam shall be permitted, itself or through a licensee, to Develop, Manufacture, Commercialize and otherwise exploit Products in Japan, at Alnylam’s sole cost and expense, (ii) Alnylam shall have final decision-making authority with respect to the Development, Manufacture, Commercialization and other exploitation of Products for Japan, (iii) during the Royalty Term, Alnylam shall make Royalty Payments to Roche on Net Sales of Products in Japan [****]; (iv) Japan shall cease to be included in the Roche Territory for the purposes of this Agreement; and (v) Roche shall no longer be obligated to make any Royalty Payments, Development Milestone Payments or Sales Milestone Payments related to Japan to Alnylam (except to the extent accrued prior to the date of termination or expiration of the Chugai Sublicense Agreement), and Alnylam shall be solely responsible for all costs associated with the Development, Manufacture and Commercialization of Product for Japan. If Japan is no longer part of the Roche Territory in accordance with this Section 13.10, then the Parties shall update the Global Brand Strategy to cover the Development, Manufacturing and Commercialization of Product in the Field in Japan by Alnylam.
13.11Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
13.12Rights in Bankruptcy. All rights and licenses granted by either Party under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). The licensee Party hereunder has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar Applicable Laws with respect to the Agreement, and the subject matter hereof.
13.13Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Article ARTICLE 1 (to the extent necessary to interpret this Agreement), Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 9.2, Section 9.3(c), Section 9.4, Section 9.12, Article ARTICLE 11, Article ARTICLE 12 (for the time period set forth therein), Section 13.8, Section 13.9, Section 13.11, Section 13.12, this Section 13.13, Section 13.14, Article ARTICLE 14 and Article ARTICLE 15. In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final reimbursements, reconciliations or other payments with respect to Net Sales and costs and expenses incurred or accrued prior to the date of termination or expiration (to the extent required to make final payments with respect to Royalty Payments, Development Milestone Payments and Sales Milestone Payments accrued prior to the date of termination or expiration). For any surviving provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.
13.14[****].
ARTICLE 14

DISPUTE RESOLUTION
14.1Executive Negotiations. Except for matters which are subject to decision-making by a Committee as set forth in Article 2, which are to be determined solely in accordance with Section 2.5(d), the Parties shall attempt to settle any dispute, controversy, or claim that arises out of, or relates to, this Agreement or the breach, termination, or validity thereof (“Disputed Matter”) by first referring the Disputed Matter to the Parties’ Executive Officers. Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within [****] days after such notice, the Executive Officers (or their respective designees; provided that such designees have the authority to settle such Disputed Matter) of the Parties will meet for negotiations regarding the Disputed Matter. If the Executive Officers (or their respective designees) are unable to resolve the Disputed Matter in writing within [****] days after their first meeting for such negotiations, either Party may seek to have such Disputed Matter resolved by arbitration in accordance with Section 14.2 below, except with respect to any Disputed Matter that is a dispute with respect to the scope, validity, enforceability, inventorship, or infringement of any Patent Rights (“Patent Dispute”), which shall be resolved by litigation in accordance with Section 14.3 below.
14.2Dispute Resolution.
(a)If the Parties are unable to resolve a Disputed Matter in writing using the process described in Section 14.1, then any Disputed Matter other than a Patent Dispute shall be resolved exclusively by final and binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration in effect at the time (the “Rules”), except as modified herein. For the avoidance of doubt, all decisions of the Committees shall be made solely in accordance with the applicable provisions of Article 2, but any dispute with respect to the interpretation of the provisions of Article 2 shall be determined by final and binding arbitration in accordance with this Section 14.2.
(b)The seat of arbitration shall be New York, New York, and the arbitration shall be conducted in the English language.
(c)The arbitration shall be conducted by three (3) arbitrators. Alnylam shall nominate one (1) arbitrator and Roche shall nominate one (1) arbitrator, each within [****] days of receipt by respondent of the request for arbitration. The two (2) arbitrators so nominated shall nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within [****] days of the confirmation by the ICC Court of Arbitration (“ICC Court”) of the second arbitrator. If any party fails to nominate an arbitrator, or if the two (2) party-nominated arbitrators fail to nominate the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the ICC Court in accordance with the Rules.
(d)The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.). The arbitral tribunal shall have jurisdiction to determine its jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim.
(e)In addition to monetary damages, the arbitrators shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement.
(f)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue any interim or provisional relief, including a temporary restraining order, preliminary injunction, pre-arbitral attachment or other interim equitable relief, before or after the initiation of an arbitration, if necessary to protect the interests of a Party. A Party may bring an application seeking such relief without first invoking or exhausting the procedures in Section 14.1. Without prejudice to such provisional remedies that may be granted by a court, the arbitrator shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

(g)The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in the Borough of Manhattan, New York City, New York (“New York Court”) to compel arbitration, for interim or provisional relief (including a temporary restraining order, preliminary injunction, pre-arbitral attachment, or other interim equitable relief), or for the enforcement of any arbitral award rendered hereunder. In any such action: (i) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each of the Parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 15.4 of this Agreement or in any other manner permitted by Applicable Laws; and (iii) each of the Parties waives any right to trial by jury in any court.
(h)The award of the arbitrators shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the Parties regarding any Disputed Matters presented to the arbitrators. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.
(i)The arbitrators shall have power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrator fees and ICC administrative costs.
(j)Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any Third Party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Laws or is required to protect or pursue a legal right. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable New York statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration, or the validity, or application of this Section 14.2 shall be finally settled by the arbitrator.
14.3Resolution of Patent Disputes. If the Parties are unable to resolve a Patent Dispute in writing using the process described in Section 14.1, then the Patent Dispute shall be submitted for resolution to a court of competent jurisdiction. In any such action, each of the Parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 15.4 or in any other manner permitted by Applicable Laws, and each of the Parties waives any right to trial by jury in any court.
ARTICLE 15

MISCELLANEOUS
15.1Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants,

promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Existing Confidentiality Agreement; provided that Section 14 of the Existing Confidentiality Agreement shall remain in full force and effect with respect to the subject matter thereof. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Existing Confidentiality Agreement. In the event of any inconsistency between any plan hereunder (including the Development Plan, Manufacturing Plan or Co-Commercialization Plan) and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery; provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.
15.3Invoices to Roche. All invoices that are required or permitted to be provided to Roche hereunder shall be in writing and sent by Alnylam to Roche at the following address or such other address as Roche may later provide:
[****]
15.4Notices.
(a)Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the email address or street address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if emailed, hand-delivered or sent by a reputable international expedited delivery service, or (b) [****] Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to Alnylam:    Alnylam Pharmaceuticals, Inc.
[****]
If to Roche:    F. Hoffmann-La Roche Ltd
[****]
15.5No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.6Assignment. Except as provided in this Section 15.6 this Agreement may not be assigned or otherwise transferred, in whole or in part, nor may any right or obligation under this Agreement be assigned or otherwise transferred, by either Party without the prior written consent of the other Party. However, either Party may, without the other Party’s consent, assign or otherwise transfer this Agreement and its rights and obligations under this Agreement in whole or in part to an Affiliate or to a Person that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates; provided, however, that neither Party shall be permitted to assign or otherwise transfer this Agreement without the other Party’s prior written consent (not to be unreasonably withheld) to any Person if that Person or any of its Affiliates is Developing, or Commercializing a AGT EMO at the time of such assignment or transfer, except in the event of a Change of Control of such Party in compliance with Section 7.8. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.
15.7Performance by Affiliates. Subject to Section 7.3, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. Without limiting the foregoing, Roche Basel and Genentech irrevocably and unconditionally acknowledge and agree that all of their respective covenants, agreements and obligations under this Agreement shall be joint and several, and Roche Basel and Genentech shall be jointly and severally liable to Alnylam for their performance of all their obligations hereunder.
15.8Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.9Compliance with Applicable Laws. Each Party shall comply in all material respects with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement.
15.10Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.11No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.12Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party (or their employees or representatives) the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.13Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.
15.14Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”; (b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) definitions are applicable to the singular as well as the plural forms of such terms; (f) references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement; (g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the U.S.; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); and (h) references to Applicable Laws include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

15.15Business Day Requirements. Except as may be otherwise specified in a Pharmacovigilance Agreement, if any notice or other action or omission is required to be taken by a Party under this Agreement on, or by a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day for such Party.
15.16Data Privacy. The term “Personal Data” shall have the meaning ascribed to it under applicable privacy and data protection rules and regulations, including applicable international, federal, state, and local data privacy laws (hereinafter “Applicable Data Protection Laws”). Parties processing of Personal Data (including transfers or disclosures to third parties) for the performance of the Agreement, shall comply with Applicable Data Protection Laws and Regulations and the Parties’ applicable policies and procedures as well as any other agreed upon and documented instructions provided by the Parties during the Term of the Agreement. If necessary, the Parties will enter into the relevant agreements under applicable data privacy and data protection laws (such as a data transfer agreement) when required. The terms of such agreement will be agreed upon by the Parties when the requirement to enter into such agreement has been confirmed by the Parties. Under such an agreement, both Parties herewith represent and warrant that the personal data will be provided to the other Party in a pseudonymized or de-identified manner, as applicable, and that the disclosing Party will not disclose or otherwise make available to the other Party or give access to the other Party to any code allowing re-identification of data subjects (e.g., patients, study participants, specimen donors) (“Data Subjects”). Furthermore, each Party shall represent and warrant that, it will not: (i) undertake any actions to re-identify the Data Subjects or (ii) try to get access to any code allowing re-identification of such Data Subjects.
15.17Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed. For purposes hereof, an e-Signature or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original. The Parties agree that execution of this Agreement by e-Signatures (as defined below) shall have the same legal force and effect as the exchange of original signatures. Pursuant to this Agreement, “e-Signature” shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (a) is unique to the person executing the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.
By:    /s/ Yvonne Greenstreet
    Name:    Yvonne Greenstreet
    Title:    Chief Executive Officer

    [Signature Page to Collaboration and License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

F. HOFFMANN-LA ROCHE LTD

By:	/s/ James Sabry	By:	/s/ Peter Trybus
Name:	James Sabry	Name:	Peter Trybus
Title:	EVP, Head of Roche Pharma Partnering	Title:	Head Legal Business Development & Group

GENENTECH, INC.

By:	/s/ Edward Harrington
Name:	Edward Harrington
Title:	CFO, Genentech

    [Signature Page to Collaboration and License Agreement]

[Schedules and Exhibits]
[****]